AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 17, 1996

                                                REGISTRATION NO. 333-14879

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 2

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                   PRODUCTION GROUP INTERNATIONAL, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          2200 WILSON BOULEVARD
                           ARLINGTON, VA 22201-3324
                                (703) 528-8484
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
        DELAWARE                     7389                    52-1710407
     (STATE OR OTHER          (PRIMARY STANDARD            (IRS EMPLOYER
     JURISDICTION OF              INDUSTRIAL             IDENTIFICATION NO.)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                               ----------------

                         MARK N. SIRANGELO, PRESIDENT
                     PRODUCTION GROUP INTERNATIONAL, INC.

                          2200 WILSON BOULEVARD
                           ARLINGTON, VA 22201-3324
                                (703) 528-8484
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE
                             OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
     EDWIN M. MARTIN, JR., ESQUIRE           MICHAEL J. SILVER, ESQUIRE
      NANCY A. SPANGLER, ESQUIRE               HOGAN & HARTSON L.L.P.
        PIPER & MARBURY L.L.P.                111 SOUTH CALVERT STREET
        1200 19TH STREET, N.W.                   BALTIMORE, MD 21202
         WASHINGTON, DC 20036                      (410) 659-2700
            (202) 861-3900

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________________
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________________
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                          PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF               AGGREGATE           AMOUNT OF
      SECURITIES TO BE REGISTERED        OFFERING PRICE (1)   REGISTRATION FEE
------------------------------------------------------------------------------
Shares of Common Stock, par value $.01
 per share.............................      $56,810,000             $0(2)

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(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(o) under the Securities Act.

(2) A registration fee of $17,215 was previously paid in connection with the initial filing of the Registration Statement.

                               ----------------
  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                                           SUBJECT TO COMPLETION

                                                          DECEMBER 17, 1996


                          [LOGO OF PGI APPEARS HERE]

                                        Shares
                                  Common Stock

                                   --------

  All of the     shares of Common Stock offered hereby are being offered by
Production Group International, Inc. ("PGI" or the "Company"). Prior to this offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price per share will be between $
and $   . See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price. The Company has applied for quotation of the Common Stock on the Nasdaq National Market under the symbol "PGII."

                                   --------

   THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
                         FACTORS" COMMENCING ON PAGE 6.

                                   --------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                                                      UNDERWRITING
                                           PRICE TO   DISCOUNTS AND PROCEEDS TO
                                            PUBLIC     COMMISSIONS   COMPANY(1)
-------------------------------------------------------------------------------
Per Share...............................   $             $            $
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Total(2)................................ $             $            $
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
(1) Before deducting expenses of the offering estimated at $    .
(2) The Company has granted to the Underwriters a 30-day option to purchase up
    to       additional shares of Common Stock solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting
    Discounts and Commissions and Proceeds to Company will be $   , $    and
    $   , respectively. See "Underwriting."

                                   --------

  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of Alex. Brown & Sons Incorporated, Baltimore, Maryland, on or about
       , 1997.

                                   --------

Alex. Brown & Sons
   INCORPORATED
                       Montgomery Securities
                                                  Robertson, Stephens & Company

               THE DATE OF THIS PROSPECTUS IS       , 1997.

      [PHOTOS OF PGI EXHIBITIONS AND BUSINESS COMMUNICATIONS EVENTS AND A
                             DESCRIPTION THEREOF]



                               ----------------

  The Company intends to furnish its stockholders with annual reports containing audited financial statements and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                               ----------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus.

  Production Group International, Inc. ("PGI" or the "Company") is a leading worldwide provider of event services on an outsourced basis for corporations, associations and other organizations as well as on a proprietary basis for exhibitions owned and managed by the Company. In fiscal 1996, PGI planned and executed over 1,800 events attended by more than 900,000 people in approximately 50 cities in 12 countries. In order to provide its clients with a single source solution to their event planning needs, PGI offers a wide range of services that encompass the event planning process, including general management, concept creation, content creation and execution. In addition, the Company owns and manages proprietary exhibitions that utilize these services. The Company has developed internally and through acquisitions a vertically-integrated infrastructure capable of providing event services on a multinational basis. The Company believes that its vertically-integrated organization, creative talent, network of 24 offices in the United States and abroad, technological leadership and willingness to commit capital to acquire or develop proprietary exhibitions are competitive advantages in a fragmented industry where most vendors provide a limited set of services on a local basis. PGI's revenues have increased at a compound annual rate of 76.2% from fiscal 1994 to fiscal 1996.

  The events industry consists of companies that provide business communications and event management services and organizations that own or manage exhibitions. Corporations, associations and other organizations hold or sponsor events on a frequent, often recurring, basis throughout the year in order to communicate with customers, employees, members and other constituencies and either produce these events internally or outsource their production to third parties. Examples of business communications and event management services are the design, production and execution of conventions, sales meetings, conferences, executive presentations, shareholder and investor meetings, training sessions and product launches. Examples of exhibitions are trade shows, consumer shows and special events that provide a forum for face-to-face interaction and communication, typically between buyers and sellers. A recent study by Deloitte and Touche LLP estimated that the events industry generated approximately $80 billion in direct spending during 1994 in the U.S. alone, exclusive of travel and internal spending by corporations and associations.

  The Company believes that the market for event services is undergoing a shift toward outsourced management as organizations focus on their core competencies and seek to improve the professionalism, creativity and cost-efficiency of their events. Most vendors of outsourced event services cannot provide the wide range of services, international coverage, creative talent, purchasing power and technological capabilities required by large corporations and associations. The Company believes that there is an increasing trend on the part of associations, historically the largest owners and operators of exhibitions, to outsource the operational management and often the ownership of exhibitions as they focus on their core missions and seek to improve efficiencies.

  As a vertically-integrated service provider, PGI is able to offer a comprehensive solution to these organizations with the assurance of high-quality service and the opportunity to form a long-term relationship. PGI provides its clients a wide range of services such as video and media design and production, including creation and production of CD-ROMs and Internet broadcasts, graphic design and production, speech writing, staging and lighting design and the design of brochures and promotional materials. The Company offers execution and fulfillment management capabilities, including on-site quality and logistics control, hotel and venue coordination, transportation management, entertainment and talent booking, permit and approval management, food and beverage management and telemarketing services for the sale of exhibition space. PGI concentrates its selling efforts on large corporations, associations and other organizations with recurring needs to plan and execute a wide range of events in diverse locations. The Company centralizes many of its administrative and purchasing functions at its headquarters, while creative, production and sales personnel service clients from PGI's field offices.

  PGI believes that it differentiates itself through the creative talent, energy and commitment of its professionals. The Company's full-time staff of over 350 professionals is complemented by a pool of over 750 professionals hired on a project-by-project basis who have distinguished themselves through prior experience with PGI. For individual events, the Company brings together professionals from a wide range of creative disciplines, including writers and editors, video producers, digital media designers, graphic designers and logistics experts. PGI seeks to attract and retain the best operational personnel through attractive compensation, benefits and training programs and long-term career opportunities that smaller competitors cannot duplicate. To execute PGI's expansion plans, the Company has recruited a number of senior executives with broad and diverse experience managing rapidly growing international businesses.

  Through fiscal 1996, PGI devoted substantial capital and management attention to completing acquisitions that broadened its service offerings and geographic presence. In fiscal 1995 and 1996, the Company incurred significant costs to close certain unprofitable and redundant locations. Beginning in late fiscal 1996, PGI began to increase its focus on achieving marketing synergies among its acquired operations. The Company believes that substantial opportunities exist to develop new client relationships and to expand relationships with existing clients by cross-selling the full range of the Company's services, building out its international office network and expanding the Company's multimedia services.

  A major focus of the Company's growth strategy over the next several years will be the ownership of proprietary exhibitions and special events, both through acquisition and internal development. Exhibitions offer a number of attractive economic characteristics including (i) relatively high gross margins, (ii) attractive cash flow characteristics arising because revenues are prepaid while expenses are generally paid following an exhibition, (iii) stable revenue streams from successful shows that often sell out in advance and (iv) the ability to benefit from utilizing initial marketing costs for a series of exhibitions. PGI acquired its first proprietary exhibition in the first quarter of fiscal 1996 and currently owns 18 trade shows, consumer shows and special events. The Company's ownership of proprietary exhibitions and special events gives it complete decision-making authority over all aspects of an event. Owning and operating these events will permit the Company to capitalize on its vertically-integrated infrastructure, increase recurring revenues, reduce subcontracted costs and more efficiently allocate resources. Ownership of exhibitions allows the Company to replicate successful exhibitions in new locations, to spin off portions of exhibitions into stand-alone exhibitions and to develop new exhibitions in geographic and product markets that are underserved.

  The Company's headquarters are located at 2200 Wilson Boulevard, Arlington, VA 22201-3324 and its telephone number is (703) 528-8484.

                                  RISK FACTORS

  The Company's business, results of operations, financial condition and ability to implement its growth strategy involve a high degree of risk. These risks include: (i) the Company's limited operating history, including a history of operating and net losses in excess of losses created by writing off goodwill and recording reorganization expenses, (ii) the Company's vulnerability to quarterly fluctuations in operating results and the episodic nature of its business, (iii) the Company's ability to manage growth, both internally and through acquisitions, (iv) the risks associated with future acquisitions, (v) the dependence of the Company's success upon key personnel, in particular Mark
N. Sirangelo, Chairman of the Board, President and Chief Executive Officer,
(vi) competition with the Company's services and for acquisition candidates, and (vii) the Company's dependence upon third party contractors and temporary employees to perform certain functions. Before purchasing shares of Common Stock offered hereby, prospective investors should consider carefully all of the information set forth in this Prospectus including, in particular, information set forth under "Risk Factors."

                                  THE OFFERING

 Common Stock offered by the Company...    shares
 Common Stock to be outstanding after
  the offering ........................    shares (1)
 Use of proceeds....................... To finance possible future acquisitions and for general corporate
                                        purposes.
 Proposed Nasdaq National Market
  symbol............................... PGII

--------

(1) Excludes (i) 1,034,604 shares of Common Stock issuable upon exercise of stock options outstanding at December 15, 1996 at a weighted average exercise price of approximately $1.23 per share and (ii) 393,004 additional shares of Common Stock reserved for future issuance under the Company's 1995 Stock Option/Stock Issuance Plan (California), the 1995 Stock Option/Stock Issuance Plan (Virginia) (collectively, the "1995 Stock Plans") and the 1997 Directors' Stock Option Plan (the "Directors' Plan"). See "Management--Employee Stock and Other Benefit Plans."

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

                                        FISCAL YEAR ENDED AUGUST 31,
                               ----------------------------------------
                                1992   1993   1994     1995       1996
                               ------ ------ -------  -------    ------
  CONSOLIDATED STATEMENT OF
   OPERATIONS DATA:
   Revenues..................  $3,755 $8,724 $25,213  $41,950    $78,290
   Gross profit..............   1,296  2,478   6,237    9,678(1)  25,137
   Reorganization and consol-
    idation expenses (2).....      --     --      --    2,122      6,897
   Operating income (loss)...     289    176  (1,787)  (7,632)   (10,680)(3)
   Net income (loss).........     130    120  (1,551)  (7,452)   (12,086)
   Net income (loss) per
    share (4)................
   Weighted average common
    shares
    outstanding (4)..........
  OPERATING DATA:
   Number of significant cli-
    ents served
    during period (5)........     N/A    N/A     156      204        648
   Number of proprietary
    exhibitions at end of
    period...................      --     --      --       --         18
   Number of managed
    exhibitions held during
    period...................       1      5       5       10         16
   Number of employees at end
    of period................      37     60     180      180        365
   Number of offices at end
    of period................       1      3      16       18         24

                                                          AUGUST 31, 1996
                                                     ---------------------------
                                                      ACTUAL   AS ADJUSTED   (6)
                                                     --------  -----------------
 CONSOLIDATED BALANCE SHEET DATA:
  Working capital................................... $(18,588)
  Total assets......................................   43,723
  Total debt (7)....................................   16,935
  Total stockholders' equity .......................    8,408

--------

(1) Includes $1.1 million of accelerated amortization expense related to capitalized video library costs.

(2) For fiscal 1995, includes a write-off of goodwill associated with a fiscal 1994 acquisition. For fiscal 1996, includes the write-off of impaired assets and goodwill associated with certain of the Company's acquisitions completed prior to fiscal 1995, a write down related to certain investments and accruals related to consolidation of certain operations. See Notes 2 and 4 of Notes to Consolidated Financial Statements.

(3) In fiscal 1996, excluding (i) the reorganization and consolidation expenses, (ii) a $1.3 million non-cash compensation expense related to the grant of stock options with exercise prices below the deemed fair value and
    (iii) $215,000 of expenses primarily associated with the write down of certain property and equipment, the operating loss would have been $2.2 million.

(4) For a description of the computation of the number of shares and the net income (loss) per share, see Note 2 of Notes to Consolidated Financial Statements.

(5) Includes only clients whose annual billings were in excess of $25,000.

(6) Adjusted to give effect to the issuance of    shares of Common Stock
    offered by the Company hereby (at an assumed initial public offering price
    of $    per share) and the use of the net proceeds therefrom as set forth in "Use of Proceeds."

(7) Includes bank term debt, subordinated notes and outstanding borrowings on lines of credit.

  Except as otherwise specified, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. Except for the Consolidated Financial Statements and as otherwise noted, all information in this Prospectus has been adjusted to give effect to the conversion of all outstanding shares of convertible preferred stock (the "Convertible Preferred Stock") into 5,231,555 shares of Common Stock on the closing of this offering. See "Description of Capital Stock" and Note 9 of Notes to Consolidated Financial Statements. The Company was incorporated in Delaware in October 1996 and is the successor by merger to a Virginia corporation incorporated in 1990. Unless the context otherwise requires, all references to the "Company" shall mean Production Group International, Inc., all of its subsidiaries and its predecessor. The Company's fiscal year ends August 31.

                                 RISK FACTORS

  An investment in the shares of Common Stock offered hereby involves a high degree of risk. In addition to other information in this Prospectus, prospective investors should carefully consider the following factors in evaluating an investment in the shares of Common Stock offered by this Prospectus.

  Limited Operating History; Losses. The Company was founded in November 1990 and has experienced operating and net losses for each of the last three fiscal years. These losses were attributable to operating losses arising from the Company's rapid expansion, costs associated with integrating acquisitions and additions to the senior management team. In addition, over the past two fiscal years, the Company has recognized a write-off of a portion of the excess purchase price over net assets acquired, the write-down of certain investments and non-cash compensation expense related to the grant of stock options at exercise prices below deemed fair value. As of August 31, 1996, the Company had an accumulated deficit of $21.2 million. The Company's limited operating history makes prediction of its future financial performance difficult. Although the Company has experienced substantial revenue growth in recent years, no assurance can be given that the Company will sustain revenue growth or achieve profitability on a quarterly or annual basis. Much of the Company's growth has occurred as a result of recent acquisitions of companies with which the Company has little operating experience. The Company is in the process of implementing additional common financial controls for the acquired businesses and therefore its ability to forecast results of these businesses is limited. See "Historical Overview" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Fluctuations in Quarterly Operating Results; Episodic Nature of
Business. The Company has experienced significant quarterly fluctuations in its operating results and anticipates such fluctuations in the future. Quarterly revenues and operating results depend on the scheduling of business communications and event management services and exhibitions that are episodic in nature and therefore difficult to forecast. For example, some of the events owned or produced by the Company do not occur on an annual or recurring basis. Operating results may also fluctuate on a quarterly basis due to factors such as the timing of clients' business communications projects, delays in or cancellation of clients' projects and changes in the Company's revenue mix among its offered services. The Company's revenue recognition policy for certain of its business communications and event management services requires that both costs and revenues are deferred until a project is completed. Accordingly, the Company believes that period-to-period comparisons of its results of operations may not be meaningful and should not be relied upon as an indication of future performance. Typically, revenues, operating income and net income for the Company's second fiscal quarter are lower than those of the other quarters because traditionally fewer events are scheduled during the winter season.

  The Company owns and manages exhibitions and provides business communications and event management services on a project-by-project basis and has few long-term agreements with its clients through which the services of the Company are retained on an on-going basis. Accordingly, there can be no assurance that any client will retain the Company for future projects although the Company may in the past have produced similar projects for the client on a regular basis. Because the Company's staffing and other operating expenses are based on anticipated revenue levels, a substantial portion of which are not related to identified projects, delays in the scheduling of projects can cause significant variations in the Company's operating results from quarter to quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Management of Growth; Growth Through Acquisitions. Since its inception, the Company has experienced rapid and significant growth, particularly through acquisitions. This growth and the related changes in the Company's operations have placed significant demands on the Company's management, administrative, operational and financial resources. Many of the acquisitions were in geographically dispersed locations and involved activities not previously part of the Company's business. If the Company is unable to successfully integrate acquired businesses or otherwise manage growth effectively, the Company's results of operations and financial condition will be materially adversely affected. The Company's future growth will depend on the Company's increased penetration of existing accounts, development of new large accounts, diversification of services provided and acquisitions of proprietary exhibitions. The Company has a limited history in penetrating client accounts gained through acquisition. The planned growth of the Company's client base and services can be expected to continue to place a significant strain on the Company's management and operations. The Company plans to continue to expand its business in part through acquisitions. There can be no assurance that the Company will be able to successfully identify, finance, complete or integrate acquisitions or that any acquisition, particularly those involving exhibitions, new services or new markets, such as those overseas, will perform as expected or will contribute significant revenue or profits to the Company. The Company incurred $2.1 million and $6.9 million of reorganization and consolidation expenses in fiscal 1995 and 1996, respectively, relating in part to the write-off of goodwill and the impairment of certain assets associated with acquisitions completed in prior years. See "Historical Overview" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Risks Associated with Future Acquisitions. An element of the Company's growth strategy is to pursue strategic acquisitions of proprietary exhibitions and special events and companies that provide business communications and event management services. In the event the Company identifies an appropriate acquisition candidate, there is no assurance that the Company will be able to successfully compete against other potential acquirors, negotiate terms favorable to the Company, finance such acquisition and successfully integrate the acquired business into the Company's operations. The negotiation of potential acquisitions as well as the integration of an acquired business may cause diversions of management time and resources. There can be no assurance that a given acquisition, whether or not consummated, would not materially adversely affect the Company's business, results of operations and financial condition. The Company may find it necessary to incur substantial restructuring and consolidation costs with respect to future acquisitions. If the Company proceeds with one or more significant acquisitions in which the consideration consists of cash, a substantial portion of the Company's available cash, including proceeds of this offering, could be used to consummate the acquisitions. Further, to the extent such acquisitions involve contingent consideration, the Company's payment of such consideration may have an adverse effect on the Company's financial condition at the time of such payment. The Company may also be required to seek funding from third party sources. There can be no assurance that the Company will be able to secure such financing on favorable terms, if at all. If the Company consummates one or more significant acquisitions in which the consideration consists of stock, stockholders of the Company could suffer significant dilution. The Company does not receive management fees for events that it owns. The revenue generated by owned events is dependent upon the Company's success in attracting exhibitors and attendees. There can be no assurance that events acquired by the Company will generate revenue in the near term or whether they will become profitable. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Dependence Upon Key Personnel; Recent Management Additions. The success of the Company will depend to a significant extent upon the ability and experience of its senior executives and other key employees and, in particular, those of Mr. Mark Sirangelo, Chairman of the Board, President and Chief Executive Officer. Although the Company has entered into employment agreements with its senior executives and key employees, the loss of the services of any of these employees could adversely affect the Company's business, results of operations and financial condition. During fiscal 1996, the Company hired several senior executives including an Executive Vice President and the Chief Financial Officer. Because the Company's management team has been assembled only recently, there can be no assurance that the management team will be able to work together effectively to manage the Company's operations and to implement the Company's business and growth strategies. The Company also believes that its future success will depend in large part upon its ability to attract and retain experienced personnel. There can be no assurance that the Company will be successful in retaining its key employees or that it can attract or retain the additional personnel necessary to expand its operations. The Company has non-competition agreements with certain of its key employees. However, courts are at times reluctant to enforce such agreements. Failure to enforce such agreements may have a material adverse effect on the Company's business, results of operations and financial condition. See "Management."

  Competition. The events industry is highly competitive and fragmented. The Company competes with owners, operators and managers of exhibitions and with providers of business communications and event management services. The Company competes for the ownership of exhibitions with a wide variety of potential owners including divisions of several large, multinational publishing companies. PGI competes for management of exhibitions with divisions of multinational publishing companies as well as with small to mid-sized companies specializing in managing exhibitions. PGI competes for exhibitors and attendees with corporations and associations that offer alternative exhibitions. For business communications and event management services, the Company competes primarily with Caribiner International, Inc. as well as with small, independent and generally regional firms typically offering a limited range of services. Because there are few barriers to entry with respect to certain aspects of the Company's business, the Company anticipates that as the industry evolves, additional competitors with greater resources than the Company will enter the market, or particular segments of the market, thereby intensifying competition. Some of the Company's current and potential competitors have longer operating histories and greater financial, technical, sales, marketing and other resources than the Company. There can be no assurance that the Company will be able to compete successfully against its current and future competitors or that competition will not have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Competition."

  Dependence on Third Party Contractors and Temporary Employees. The Company uses third party contractors and temporary employees to perform certain functions. The Company's success is highly dependent upon its ability to hire contractors and temporary employees who can provide services in a cost-effective and professional manner. The production of an event may require the Company to recruit, hire, train and retain qualified temporary employees at an accelerated rate and, in some circumstances, upon short notice. Certain of the Company's events are held in locations where the Company faces competition with respect to retaining these third party contractors and temporary employees. The Company's inability to retain qualified third party contractors and temporary employees in a cost effective manner may have a material adverse effect upon the Company's business, results of operations and financial condition. See "Business--Services."

  International Activities. In fiscal 1996, approximately 9.3% of the Company's revenues were generated from its subsidiary in the United Kingdom. The Company plans to expand further its operations outside North America where historically corporations and associations have not often used the types of advanced services provided by the Company. In addition, the Company intends to continue to replicate exhibitions on a worldwide basis. There can be no assurance that the Company will be able to successfully continue to expand this business. Risks inherent in the Company's international activities include adverse developments in the foreign political and economic environment, difficulties in staffing and managing foreign operations, fluctuations in foreign exchange rates and potentially adverse tax consequences. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  No Prior Public Market for Common Stock; Determination of Offering Price; Possible Volatility of Stock Price. Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active market will develop or be sustained. The offering price of the Common Stock will be determined by negotiations between the Company and the Representatives of the Underwriters and may not be indicative of the market prices at which the Common Stock will trade after the offering. See "Underwriting" for a description of the factors to be considered in determining the initial public offering price. The trading price of the Common Stock could be subject to wide fluctuations in response to actual and anticipated variations in quarterly operating results, announcements by the Company or its competitors, changes in estimates by securities analysts of the Company's future financial performance, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that are often unrelated to the operating performance of particular companies.

  Lack of Dividends. The Company has never paid or declared any dividends on its Common Stock and does not expect to pay such dividends in the foreseeable future. The Company's credit facility with The First National Bank of Maryland prohibits the Company from paying cash dividends without the Bank's consent. See "Dividend Policy."

  Dilution. Purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value per share of their Common Stock. At the assumed initial public offering price of $ per share, investors in this offering will incur dilution of $ per share. To the extent that currently outstanding options (some of which have nominal exercise prices) to purchase shares of the Company's Common Stock are exercised, investors will experience substantial further dilution.
See "Dilution."

  Effective Control by Management. Immediately following this offering, the Company's executive officers and directors, together with entities affiliated with such individuals, will beneficially own approximately % of the outstanding Common Stock (approximately % if the Underwriters' over-allotment option is exercised in full). As a result of such ownership concentration, these stockholders will be able to control most matters requiring approval by the Company's stockholders, including the election of directors. Such concentration of ownership could have the effect of delaying or preventing a change in control of the Company. See "Management" and "Principal Stockholders."

  Antitakeover Considerations. Certain provisions of the Company's Certificate of Incorporation and By-laws, certain sections of the Delaware General Corporation Law and the ability of the Board of Directors to issue shares of preferred stock and to establish the voting rights, preferences and other terms of such preferred stock, may have an antitakeover effect and may discourage takeover attempts not first approved by the Board of Directors (including takeovers that certain stockholders may deem to be in their best interests). These provisions could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders and could discourage or make more difficult a merger, tender offer or proxy contest. Such provisions include, among other things, a classified Board of Directors serving staggered three-year terms, the elimination of stockholder voting by written consent, the vesting of exclusive authority in the Board of Directors to determine the size of the Board and (subject to certain limited exceptions) to fill vacancies thereon, and the vesting of exclusive authority in the Board of Directors (except as otherwise required by law) to call special meetings of stockholders. See "Description of Capital Stock--Delaware Law and Certain Charter Provisions."

  Shares Eligible for Future Sale; Registration Rights. Sales of substantial amounts of Common Stock in the public market after this offering could adversely affect the market price of the Common Stock and could impair the Company's ability to obtain additional capital through an offering of its
equity securities. In addition to the     shares of Common Stock offered
hereby (  shares if the Underwriters' overallotment option is exercised in
full), up to approximately     shares of Common Stock owned by current
stockholders of the Company will be eligible for immediate sale in the public market without restriction unless held by affiliates of the Company. An
additional     shares will be eligible for sale in accordance with Rule 144 promulgated by the Securities and Exchange Commission ("Rule 144") beginning 90 days after the date of this Prospectus. However, holders of substantially all of these shares have agreed not to offer, sell or otherwise dispose of any shares of Common Stock owned by them for 180 days from the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated. The holders of an aggregate of 5,231,555 shares of Common Stock have the right in certain circumstances to require the Company to register their shares under the Securities Act of 1933, as amended (the "Securities Act"), for resale to the public. See "Description of Capital Stock-- Registration Rights of Certain Holders" and "Shares Eligible for Future Sale."

  The Company also intends to file within 90 days following the date of this Prospectus a registration statement covering shares of its Common Stock reserved for issuance under its 1995 Stock Plans. As of December 15, 1996, there were options outstanding under the 1995 Stock Plans and outside the plans to purchase 1,034,604 shares of Common Stock at a weighted average purchase price of $1.23 per share. Substantially all of the shares of Common Stock issuable upon exercise of stock options will be subject to contractual lock-up agreements with the Underwriters restricting sales of such shares for 180 days following the date of this Prospectus. See "Shares Eligible for Future Sale."

                              HISTORICAL OVERVIEW

  PGI has pursued a number of strategic acquisitions to create a vertically-integrated business communications and event management structure to serve the Company's clients and PGI-owned events. Prior to fiscal 1996, the Company acquired a number of business communications and event management companies in key regions throughout the United States. In fiscal 1996, the Company continued to acquire business communications and event management companies and also made several strategic acquisitions of proprietary exhibitions and companies that own and manage exhibitions and special events. Late in fiscal 1995 and continuing through fiscal 1996, the Company began consolidating operations and administrative functions and closed certain unprofitable and redundant locations. In addition, the Company invested in the personnel and began to implement the systems necessary to support a larger organization by hiring several senior executives and completing the first phase of installing networked finance, accounting and MIS systems.

  The Company's acquisitions of business communications and event management companies prior to 1996 were intended to add geographic coverage to the Company's existing businesses and to broaden the Company's service offerings. From fiscal 1993 through fiscal 1995, PGI acquired five business communications and event management companies, many of which specialized in the on-site logistical aspects of the business communications and event management industry. These businesses had offices in Boston, Dallas, Las Vegas, New York, Orlando, Phoenix, San Diego, San Francisco and Washington, D.C., and other locations that have since been consolidated with the Company's operations.

  During fiscal 1996, the Company continued to build its business communications and event management infrastructure. In January 1996, the Company acquired Encore Events Inc., a Palm Springs logistical services company. In March 1996 (effective in January 1996), the Company acquired Ray Bloch Productions, Inc., a leading business communications company specializing in event production with operations in New York City, San Mateo, Washington, D.C. and sales offices in other cities. In April 1996, the Company acquired Timberline Productions, Inc., a Phoenix-based business communications company specializing in event production, and in July 1996, PGI acquired Epic Enterprises of Nevada, Inc., a Las Vegas-based company specializing in event logistics.

  Also in fiscal 1996, the Company began to implement its strategy of acquiring proprietary exhibitions and during that year acquired two exhibition companies and two proprietary exhibitions. In September 1995, the Company acquired Spearhead Exhibitions, Ltd., an owner of 11 international exhibitions, located in the United Kingdom, and in July 1996 (effective in February 1996), the Company acquired Epic Enterprises, Inc., an owner of four exhibitions and manager of eight exhibitions with an office in San Diego. In June 1996, the Company purchased the two Destinations Showcase exhibitions owned by the International Association of Convention and Visitor Bureaus ("IACVB") and entered into a ten year cooperative agreement under which the IACVB continues to sponsor the events. After this acquisition, the Company created a third Destinations Showcase exhibition by replicating the existing exhibitions. In connection with its expansion into the proprietary exhibition business, the Company opened offices in Hamburg (Germany) and Baku (Azerbaijan). See "Business--Case Studies." In addition, in June 1996, PGI acquired Regency Productions, Inc. ("Regency") from Hyatt Corporation. Regency is a Chicago-based special event company specializing in sports and entertainment events. Following the acquisition of Regency, Mr. Darryl Hartley-Leonard, formerly the Chairman of the Board of Directors of Hyatt Hotels Corporation, joined the Company as Vice Chairman of its Board of Directors.

  The Company paid an aggregate purchase price of approximately $27.1 million for the businesses and exhibitions it acquired during fiscal 1996, excluding contingent consideration. Consideration for the Company's acquisitions has typically involved a combination of cash, promissory notes and contingent payments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 4 of Notes to Consolidated Financial Statements. The Company may, as it deems appropriate, use Common Stock as consideration in future acquisitions.

                                USE OF PROCEEDS

  The net proceeds from the sale of the     shares of Common Stock offered by
the Company hereby (at an assumed public offering price of $   per share,
after deducting underwriting discounts and commissions and estimated offering
expenses) are estimated to be approximately $     million ($     million if
the Underwriters' over-allotment option is exercised in full). A substantial portion of the net proceeds are expected to be used to finance the expansion of the Company's business, including primarily acquisitions, in accordance with its acquisition strategy. To the extent that the proceeds are not used for acquisitions, such proceeds will be used for general corporate purposes and for working capital needs. The amount and timing of such uses will vary depending on the availability of acquisition opportunities. Pending such uses, the net proceeds will be invested in short-term investment grade securities. The Company continues to evaluate potential acquisitions and negotiate with several potential acquisition candidates. While the Company is not currently a party to any agreements with respect to any such acquisitions, it is possible that an agreement in principle or a definitive agreement as to one or more acquisitions will be executed prior to the consummation of this offering. There can be no assurance that any of these or any other acquisitions can be consummated on terms favorable to the Company, if at all.

                                DIVIDEND POLICY

  The Company has never paid cash dividends on its Common Stock. The Company's credit facility with The First National Bank of Maryland prohibits the Company from paying cash dividends without the Bank's consent. See Note 5 of Notes to Consolidated Financial Statements. The Company does not anticipate paying cash dividends in the foreseeable future.

                                   DILUTION

  The pro forma net tangible book value of the Company's Common Stock as of August 31, 1996, was $(16.9) million, or $(2.93) per share. Pro forma net tangible book value per share represents the amount of the Company's stockholders' equity, less intangible assets, divided by the number of shares of Common Stock outstanding (assuming conversion of all outstanding shares of Convertible Preferred Stock into 5,231,555 shares of Common Stock upon completion of the offering).

  Net tangible book value dilution per share represents the difference between
the amount per share paid by purchasers of the     shares of Common Stock in
the offering made hereby and the pro forma net tangible book value per share of Common Stock immediately after completion of this offering. After giving
effect to the sale of     shares of Common Stock offered by the Company hereby
at an assumed initial public offering price of $   per share and application
of the estimated net proceeds therefrom as set forth in "Use of Proceeds," the pro forma net tangible book value of the Company as of August 31, 1996 would
have been $   million, or $   per share. This represents an immediate increase
in the pro forma net tangible book value of $   per share to existing
stockholders and an immediate dilution in pro forma net tangible book value of
$   per share to purchasers of Common Stock in this offering, as illustrated in the following table:

Assumed public offering price per share............................          $
  Pro forma net tangible book value per share at August 31, 1996...  $(2.93)
  Increase per share attributable to new investors.................
                                                                     ------
Pro forma net tangible book value per share after the offering.....
                                                                             ---
Pro forma net tangible book value dilution per share to new invest-
 ors...............................................................          $
                                                                             ===

  The following table sets forth as of August 31, 1996, the differences between the existing stockholders and the purchasers of Common Stock in the offering with respect to the number of shares purchased from the Company, the total consideration paid and the average price per share paid (based upon an
assumed initial public offering price of $   per share):

                                                          TOTAL
                                 SHARES PURCHASED     CONSIDERATION     AVERAGE
                                 ----------------- ------------------- PRICE PER
                                  NUMBER   PERCENT   AMOUNT    PERCENT   SHARE
                                 --------- ------- ----------- ------- ---------
Existing stockholders........... 5,628,123         $28,213,000           $5.01
New investors...................
                                 ---------   ---   -----------   ---
  Total.........................             100%                100%
                                 =========   ===   ===========   ===

  The foregoing table assumes no exercise of any outstanding stock options or the Underwriters' over-allotment option. As of August 31, 1996, there were outstanding options to purchase 1,025,216 shares of Common Stock at a weighted average exercise price of approximately $1.17 per share, of which 732,902 shares are fully vested and exercisable as of the date of this Prospectus. See "Underwriting" for information concerning the Underwriters' over-allotment option. To the extent that the outstanding options or any options granted in the future are exercised, there will be further dilution to new investors. See "Management--Employee Stock and Other Benefit Plans" and
Note 9 of Notes to Consolidated Financial Statements.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of August 31, 1996 (i) on an actual basis and (ii) as adjusted to give effect to the issuance of 154,432 shares of Convertible Preferred Stock in September 1996, the conversion of all of the Company's outstanding shares of Convertible Preferred Stock into Common Stock upon the closing of this offering and the
issuance of     shares of Common Stock at an assumed initial public offering
price of $    per share in this offering and the application of the net
proceeds therefrom.

                                                         AUGUST 31, 1996
                                                       --------------------
                                                       ACTUAL   AS ADJUSTED
                                                       -------  -----------
                                                           (IN THOUSANDS)
Short term debt:
  Current portion of notes payable ................... $11,294
  Bank lines of credit................................   3,000
                                                       -------     ----
    Total short-term debt............................. $14,294
                                                       =======     ====
Notes payable, less current portion................... $ 2,641
Stockholders' equity:
  Preferred Stock, $.01 par value, 5,000,000 shares
   authorized; no shares issued and outstanding actual
   and as adjusted....................................
  Convertible Preferred Stock, $.01 par value,
   5,746,407 shares authorized; 5,077,123 shares
   issued and outstanding actual; no shares
   outstanding as adjusted (1)........................      51
  Common Stock, $.01 par value, 30,000,000 shares
   authorized; 551,000 shares issued and outstanding
   actual;     shares issued and outstanding as
   adjusted (1).......................................       5
  Additional paid-in capital..........................  29,608
  Unearned stock compensation.........................    (133)
  Foreign currency translation adjustment.............     119
  Accumulated deficit................................. (21,242)
                                                       -------     ----
    Total stockholders' equity........................   8,408
                                                       -------     ----
      Total capitalization............................ $11,049
                                                       =======     ====

--------
(1) Excludes (i) 1,025,216 shares of Common Stock issuable upon exercise of stock options at August 31, 1996 of which 732,902 shares are exercisable at the date of this prospectus at a weighted average exercise price of $1.17 per share, and (ii) 45,783 additional shares of Common Stock reserved for future issuance at August 31, 1996 under the 1995 Stock Plans. Subsequent to August 31, 1996, the Board of Directors increased by 250,000 the number of shares available under the 1995 Stock Plans, adopted the Directors' Plan and issued stock options to purchase 3,000 shares of Common Stock at an exercise price of $5.00 per share. See "Management-- Employee Stock and Other Benefit Plans" and Note 9 of Notes to Consolidated Financial Statements.

              SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

  The consolidated statement of operations data set forth below for fiscal years ended August 31, 1994, 1995 and 1996 and consolidated balance sheet data as of August 31, 1995 and 1996 (except pro forma amounts) have been derived from the consolidated financial statements of the Company which have been audited by Ernst & Young LLP and are included elsewhere in this Prospectus. The consolidated financial data for fiscal 1992 and 1993 and the consolidated balance sheet as of August 31, 1994 are derived from unaudited consolidated financial statements of the Company not included herein. These statements include all adjustments that the Company considers necessary for a fair presentation of the information set forth herein. The selected financial data set forth below are qualified in their entirety by, and should be read in conjunction with, the Consolidated Financial Statements, the related Notes thereto, the Pro Forma Statement of Operations and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                     FISCAL YEAR ENDED AUGUST 31,
                                ---------------------------------------------
                                 1992    1993    1994     1995         1996
                                ------  ------  -------  -------     --------
CONSOLIDATED STATEMENT OF
OPERATIONS DATA:                 (UNAUDITED)
 Revenues.....................  $3,755  $8,724  $25,213  $41,950     $ 78,290
 Cost of services.............   2,459   6,246   18,976   32,272 (1)   53,153
                                ------  ------  -------  -------     --------
 Gross profit.................   1,296   2,478    6,237    9,678       25,137
 Selling and operating ex-
  penses......................     685   1,647    6,474   11,792       22,328 (2)
 Corporate general and admin-
  istrative expenses..........     322     655    1,458    3,167        5,923 (3)
 Amortization of acquisition
  costs.......................      --      --       92      229          669
 Reorganization and consolida-
  tion expenses (4)...........      --      --       --    2,122        6,897
                                ------  ------  -------  -------     --------
 Operating income (loss)......     289     176   (1,787)  (7,632)     (10,680)(5)
 Interest expense (income),
  net.........................       1      --      (14)     (39)         935
 Other income (expense).......      --      (9)     103       24          245
                                ------  ------  -------  -------     --------
 Income (loss) before minority
  interests and income taxes..     288     167   (1,670)  (7,569)     (11,370)
 Minority interests of consol-
  idated subsidiaries.........      --      --      101     (117)          --
 Income tax expense (benefit).     158      47     (220)      --          716
                                ------  ------  -------  -------     --------
 Net income (loss)............  $  130  $  120  $(1,551) $(7,452)    $(12,086)
                                ======  ======  =======  =======     ========
 Net income (loss) per share
  (6).........................
 Weighted average common
  shares
  outstanding (6).............
OPERATING DATA:
 Number of significant clients
  served during period (7)....     N/A     N/A      156      204          648
 Number of proprietary exhibi-
  tions at end of period......      --      --       --       --           18
 Number of managed exhibitions
  held during period..........       1       5        5       10           16
 Number of employees at end of
  period......................      37      60      180      180          365
 Number of offices at end of
  period......................       1       3       16       18           24
CONSOLIDATED BALANCE SHEET
 DATA (AT YEAR END):
 Working capital (deficit)....  $ (228) $4,214  $(3,308) $  (470)    $(18,588)
 Total assets.................     454    (397)  11,847   15,238       43,723
 Total debt (8)...............      16   1,314    2,341    2,085       16,935
 Total stockholders' equity...    (112)    957   (2,321)   5,427        8,408

--------

(1) Includes $1.1 million of accelerated amortization expense related to capitalized video library costs.

(2) Includes approximately $215,000 of expenses primarily associated with the write down of certain property and equipment.

(3) Includes a $1.3 million non-cash compensation expense related to the grant of stock options at exercise prices below deemed fair value.

(4) Includes for fiscal 1995, a write-off of goodwill associated with a fiscal 1994 acquisition. For fiscal 1996, includes the write-off of impaired assets and goodwill associated with certain of the Company's acquisitions completed prior to fiscal 1995, a write down related to certain investments in proprietary events and accruals related to the consolidation of certain operations. See Notes 2 and 4 of Notes to Consolidated Financial Statements.

(5) In fiscal 1996, excluding the reorganization and consolidation expenses and the expenses referred to in notes (2) and (3), the operating loss would have been $2.2 million.

(6) For a description of the computation of the number of shares and the net income (loss) per share, see Note 2 of Notes to Consolidated Financial Statements.
(7) Includes only clients whose annual billings were in excess of $25,000.

(8) Includes bank debt, subordinated notes and outstanding borrowings on lines of credit.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  PGI has completed a number of strategic acquisitions to create a vertically-integrated business communications and event management infrastructure to serve the Company's clients and PGI-owned exhibitions and special events. Prior to fiscal 1996, the Company acquired a number of business communications and event management companies in key markets throughout the United States in order to add geographic coverage and to broaden its service offerings. In fiscal 1996, the Company continued to acquire business communications and event management companies and began to implement its strategy of acquiring proprietary exhibitions with its purchase of three companies that own and manage exhibitions and special events and two proprietary exhibitions. See "Historical Overview."

  The Company's revenues have increased to $78.3 million in fiscal 1996 from $25.2 million in fiscal 1994, a compound annual growth rate of 76.2%. The Company's gross margins increased to 32.1% in fiscal 1996 from 24.7% in fiscal 1994. The improvement in gross margins is primarily attributable to the increase in the percentage of the Company's revenues derived from the higher margin exhibition business. Between fiscal 1994 and fiscal 1996, the percentage of the Company's revenues generated by its exhibition business increased from 4.1% to 17.0%.

  Beginning in late fiscal 1995 and continuing through fiscal 1996, the Company has been consolidating operations and administrative functions and has closed certain unprofitable or redundant field offices. The Company has also invested in the personnel and systems necessary to support a larger organization by hiring a number of senior executives and by completing the first phase of installing networked finance, accounting and MIS systems. The Company's results of operations for fiscal 1996 reflect the expenses associated with these activities.

  In fiscal 1996, the Company recognized approximately $6.9 million in reorganization and consolidation expenses. These expenses included the write-off of impaired assets and goodwill associated with certain acquisitions completed prior to fiscal 1995, a write down related to certain investments in proprietary events and accruals related to the consolidation of certain operations. In fiscal 1995, the Company recognized approximately $2.1 million in reorganization and consolidation expenses for the write-off of goodwill from an acquisition which occurred in fiscal 1994.

  The Company recognizes revenues from short-term business communications and event management projects (those under six months) on a completed contract basis. The Company recognizes revenues from longer-term business communications and event management projects and from the ownership and management of exhibitions on a percentage of completion basis. Under the completed contract method, revenues and costs are recognized when a project is completed. Under the percentage of completion method, the Company recognizes revenues in proportion to the ratio that costs incurred to date bear to the total anticipated costs. Provisions for anticipated losses are made in the period in which they first become determinable. Revenues from the Company's significant international operations are generally denominated in U.S. dollars or British pounds.

  The Company experiences quarterly fluctuations in revenues, operating income and net income as a result of several factors, including the timing of exhibitions and events, the timing of business communications and event management projects, the non-recurring nature of certain projects and changes in the Company's revenue mix. Revenues tend to be lower in the second fiscal quarter because traditionally fewer events are scheduled during the winter season. The Company's quarterly results are also subject to fluctuations in part because of the Company's use of the completed contract method to recognize its shorter term business communication and event management services revenues and expenses. See "Risk Factors--Fluctuations in Quarterly Operating Results; Episodic Nature of Business."

  The Company accounts for its acquisitions under the purchase method of accounting, with the goodwill incurred from acquisitions being amortized over periods ranging from 15 to 40 years. The Company has often structured its acquisitions with contingent payment provisions. These contingent payments are generally accounted for as additional purchase price when earned. See Note 4 of Notes to Consolidated Financial Statements.

  As of August 31, 1996, the Company had net operating loss carryforwards ("NOLs") of approximately $5.0 million, expiring at various dates through 2011.

RESULTS OF OPERATIONS

  The following table presents for the periods indicated certain statement of operations data as a percentage of the Company's revenues:

                                            FISCAL YEAR ENDED AUGUST 31,
                                            ----------------------------
                                             1994      1995      1996
                                            --------  --------  --------
Revenues..................................    100.0%    100.0%    100.0%
Cost of services..........................     75.3      76.9      67.9
                                            -------   -------   -------
  Gross profit............................     24.7      23.1      32.1
Selling and operating expenses............     25.6      28.1      28.5
Corporate general and administrative ex-
 penses...................................      5.8       7.6       7.6
Amortization of acquisition costs.........      0.4       0.5       0.8
Reorganization and consolidation expenses.       --       5.1       8.8
                                            -------   -------   -------
  Operating income (loss).................     (7.1)    (18.2)    (13.6)
Interest expense (income), net............     (0.1)     (0.1)      1.2
Other income (expense)....................      0.4       0.1       0.3
                                            -------   -------   -------
  Income (loss) before minority interests
   and income taxes.......................     (6.6)    (18.0)    (14.5)
Minority interests of consolidated subsid-
 iaries...................................      0.5      (0.2)       --
Income tax expense (benefit)..............     (0.9)      0.0       0.9
                                            -------   -------   -------
  Net income (loss).......................     (6.2)%   (17.8)%   (15.4)%
                                            =======   =======   =======

FISCAL YEAR 1996 COMPARED TO FISCAL YEAR 1995

  Revenues. Revenues increased $36.3 million, or 86.6%, to $78.3 million in fiscal 1996 from $42.0 million in fiscal 1995. This change in revenues was due to (i) $34.6 million in revenues from businesses acquired during fiscal 1996,
(ii) approximately $3.1 million in revenues related to a full year of revenues from acquisitions made during fiscal 1995 and (iii) a decline in revenues of approximately $1.3 million, or 3.2%, from operations owned by the Company prior to fiscal 1995. The decrease in revenues from operations owned by the Company prior to fiscal 1995 was attributable to the closures of certain unprofitable and redundant locations. Excluding revenues from these closed offices in both fiscal 1995 and fiscal 1996, revenues from operations owned by the Company prior to fiscal 1995 would have increased by approximately $3.4 million, or 9.4%. As a percentage of total revenues, revenues from exhibitions owned or managed by the Company increased to 17.0% in fiscal 1996 from 3.4% in fiscal 1995.

  Gross profit. Cost of services consists of direct costs related to projects including production costs, certain labor costs and third-party subcontractor costs. Gross profit increased $15.4 million, or 159.7%, to $25.1 million in fiscal 1996 from $9.7 million in fiscal 1995. As a percentage of revenues, gross profit increased to 32.1% in fiscal 1996 from 23.1% in fiscal 1995. This increase was due primarily to the increased percentage of the Company's revenues being generated from its higher margin exhibition business and, in part, to increased purchasing power with vendors and contractors due to the Company's larger scale. Excluding the accelerated amortization expense related to capitalized video library costs, gross profit would have been $10.8 million in fiscal 1995, or 25.7% of revenues. If the Company's strategy of increasing the percentage of revenues generated from owned and managed exhibitions is successful, its gross profit margins should increase accordingly.

  Selling and operating expenses. Selling and operating expenses consist primarily of payroll, administrative, sales commissions and occupancy expenses and equipment depreciation at the Company's field operations. Selling and operating expenses increased $10.5 million, or 89.3%, to $22.3 million in fiscal 1996 from $11.8 million in fiscal 1995 as a result of the Company's expanded operations and acquisition activities. As a percentage of revenues, these expenses increased to 28.5% in fiscal 1996 from 28.1% in fiscal 1995, reflecting the Company's write down of certain property and equipment. Excluding these expenses (which totalled approximately $215,000), selling and operating expenses as a percentage of total revenues would have been 28.2% in fiscal 1996.

  Corporate general and administrative expenses. Corporate general and administrative expenses are central expenses that are incurred to support the Company's infrastructure, including corporate management, headquarters occupancy and centralized administrative functions such as finance and accounting, human resources, marketing and MIS. Corporate general and administrative expenses increased by $2.7 million, or 87.0%, to $5.9 million in fiscal 1996 from $3.2 million in fiscal 1995, primarily reflecting the increase in the corporate staff required to manage a significantly larger organization and a $1.3 million non-cash compensation expense related to the grant of stock options whose exercise prices were below deemed fair value. As a percentage of revenues, these expenses were 7.6% in fiscal 1996 and in fiscal 1995. Excluding the compensation expense related to the grant of stock options, corporate general and administrative expenses would have increased by $1.4 million in fiscal 1996 from fiscal 1995 and would have been 5.9% of revenues. The Company anticipates that in the future corporate general and administrative expenses should decline as a percentage of revenues as its revenue base grows.

  Amortization of acquisition costs. Amortization of acquisition costs increased $440,000, or 192.1%, to $669,000 in fiscal 1996 from $229,000 in fiscal 1995. As a percentage of revenues, amortization of acquisition costs increased to 0.8% in fiscal 1996 from 0.5% in fiscal 1995. This increase resulted from higher goodwill incurred in connection with the acquisitions consummated during fiscal 1996.

  Reorganization and consolidation expenses. In fiscal 1996, the Company wrote off goodwill of $2.5 million associated with acquisitions that occurred during fiscal 1993 and 1994. Goodwill associated with Washington, Inc. ("WINC"), an event management company, accounted for the primary portion of the write off. The write-offs were in accordance with the Company's goodwill impairment policy. The episodic nature of WINC's business and lack of long-term contracts has contributed to operating losses and makes revenue projections greater than one year difficult to predict with dependable accuracy. Given WINC's historical operating losses, the episodic nature of its business, the lack of expectations for future profitability and the estimated undiscounted cash flows analysis to assess the recoverability of the goodwill balance, the Company determined that the future results would not support the recoverability of the remaining goodwill balance, and, therefore, wrote down the goodwill balance to the estimated fair value. See Note 2 of Notes to Consolidated Financial Statements.

  During fiscal 1996, the Company wrote off assets in the amount of $1,731,000 related to certain investments. The write-off primarily consisted of $463,000 related to an agreement for concert ticket sales, $458,000 related to a theatrical production, and $278,000 related to the acquisition of an exposition business. The Company has realized insignificant income and costs related to these three investments.

  Also during fiscal 1996, the Company recorded certain accruals related to the consolidation of unprofitable or redundant offices. These costs consist of lease cancellation charges and the write-off of leasehold improvements. See
Note 2 of Notes to Consolidated Financial Statements.

  Operating income (loss). Operating loss increased $3.1 million to $10.7 million in fiscal 1996 from a loss of $7.6 million in fiscal 1995. Excluding
(i) $6.9 million of reorganization and consolidation expenses, (ii) $215,000 of selling and operating expenses and (iii) $1.3 million of corporate general and administrative expenses, operating loss for fiscal 1996 would have been $2.2 million.

  Interest expense (income), net. Net interest expense increased by $974,000 to $935,000 in fiscal 1996 from interest income of $39,000 in fiscal 1995, due primarily to increases in seller financing assumed in connection with the acquisitions consummated in fiscal 1995 and fiscal 1996 and higher average debt levels under the Company's working capital and acquisition lines of credit.

  Other income. Other income consists primarily of management fees from affiliates. Other income increased $221,000 to $245,000 in fiscal 1996 from $24,000 in fiscal 1995.

  Net income (loss). Net loss of $12.1 million in fiscal 1996 compares to a net loss of $7.5 million in fiscal 1995. The Company has NOLs of $5.0 million expiring beginning in 2011.

FISCAL YEAR 1995 COMPARED TO FISCAL YEAR 1994

  Revenues. Revenues increased $16.8 million, or 66.4%, to $42.0 million in fiscal 1995 from $25.2 million in fiscal 1994. This increase in revenues included (i) $1.3 million in revenues from an acquisition completed during fiscal 1995, (ii) $15.1 million related to a full year of revenues from acquisitions made during fiscal 1994 and (iii) $304,000, or an increase of 1.2%, of revenues from operations owned prior to fiscal 1994.

  Gross profit. Gross profit increased $3.5 million, or 55.2%, to $9.7 million in fiscal 1995 from $6.2 million in fiscal 1994. As a percentage of revenues, gross profit decreased to 23.1% in fiscal 1995 from 24.7% in fiscal 1994, due primarily to an accelerated amortization expense of $1.1 million in 1995 related to capitalized video library costs. Excluding the accelerated amortization expense related to capitalized video library costs, gross profit would have been $10.8 million in fiscal 1995, or 25.7% of revenues due to an increase in certain higher margin business in the business communication and event management operations. As a percentage of revenues, revenues from managed exhibitions accounted for 3.4% of revenues in fiscal 1995 as compared to 4.1% of revenues in fiscal 1994.

  Selling and operating expenses. Selling and operating expenses increased $5.3 million, or 82.1%, to $11.8 million in fiscal 1995 from $6.5 million in fiscal 1994, primarily as a result of additional expenses from acquired operations. These expenses increased as a percentage of revenues to 28.1% in fiscal 1995 from 25.6% in fiscal 1994. This increase resulted primarily from a full year of selling and operating expenses associated with acquisitions completed during fiscal 1994.

  Corporate general and administrative expenses. Corporate general and administrative expenses increased by $1.7 million, or 117.3%, to $3.2 million in fiscal 1995 from $1.5 million in fiscal 1994, due primarily to the hiring of several management and administrative personnel and the investment in MIS required to support a larger company. As a percentage of revenues, corporate general and administrative expenses increased to 7.6% in fiscal 1995 from 5.8% in fiscal 1994, because the Company built a larger corporate infrastructure in anticipation of accelerated acquisition activity and internal growth.

  Amortization of acquisition costs. Amortization of acquisition costs increased $137,000, or 149.3%, to $229,000 in fiscal 1995 from $92,000 in fiscal 1994, as a result of an acquisition made in fiscal 1995 and a full period of amortization costs related to acquisitions made during fiscal 1994.

  Reorganization and consolidation expenses. In fiscal 1995, the Company wrote off goodwill of $2.1 million associated with the Safaris Events, Inc. ("Safaris") acquisition completed during fiscal 1994 in accordance with the Company's goodwill impairment policy. Subsequent to the acquisition, the Company closed six of Safaris' offices considered to be unprofitable. These factors contributed significantly to the decreased revenue base and the operating losses recognized since the acquisition. The episodic nature of Safaris' business and the lack of long-term contracts has contributed to operating losses and makes revenue projections greater than one year difficult to predict with dependable accuracy. Given Safaris' historical operating losses, the episodic nature of its business, the lack of expectations for future profitability, the closing of the unprofitable offices and the estimated undiscounted cash flows analysis to assess the recoverability of the goodwill balance, the Company determined that the future results would not support the recoverability of the remaining goodwill balance, and, therefore, wrote down the goodwill balance to the estimated fair value. See Note 2 of Notes to Consolidated Financial Statements.

  Operating income (loss). Operating loss increased $5.8 million to $7.6 million in fiscal 1995 from $1.8 million in fiscal 1994. Excluding the impact of $2.1 million of reorganization and consolidation expenses incurred in fiscal 1995 associated with the write-off of goodwill from an acquisition completed in fiscal 1993, operating loss in fiscal 1995 would have been $5.5 million.

  Interest expense (income), net. Net interest income increased by $26,000 to $39,000 in fiscal 1995 from $13,000 in fiscal 1994.

  Other income. Other income decreased $79,000 to $24,000 in fiscal 1995 from $103,000 in fiscal 1994.

  Net income (loss). Net loss increased by $5.9 million to $7.5 million in fiscal 1995 from $1.6 million in fiscal 1994.

QUARTERLY RESULTS OF OPERATIONS AND SEASONALITY

  The following tables set forth certain unaudited consolidated statement of operations data for each of the four quarters in fiscal 1995 and fiscal 1996. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements contained herein and include all adjustments that the Company considers necessary for a fair presentation of such information when read in conjunction with the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The Company believes that quarter-to-quarter comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. See "Risk Factors--Fluctuations in Quarterly Operating Results; Episodic Nature of Business." Amounts shown are in thousands, except per share data.

                                               THREE MONTHS ENDED
                                  ----------------------------------------------
                                  NOVEMBER 30,  FEBRUARY 29, MAY 31,  AUGUST 31,
                                      1995          1996      1996       1996
                                  ------------  ------------ -------  ----------
Revenues.........................   $15,612       $15,275    $24,165   $23,238
Cost of services.................    11,248        10,234     16,491    15,180
                                    -------       -------    -------   -------
 Gross profit....................     4,364         5,041      7,674     8,058
Selling and operating expenses
 (1).............................     4,065         5,794      5,979     6,489
Corporate general and
 administrative expenses (2).....     1,101         1,099      1,183     2,540
Amortization of acquisition
 costs...........................       108           138        197       226
Reorganization and consolidation
 expenses........................        --            --         --     6,897
                                    -------       -------    -------   -------
 Operating income (loss) (3).....      (910)       (1,990)       315    (8,094)
Interest expense (income), net...        91           212        251       381
Other income (expense)...........        59           120         48        18
                                    -------       -------    -------   -------
 Income (loss) before minority
  interests and income taxes.....      (942)       (2,082)       112    (8,457)
Minority interests of
 consolidated subsidiaries.......        --            --         --        --
Income tax expense (benefit).....       117           182        242       175
                                    -------       -------    -------   -------
 Net income (loss)...............   $(1,059)      $(2,264)   $  (130)  $(8,632)
                                    =======       =======    =======   =======
 Net income (loss) per share.....
Weighted average common shares
 outstanding.....................
                                               THREE MONTHS ENDED
                                  ----------------------------------------------
                                  NOVEMBER 30,  FEBRUARY 28, MAY 31,  AUGUST 31,
                                      1994          1995      1995       1995
                                  ------------  ------------ -------  ----------
Revenues.........................   $11,818       $ 7,916    $12,068   $10,149
Cost of services.................     9,520(4)      5,905      9,275     7,572
                                    -------       -------    -------   -------
 Gross profit....................     2,298         2,011      2,793     2,577
Selling and operating expenses...     2,353         2,622      3,077     3,740
Corporate general and
 administrative expenses.........       578           814        894       882
Amortization of acquisition
 costs...........................        53            53         53        71
Reorganization and consolidation
 expenses........................        --            --         --     2,122
                                    -------       -------    -------   -------
 Operating income (loss).........      (686)       (1,478)    (1,231)   (4,238)
Interest expense (income), net...        16            20        (54)      (21)
Other income (expense)...........         6             6          6         6
                                    -------       -------    -------   -------
 Income (loss) before minority
  interests and income taxes.....      (696)       (1,492)    (1,171)   (4,211)
Minority interests of
 consolidated subsidiaries.......        10           (84)         5       (48)
Income tax expense (benefit).....        --            --         --        --
                                    -------       -------    -------   -------
 Net income (loss)...............   $  (706)      $(1,408)   $(1,176)  $(4,163)
                                    =======       =======    =======   =======
 Net income (loss) per share.....
Weighted average common shares
 outstanding.....................

-------

(1) Excluding the write down of certain fixed assets, selling and operating expenses would have been $4,065, $5,579, $5,979 and $6,489 for the four fiscal 1996 quarters, respectively.

(2) Excluding the non-cash compensation expense related to the granting of stock options, corporate general and administrative expenses would have been $1,101, $1,099, $1,183 and $1,221 for the four fiscal 1996 quarters, respectively.

(3) Excluding (i) the reorganization and consolidation expenses and (ii) the expenses described in notes (1) and (2), operating income (loss) would have been ($910) for the three months ended November 30, 1995, ($1,775) for the three months ended February 29, 1996, $315 for the three months ended May 31, 1996 and $122 for the three months ended August 31, 1996.

(4) Includes $1.1 million of accelerated amortization expense related to capitalized video library costs.

  The Company has experienced significant quarterly fluctuations in its operating results and anticipates such fluctuations in the future. Typically, revenues, operating income and net income for the Company's second quarter are lower than those of the other quarters because traditionally fewer events are scheduled during the winter season. Accordingly, the Company believes that period-to-period comparisons of its results of operations may not be meaningful and should not be relied upon as an indication of future performance.

  Quarterly revenues and operating results depend on the scheduling of events and communications services that are episodic in nature and therefore difficult to forecast. For example, some of the events produced by the Company, such as the introduction of a new management team or a product launch, do not occur on an annual or recurring basis. Operating results may also fluctuate on a quarterly basis due to factors such as the timing of clients' projects, delays in or cancellation of clients' communications services projects and changes in the Company's revenue mix among its offered services. The Company produces events and provides business communications and event management services on a project-by-project basis and has few long-term agreements with its clients through which the services of the Company are retained on an on-going basis. Because the Company's staffing and other operating expenses are based on anticipated revenue levels, a substantial portion of which is related to specific projects, delays in scheduling projects can cause significant variations in the Company's operating results from quarter to quarter.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has financed its operations and acquisitions primarily through the issuance of Convertible Preferred Stock, supplemented by borrowings under its acquisition, working capital and equipment lines of credit and by subordinated notes issued to sellers of acquired businesses.

  The Company has raised approximately $27.0 million through the issuance of Convertible Preferred Stock since 1994 and $11.0 million through the issuance of subordinated notes to sellers of acquired businesses. PGI's credit facilities consist of a $5.0 million acquisition line of credit, which is secured by a first lien on all of the Company's assets and matures on May 31, 1998, a $4.0 million revolving credit line used for working capital purposes and the issuance of standby letters of credit, which is secured by a first lien on all of the Company's assets and matures on March 31, 1997, and a $1.0 million equipment line, which is secured by a first lien on all of the Company's assets and matures on March 31, 1997. As of August 31, 1996, $3.0 million had been drawn against the acquisition line (the notes related thereto are repayable in monthly installments through early fiscal 1998) and $3.0 million was outstanding under the revolving credit line. See Notes 5 and 6 of Notes to Consolidated Financial Statements.

  On November 27, 1996, the Company and the Bank entered into an amendment and restatement of the October 18, 1995 bank financing arrangement, pursuant to which, among other things, the maturity dates of the working capital and equipment lines of credit were extended. A certain covenant involving seller financing was also amended. The Company would have been in compliance with such covenant at August 31, 1996. As of November 30, 1996, the outstanding balance on the three lines of credit was approximately $5.7 million.

  Proceeds from these financing activities were used to pay the cash portion of the purchase price net of the cash acquired through acquisitions during the period from fiscal 1994 through fiscal 1996, totaling approximately $14.4 million. In addition to financing the Company's acquisition activities, the funds generated from the sale of equity were used to fund operating activities and capital expenditures and to repay subordinated notes and bank debt.

  Cash used in operating activities in fiscal 1996 was $5.1 million. This was the result of a net loss of $4.3 million before depreciation and amortization and other non-cash charges including reorganization and consolidation expenses offset by $790,000 of changes in operating assets and liabilities. Cash used in investing activities in fiscal 1996 was $14.3 million and was used primarily for acquisitions and the purchase of property and equipment. Net cash provided by financing activities in fiscal 1996 was $18.5 million, which resulted from the issuance of Convertible Preferred Stock, bank borrowings and subordinated notes issued to sellers of acquired businesses.

  Cash used in operating activities in fiscal 1995 was $3.6 million, which was primarily the result of a net loss of $4.2 million before depreciation and amortization, the write-off of goodwill associated with an acquisition completed in fiscal 1994 and other non-cash charges. Cash used by investing activities in fiscal 1995 was $1.5 million, which was used primarily for acquisitions and the purchase of property and equipment. Net cash provided by financing activities in fiscal 1995 was $8.7 million, which resulted from the issuance of Convertible Preferred Stock partly offset by repayments of bank borrowings and subordinated notes issued in acquisitions.

  Cash used in operating activities in fiscal 1994 was approximately $1.3 million, which was primarily the result of a net loss of $546,000 before depreciation and amortization and other non-cash charges. Cash used in investing activities in fiscal 1994 was approximately $1.2 million, which was primarily used for acquisitions and the purchase of property and equipment. Net cash provided by financing activities was approximately $2.5 million in fiscal 1994, which resulted from the issuance of Convertible Preferred Stock and bank borrowings.

  Capital expenditures were $687,000, $972,000 and $998,000 in fiscal years 1994, 1995 and 1996, respectively, primarily for video and computer equipment. The Company expects to spend approximately $500,000 on capital expenditures in fiscal 1997, primarily for replacement or upgrades of such equipment.

  In fiscal 1997, the Company will be required to make payments of $2.2 million for noncancellable operating leases, certain long-term obligations to lease facilities for certain exhibitions, minimum compensation obligations of $1,420,000 under employment agreements and payments of contingent purchase prices. See Notes 4 and 7 of Notes to Consolidated Financial Statements.

  The Company believes that the net proceeds from the offering and cash generated from operations, together with existing sources of liquidity, will be sufficient to meet its needs for working capital, capital expenditures, the repayment of debt, the payment of contingent considerations for prior acquisitions, if any, and the payment of consideration for future acquisitions consistent with the Company's acquisition strategy, for at least the next twelve months. However, if the Company has the opportunity to make significant acquisitions for cash, the Company may require additional financing. Depending on the Company's future growth and acquisitions, the Company will consider various financing alternatives and may seek to raise additional capital through equity or debt financing. There can be no assurance, however, that this funding will be available on terms acceptable to the Company, if at all. See "Risk Factor--Risks Associated with Future Acquisitions."

RECENT PRONOUNCEMENTS

  In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which is effective for the Company's fiscal 1997 financial statements. SFAS No. 123 allows companies to account for stock-based compensation under either the new provisions of SFAS No. 123 or under the provisions of APB No. 25, but requires pro forma disclosures in the footnotes to the financial statements as if the measurement provisions of SFAS No. 123 had been adopted. The Company intends to continue accounting for its stock-based compensation in accordance with the provisions of APB No. 25. As such, the adoption of SFAS No. 123 will not impact the consolidated financial position or the results of operations of the Company.

INFLATION

  The Company does not believe that inflation has had a material effect on its results of operations in recent years. However, there can be no assurance that the Company's business will not be affected by inflation in the future.

                                   BUSINESS

THE COMPANY

  PGI is a leading worldwide provider of event services on an outsourced basis for corporations, associations and other organizations as well as on a proprietary basis for exhibitions owned and managed by the Company. In fiscal 1996, PGI planned and executed over 1,800 events attended by more than 900,000 people in approximately 50 cities in 12 countries. In order to provide its clients with a single source solution to their event planning needs, PGI offers a wide range of services that encompass the event planning process, including general management, concept creation, content creation and execution. In addition, the Company owns and manages proprietary exhibitions that utilize these services. The Company has developed internally and through acquisitions a vertically-integrated infrastructure capable of providing event services on a multinational basis. The Company believes that its vertically integrated organization, creative talent, network of 24 offices in the United States and abroad, technological leadership and willingness to commit capital to acquire or develop proprietary exhibitions and special events are competitive advantages in a fragmented industry where most vendors provide a limited set of services on a local basis. PGI's revenues have increased at a compound annual rate of 76.2% from fiscal 1994 to fiscal 1996.

INDUSTRY OVERVIEW

  The events industry consists of companies that provide business communications and event management services and organizations that own or manage exhibitions. Corporations, associations and other organizations hold or sponsor events on a frequent, often recurring, basis throughout the year in order to communicate with customers, employees, members and other constituencies and either produce these events internally or outsource their production to third parties. Examples of business communications and event management services are the design, production and execution of conventions, sales meetings, conferences, executive presentations, shareholder and investor meetings, training sessions and product launches. Examples of exhibitions are trade shows, consumer shows and special events that provide a forum for face-to-face interaction and communication, typically between buyers and sellers. A recent study by Deloitte and Touche LLP estimated that the events industry generated approximately $80 billion in direct spending during 1994 in the U.S. alone, exclusive of travel and internal spending by corporations and associations.

  Business Communications and Event Management. Business communications and event management services involve the design, planning and execution of an organization's message. These services include concept creation, content creation, execution and general management of the entire event. Specific services may include speech writing, staging, video and media development and production, production of brochures, handouts and other collateral materials, and the planning and execution of meetings and conventions. These services are generally provided by local or regional firms offering a limited number of services. Most work is performed on a project-oriented basis and services are rendered on a fee basis.

  Exhibitions. Associations and other organizations own or sponsor exhibitions, typically as a means of bringing together buyers and sellers. Exhibitions may be owned and operated by a single party or managed by third party providers of management services on behalf of owners. Owners of exhibitions earn revenues through the lease of exhibit space, the sale of sponsorships and ticket sales, all payable in advance, while third-party managers earn a management fee, typically under multi-year contracts, which may be supplemented by an income sharing arrangement with the exhibition owner. Exhibition owners and managers typically use a wide range of business communications and event management services during production of an exhibition. While the largest owner-managers of exhibitions are divisions of several multinational publishing companies, competition in this industry remains highly fragmented. The top ten management companies are expected to manage approximately 9.0% of the estimated 4,400 exhibitions being held during 1996 in North America. The Company believes that there is an increasing trend on the part of associations, historically the largest owners and operators of exhibitions, to outsource the operational management and often the ownership of exhibitions as they focus on their core missions and seek to improve efficiencies.

  According to Tradeshow Week, an exhibition and trade show publication, during 1995, the largest 200 shows attracted over 180,000 exhibiting companies and over 4.4 million professional attendees and used 56.9 million square feet of exhibition space. From 1991 to 1995, this group of shows produced a compound annual revenue growth rate from the sale of exhibition space of approximately 4.8%, a compound annual growth rate in the number of exhibiting companies of approximately 5.2% and a compound annual growth rate in attendance of approximately 5.9%. The Company believes that this growth has been driven by the realization on the part of exhibitors that exhibitions are a highly cost-effective way of communicating with a large number of customers with relatively modest travel and marketing expense.

  The Company believes that the market for event services is undergoing a shift toward outsourced management as organizations focus on their core competencies and seek to improve the professionalism, creativity and cost-efficiency of their events. Most vendors of outsourced event services are small, local companies that cannot provide the wide range of services, international coverage, creative talent, purchasing power and technological capabilities required by large corporations and associations. As a vertically-integrated service provider, PGI is able to offer a comprehensive solution to such organizations with the assurance of a high quality of service and the opportunity to form a long-term relationship.

THE PGI BUSINESS MODEL

  For client events as well as events owned or managed by the Company, PGI offers a single source solution to event planning and execution. PGI believes that the Company is able to differentiate itself through its consistently high level of creativity. The key elements of the Company's business model are:

  Vertical Integration. PGI offers a wide range of services to provide clients a single source solution to their business communications and event management requirements. These services are provided on an outsourced basis for large corporations and associations as well as in support of exhibitions owned and managed by the Company. PGI's services encompass the major aspects of the event process, including general management, concept creation, content creation and execution. The Company believes that the depth and breadth of its service offerings are critical competitive advantages in an industry in which most vendors offer only a limited set of services.

  Exhibition Ownership. PGI seeks to leverage its vertically-integrated infrastructure by owning and operating exhibitions. The Company believes that its ownership and operation of exhibitions increases recurring revenues, enhances management's control over decision-making, reduces subcontracted costs and efficiently allocates resources. PGI owns the intellectual property related to an exhibition allowing the Company to expand the concept for a successful exhibition by replicating it in new geographic locations. As of the end of fiscal 1996, the Company owned 18 exhibitions.

  Long-Term Client Relationships. In an industry often characterized by short-term, project-oriented work, PGI seeks to develop long-term relationships with corporate clients, trade associations and other organizations that are potential large-scale, recurring users of the Company's services. The Company seeks to provide the high quality of service necessary to develop and maintain long-term client relationships.

  International Presence. A fundamental operating strategy of PGI is to create a multinational presence in order to serve the needs of large corporations and associations, both for U.S.-based organizations that have extensive operations abroad as well as non U.S.-based organizations. PGI has expanded its geographic coverage from two U.S. offices in 1992 to a network of 21 offices in the United

States and three offices abroad as of September 30, 1996. The Company planned events in 12 countries during fiscal 1996. The Company owns or manages 12 exhibitions outside the United States.

  Human Resource Excellence. A primary value PGI brings to its clients is the creative talent, energy and commitment of its employees. PGI seeks to attract and retain the best personnel by developing attractive compensation, benefits and training programs and providing long-term career opportunities that its smaller competitors cannot duplicate. The Company's full-time staff of over 350 professionals is complemented by a pool of over 750 professionals hired on a project-by-project basis who have distinguished themselves through prior experience with PGI. To execute PGI's expansion plans, the Company has recruited a number of senior executives with broad and diverse experience managing rapidly growing international businesses.

  Centralized Administration and Purchasing. An important part of PGI's business model is to rationalize its administrative and purchasing operations to enhance cost efficiency and quality control. The Company's Arlington, Virginia headquarters is the center for administration, MIS, finance, accounting and human resources that are used by personnel both at headquarters and in PGI's field offices. Because the Company often plans and executes multiple events in a single geographic location using the same vendors, the Company believes that it enjoys purchasing power and economies of scale greater than that available to its local competitors.

  Technological Leadership. The Company seeks to use advanced communications technologies such as digitized presentations and multimedia applications to provide high quality customer service. By allocating the technological investment over its large event base, the Company believes that it can invest more in technology than its local competitors and thereby become a leader in utilizing advanced technologies. In addition, PGI is creating business communication applications using new media, such as CD-ROMs, interactive video and the Internet.

GROWTH STRATEGY

  PGI's growth strategy has the following elements:

  Acquire and Develop Proprietary Exhibitions and Special Events. The major focus of the Company's growth strategy over the next several years will be the acquisition and development of proprietary exhibitions and special events. The Company plans to acquire exhibitions that are leaders in their markets, to replicate successful exhibitions in new locations, to spin off portions of exhibitions into separate exhibitions and to develop new exhibitions in geographic and product markets that are underserved. Exhibitions and special events will be managed and executed by various operating entities of PGI, enhancing quality control and permitting PGI to capture a greater percentage of the profits generated.

  Extend Relationships with Existing Clients. The Company believes that substantial opportunities exist to expand relationships with existing clients by cross-selling the full range of the Company's services, building out its international office network and expanding the Company's service offerings, particularly with respect to multimedia capabilities. The Company seeks to capitalize on the services provided to one division or operation of a client by selling its services to other divisions or operations, including foreign operations, of its clients. The Company recently initiated an advertising and public relations program to enhance its brand recognition in the marketplace.

  Build New Client Relationships. As organizations focus on their core competencies and seek to improve the professionalism, creativity and cost-efficiency of their events, the Company believes they will continue to outsource the management of events. PGI believes that many opportunities exist to add new clients with large-scale business communications and event management needs. The Company seeks relationship-building opportunities through client referrals and its 60-person sales force. The Company actively sponsors, manages, participates in and, in some cases, owns, industry events attended by potential clients (such as meeting planners) highlighting its capabilities and market presence.

  Expand International Network. PGI believes that corporations, associations and other organizations located abroad or with extensive operations abroad are increasingly interested in building relationships with business communications and event management firms and owners of events who can provide services on a worldwide basis. In order to better serve these organizations, PGI plans to expand its network of offices in Europe, and expand into Asia and Africa.

  Make Selected Infrastructure Acquisitions. The Company believes that as the event industry continues to consolidate there will be many domestic and international acquisition opportunities. PGI may acquire or affiliate with select additional companies to expand its client base, further build out its infrastructure, add new service applications or provide additional operating efficiencies and synergies, particularly in international markets. Over the past three years, the Company has made 13 acquisitions to build a vertically-integrated infrastructure capable of providing event services on a multinational basis.

  Expand Multimedia Services. The Company provides digital communications and multimedia services to clients in such areas as exhibition promotion, training programs and Internet home pages. The Company designs and develops Web sites, CD-ROM materials, promotional videos, targeted marketing presentations and other multimedia products. The Company believes that continued technological advances, coupled with the growing need of organizations to more effectively tailor their messages, will create opportunities for PGI to develop new services for clients, particularly for business communications and event management services.

  Underlying the Company's growth strategy is a focus on leveraging its infrastructure, overhead and systems to expand its business base while increasing overall efficiency. Eliminating redundant costs through the integration of acquired operations into its corporate administrative infrastructure and utilizing its sales force to capitalize on cross-selling opportunities with existing clients and add new clients is central to the Company's ability to realize profits from its acquisitions and ongoing operations. The Company's inability to control costs successfully as it pursues its growth strategy may inhibit its growth and ability to operate profitably.

SERVICES

  In order to provide its clients with a single source solution for their business communications and event management needs, PGI offers a wide range of services that encompass the event planning process, including general management, concept creation, content creation and execution. PGI provides these services to its clients and for its own events.

  General Management Services. PGI's general management services provide clients with centralized coordination and execution of the overall event. PGI's services for a client are coordinated by an executive producer who is responsible for overseeing the production of an event or exhibition. Specifically, PGI provides:

    . Oversight of the project
    . Oversight of the budget
    . Quality assurance and control
    . Project funding and sponsorship development
    . Project control and accountability
    . Event promotion and marketing creation
    . Schedule management
    . Management of fulfillment providers

  Concept Creation. PGI works with a client to craft the client's message, to identify the best means of communicating the message and to develop cost-effective, creative solutions. Specifically, PGI provides:

    . Joint determination of client needs and goals
    . Market research to support message creation and communication . Design of the elements of the message
    . Selection of types of media within budget constraints
    . Initial project pricing and budgeting

  Content Creation. Once the concept for an event is created, PGI professionals then work to develop and produce the message. Specifically, PGI provides:

    . Composition of speeches
    . Creation of speaker support graphics
    . Video production
    . Creation of digital media
    . Design and distribution of collateral materials

    . Entertainment and speaker scripting
    . Theme and staging design

  Execution. PGI uses its internal resources to execute the event. As client needs dictate, PGI can structure its role to be transparent to event participants. Specifically, PGI provides:

    . On-site quality and logistics control
    . Hotel and venue coordination and buying
    . Transportation management
    . Security coordination
    . Telemarketing services for sale of exhibition space
    . Hospitality management
    . Registration management
    . Cash and payment management
    . Entertainment booking and coordination
    . Design of tour programs
    . Permit and approval procurement
    . Food and beverage management

  The last stage in the event process is fulfillment, the actual provision of services such as catering, registration, transportation rental, audio/visual equipment rental, decor rental and temporary on-site labor. PGI determines on an event-by-event basis whether to hire third party vendors to provide the fulfillment needs for a particular event.

  The Company's services are provided in accordance with contractual relationships entered into with the Company's clients or are utilized in proprietary and sponsored events. PGI earns fees for proprietary exhibitions through the lease of exhibit space, the sale of sponsorships and ticket sales, all payable in advance. When the Company manages an exhibition, it earns a management fee which may be supplemented by an income sharing arrangement with the owner. The Company earns revenues for business communications projects on a fee-for-service basis.

CASE STUDIES

  PGI's integrated infrastructure and operations provide support to those professionals in the Company who have direct client contact and fulfillment responsibility. Generally, the Company staffs a particular project with a team of three to seven core members who are responsible for the overall project under the direction of an executive producer. This team selectively utilizes other PGI resources in order to create the concept and content for an event and then to prepare and execute the event. The Company managed over 1,800 events during fiscal 1996, and the following are examples of PGI's vertically-integrated services and creative capabilities.

  Proprietary Exhibitions. During fiscal 1996, PGI acquired two exhibitions known as Destinations Showcase from the International Association of Convention and Visitors Bureaus (IACVB). These exhibitions serve the meeting planning community and are typically attended by over 280 meeting planners. Prior to the acquisition, there were two Destinations Showcase exhibitions, one held in Washington, D.C. and one held in Chicago. Working together with the IACVB, PGI created a third exhibition held in New York City by replicating the existing exhibitions. PGI professionals created, designed and executed the New York event using PGI's vertically-integrated infrastructure. PGI organized and designed the trade show, organized panels, created multimedia presentations shown during the event, and coordinated the third party vendors that provided fulfillment services. PGI organized the exhibition so that it concluded with PGI-scheduled entertainment in an effort to expose the attending meeting planners to PGI's staging, production and entertainment booking expertise. The Company promoted the event through direct mailings to potential attendees, announcements in industry publications and advertisements at the other Destinations Showcase exhibitions.

  Business Communications and Event Management. A telecommunications company sought to create a meeting that would introduce its new executive team to its employees, establish an environment of cooperation between management and employees and communicate its annual objectives. PGI created an event that would reflect these themes and allow direct participation by employees. PGI designed and created a series of interactive kiosks in which a digitized photograph was taken of a participant who then created his or her own message to senior management on a key pad. These messages, as well as images of participants and management, were displayed during the event as a "video wall," which participants could see as they moved around the meeting facility. PGI created a follow-up video that was sent to each of the company's offices that included a selection of the messages and images, an introduction of the new executives and their communication of the company's annual objectives.

  Integrated Services. PGI has managed events that have both an exhibition services component as well as a business communication services component. For example, a Fortune 50 company holds an annual conference and trade show for its distributors and dealers to promote and strengthen the company's brand name. Although the client initially believed that it needed to hire a number of service providers to implement the conference and trade show, PGI won the competitive bidding process and was engaged by the company to be the general manager of the entire project based on its single source capabilities. PGI worked with the client to create the concept and content of the trade show, general sessions, seminars and special events. PGI professionals designed speeches, video and digital speaker support, established a rehearsal schedule for the conference presenters and created a resource center for the presenters that brought together graphics, teleprompting and speech coach resources. In order to create the appropriate atmosphere for the presentations, PGI designed and created the stages and lighting plans and hired third party vendors to construct them. The Company also managed numerous logistical services including registration and housing reservations, air and ground transportation, badging and credentials, reception services and catering. PGI negotiated hotel arrangements, coordinated rooming lists, selected entertainment, designed program marketing and print materials and hired vendors, all within the client's specified budget.

SALES AND MARKETING

  The Company has separate sales forces that target users of business communications and event management services and exhibition management services. The Company's senior management team and executive producers of events are frequently influential in establishing and expanding new client relationships. Sales personnel are compensated through a commission plan based on a percentage of either gross profits or gross revenues. The Company recently initiated an advertising and public relations program to enhance its brand recognition in the marketplace. Under this program, the Company actively sponsors, manages, participates in and, in some cases, owns, industry events attended by potential clients (such as meeting planners), highlighting its capabilities and market presence.

  Business Communications and Event Management. The Company's sales force comprises approximately 60 full-time sales people who identify prospects, respond to requests for proposals and create solutions to clients' requests. The Company has created compensation incentives to encourage the sales force to sell the Company's wide range of services. New business is generated by (i) pursuing client referrals from existing clients and other business contacts,
(ii) expanding sales to existing clients by providing additional services, and
(iii) new client solicitation. An executive sales person and an executive producer maintain the ongoing client relationship. These team leaders develop a close working relationship with clients that require a broad range of services for their events.

  Exhibitions. The Company expands through the addition of new exhibitions and through expansion opportunities with existing exhibitions. Approximately ten executives focus on adding new exhibitions through (i) the acquisition of exhibitions, (ii) replication of an existing exhibition, (iii) identification of a spin-off opportunity from an existing exhibition, (iv) creation and development of a new exhibition, and (v) multi-year management agreements with exhibition owners. These executives are also responsible for selling corporate and association sponsorships for exhibitions and promoting attendance at events. Once PGI has acquired an exhibition, or has been engaged to manage an exhibition, members of the Company's 15 person exhibition sales staff are assigned to sell floor space using targeted promotional mailings followed by telemarketing and personal contact.

STRUCTURE AND INTEGRATION OF ACQUISITIONS

  The Company has pursued a number of strategic acquisitions to create a vertically-integrated business communications and event management structure to serve the Company's clients and PGI-owned events. The Company's acquisitions of business communications and event management companies were intended to add geographic coverage to the Company's existing businesses and to broaden the Company's service offerings. With this infrastructure in place, the Company began to implement its strategy of acquiring proprietary exhibitions and during fiscal 1996 acquired two exhibition companies and two proprietary exhibitions.

  The Company's acquisition strategy has been to acquire companies with complementary assets, significant client relationships and technical expertise. The Company also considers the ability of the candidate's management team to contribute to the Company's operations, the synergistic effect of the acquisition on the Company's operations and the attractiveness of the candidate's location. The Company seeks to retain owners and managers of the acquisition candidate. The Company has often structured its acquisition agreements with contingent payment provisions. The Company continues to evaluate potential acquisitions and negotiate with several potential acquisition candidates. There can be no assurance, however, that the Company will be able to identify and acquire desirable acquisition candidates on terms favorable to the Company or in a timely manner. See "Risk Factors--Risks Associated with Future Acquisitions."

  Following an acquisition, the Company integrates the acquired business with its existing operations and takes advantage of cross-selling opportunities. The Company seeks to expand the acquired business into new markets complementary to the Company's operations. The Company seeks to consolidate operations and administrative functions, eliminate redundant facilities, reduce administrative overhead and consolidate its purchasing power. In connection with this rationalization, in fiscal 1995 and 1996, the Company has recognized certain material reorganization and consolidation expenses related to write-offs or write downs of acquired assets and facility closings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes 2 and 4 of Notes to Consolidated Financial

Statements. The Company may find it necessary to incur substantial restructuring and consolidation costs with respect to future acquisitions. These costs may have an adverse impact on the financial results of the Company.

OPERATIONS

  PGI provides services through its headquarters and 20 field offices in the United States as well as three international field offices. The Company's full-time staff of over 350 professionals is complemented by a pool of over 750 project professionals hired on a project-by-project basis who have distinguished themselves through prior experience with PGI. The Company centralizes many of its administrative and purchasing functions at its headquarters, while creative, production and sales personnel service clients from PGI's field offices. Large, national clients are served by a sales person who introduces the client to the Company's multinational execution capabilities and is responsible, typically together with an executive producer, for maintaining the client relationship at the local level.

  The Company's operations are generally organized to serve the two principal areas of the events industry, with separate groups responsible for the exhibitions and the business communications and events management components of the Company's business. PGI professionals in the Company's exhibition management group oversee the management and marketing of exhibitions owned by corporations and associations as well as those owned by the Company. Professionals in the Company's business communications group provide creative solutions for organizations seeking to develop and execute conventions, meetings and other means of communicating with their intended audiences.

  PGI's event planning and destination logistics group, its entertainment production and distribution group and its multimedia and Internet services group provide support for the Company's two industry groups. The Company's professionals work closely together to develop, produce and execute an event or communication. In addition, PGI's clients seeking a particular service may engage any of these groups independently. See "--Services."

COMPETITION

  The Company competes with owners and managers of exhibitions and with vendors of business communications and event management services.

  Exhibitions. The Company competes for the ownership of exhibitions with a wide variety of potential owners including divisions of several multinational publishing companies, including United Newspapers (U.K.) and Reed/Cahners, a subsidiary of Reed/Elsevier, two of the largest exhibition owners, based on the number of owned exhibitions. The Company competes for exhibition ownership generally on the basis of management style, opportunities offered to owners and employees of the acquired businesses and price. The Company competes for the management of exhibitions with divisions of multinational publishing companies as well as with small to mid-sized companies specializing in managing exhibitions. PGI principally competes for the management of exhibitions on the basis of quality of management, marketing ability and track record. Once PGI owns or manages an exhibition, PGI competes for exhibitors and attendees with corporations and associations that offer alternative exhibitions. PGI principally competes for exhibitors on the basis of the timing of the exhibition, participation by industry leaders, history of audience attendance, location and availability of exhibition space. PGI considers other exhibition owners or managers competitors only to the extent they own or manage exhibitions in the same industry as those exhibitions owned or managed by PGI.

  Business Communications and Event Management. The Company competes for business communications and event management projects primarily with a large number of local and regional firms that generally provide a limited range of services, although there are a few companies, such as Caribiner International, Inc., with national presence and greater scope of services than those provided by local vendors. The Company also competes with specialized vendors such as production companies, meeting planning companies and destination logistics companies. The Company principally competes on the basis of service breadth and quality, creativity, responsiveness, geographic proximity to the client and price.

FACILITIES

  PGI's corporate headquarters are located in Arlington, Virginia, in approximately 22,000 square feet of leased office space. The Company's headquarters lease expires in April 2003, with an option to renew for an additional period of five years. As of September 30, 1996, PGI had 20 sales and production offices in the United States in Atlanta; Boston; Chicago; Dallas; Irvine, California; Las Vegas (2); New York (2); Orlando; Palm Springs; Phoenix (2); San Antonio; San Diego (2); San Francisco; San Mateo; Washington, D.C.; Wyckoff, New Jersey; and three international offices in Hamburg (Germany); London (England); and Baku (Azerbaijan).

EMPLOYEES

  As of September 30, 1996, the Company had 359 full-time and 20 part-time employees. The Company has no collective bargaining or similar agreements with unions; however, from time to time the Company independently contracts or hires part-time union personnel, particularly during the production of a particular meeting or event. The Company considers its relations with its employees to be good.

LEGAL PROCEEDINGS

  The Company is involved in routine legal proceedings incidental to the conduct of its business. Management believes that none of these legal proceedings will have a material adverse effect on the financial condition or results of operations of the Company.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company are:

       NAME                  AGE                       POSITION
       ----                  ---                       --------
   Mark N. Sirangelo (1)...   36 Chairman of the Board of Directors, President,
                                  and Chief Executive Officer
   Darryl Hartley-Leonard..   51 Vice Chairman of the Board of Directors
   John M. Green...........   45 Executive Vice President and Chief Operating Officer
                                  of U.S. Operations
   Richard S. Bartell......   44 Senior Vice President and Chief Financial Officer
   Edward P. Doody.........   49 Senior Vice President and Director
   Douglas L. Ducate.......   55 Senior Vice President
   Mary C. King............   35 Senior Vice President and Secretary
   Robert A. Kirkland......   54 Senior Vice President
   Cyril M. Wismar.........   52 Senior Vice President
   Robert C. McCormack
    (1)(2).................   57 Director
   Peter C. Wendell (1)(2).   46 Director

--------
(1)Member of the Compensation Committee.
(2)Member of the Audit Committee.

  Mr. Sirangelo founded the Company and has served as the Chairman of the Board of Directors, President and Chief Executive Officer of the Company since June 1991. He was Executive Vice President of National Trade Productions, Inc., an exposition and trade show management company from July 1989 to May 1991. He was President and Chief Operating Officer of Rowley-Scher, Inc., a graphics arts and communications company from February 1986 to June 1989. He was Vice President of Repro-Tech, Inc., a publishing and printing company from January 1983 to January 1985.

  Mr. Hartley-Leonard has served as the Vice Chairman of the Board of Directors of the Company since June 1996. He has served as the Vice Chairman of Regency Productions/PGI, an event production and entertainment marketing firm since June 1996. For over 30 years, he was employed by Hyatt Hotels Corporation. From June 1994 until he joined the Company, Mr. Hartley-Leonard was Chairman of the Board of Hyatt Hotels Corporation, and from 1983 until June 1994, he was President of Hyatt Hotels Corporation. He is currently the Chairman of the U.S. Department of Commerce Travel and Tourism Advisory Board and the Travel and Tourism Government Affairs Council. He also serves on the boards of directors of Royal Caribbean Cruise Lines and DART, Inc.

  Mr. Green has served as the Company's Executive Vice President since February 1996 and the Chief Operating Officer of U.S. Operations since November 1996. He was Senior Vice President, Finance and Corporate Controller of Marriott International Corporation from May 1995 to February 1996. He was Senior Vice President, Chief Financial Officer and Planning with Host Marriott Corporation from December 1991 to April 1995. Mr. Green also was Vice President, Finance and Planning with Marriott Corporation from May 1989 to December 1991. He was employed by PepsiCo, Inc. from July 1978 to April 1989, most recently as Director of Corporate Planning.

  Mr. Bartell has served as the Company's Chief Financial Officer since February 1996. He was Senior Vice President of Finance for Citicorp Diners Club, Inc. from August 1986 to January 1996. He was the Controller of Applied Learning, a division of the National Education Corporation from January 1983 to June 1986.

  Mr. Doody has served as the Company's Senior Vice President since March 1994 and as an officer and a director since November 1993. He was Director of International Sales and Marketing of NovAtel CARCOM, a manufacturer of cellular phones, from February 1993 to March 1994. He was President and Chief Operating Officer of National Cellular, Inc. from August 1992 to February 1993. From October 1984 to August 1992, he was President of Meteor-Siegen, Inc., a subsidiary of Meteor-Siegen Apparatebau Paul Schmeck, a manufacturer of printing, photographic and engineering support equipment.

  Mr. Ducate joined the Company in January 1995 and has served as the Company's Senior Vice President since February 1996. He was Associate Executive Director of the Society of Petroleum Engineers from August 1968 to December 1994. He served as Chairman of the Convention Liaison Council in 1992, President of the International Association for Exposition Management from 1986 to 1992 and has served as a director of the American Society of Association Executives and the Professional Convention Management Association since 1994.

  Ms. King has served as the Company's Senior Vice President since February 1996 and has been responsible for human resources management since she joined the Company in February 1994. She was an independent consultant specializing in human resources from August 1989 to February 1994. From December 1985 to August 1989, she was Director of Human Resources for Rowley-Scher Reprographics, Inc.

  Mr. Kirkland joined the Company in October 1995 and has served as the Company's Senior Vice President since February 1996. He was employed by Maritz, Inc., an incentive travel, performance improvement and meeting management company from October 1965 to February 1994, most recently as a Corporate Vice President.

  Mr. Wismar joined the Company in December 1990 and has served as the Company's Senior Vice President since February 1996. He was President of Wismar Creative Group, Inc., a communication concept, design and production company from October 1986 to April 1991. From May 1983 to December 1986, he was Executive Vice President and Executive Producer for Kartes Video Communications, a video production and distribution company.

  Mr. McCormack has served as a director of the Company since November 1993. He has been the Co-Chairman of Trident Capital, Inc. since May 1993. From January 1990 to January 1993, he was Assistant Secretary of the Navy (Financial Management). Prior to that, he served in a variety of management positions at the Department of Defense. Mr. McCormack also serves on the boards of directors of DeVry, Inc., Illinois Tool Works, Inc. and MetroMail Corporation.

  Mr. Wendell has served as a director of the Company since November 1993. Since 1982, Mr. Wendell has been a partner of Sierra Ventures, a $260 million venture capital firm focusing on information technology, health care and service businesses. Mr. Wendell also currently holds a faculty appointment at Stanford University's Graduate School of Business.

  Messrs. McCormack and Wendell were each originally elected to the Board pursuant to a voting agreement entered into in connection with the sale of the Company's Series C Preferred Stock in November 1993. That voting agreement will terminate upon the closing of this offering.

DIRECTORS; COMMITTEES

  The number of directors of the Company is currently fixed at five. Following this offering, the Company's Board of Directors will be divided into three classes, with members of each class of directors serving for staggered three-year terms. The Board will consist of one Class I Director (Mr. Hartley-Leonard), two Class II Directors (Messrs. McCormack and Wendell), and two Class III Directors (Messrs. Doody and Sirangelo), whose initial terms will expire at the 1997, 1998 and 1999 annual meetings of stockholders, respectively.

  The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee, consisting of Messrs. McCormack and Wendell, recommends the firm to be appointed as independent accountants to audit financial statements and to perform services related to the audit, reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants the Company's annual operating results, considers the adequacy of the internal accounting procedures and audit procedures of the Company and reviews the non-audit services to be performed by the independent accountants. The Compensation Committee, consisting of Messrs. Sirangelo, McCormack and Wendell, reviews and recommends the compensation arrangements for officers and other senior level employees, reviews general compensation levels for other employees as a group, and determines the options to be granted to eligible persons under the Company's 1995 Stock Plans.

COMPENSATION OF DIRECTORS

  Directors of the Company to date have received no compensation for their services in such capacity, but are reimbursed for out-of-pocket expenses in connection with attendance at Board and committee meetings. Under the 1997 Directors' Stock Option Plan, directors of the Company who are not employees of the Company are eligible to receive non-statutory options to purchase shares of Common Stock. The plan was adopted by the Board of Directors in October 1996. See "Management--Employee Stock and Other Benefit Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company did not have a Compensation Committee of the Board of Directors prior to September 1996. Prior to that date, all executive officer compensation decisions have been made by Mr. Sirangelo in consultation with the Board of Directors.

EXECUTIVE COMPENSATION

  The following table sets forth information concerning compensation paid to the Chief Executive Officer and the other four executive officers whose aggregate salaries and bonuses exceed $100,000 (collectively, the "Named Executive Officers") for all services rendered in all capacities to the Company for the year ended August 31, 1996.

                         SUMMARY COMPENSATION TABLE(1)

                                                     LONG-TERM
                                                    COMPENSATION
                                                       AWARDS
                                                    ------------
                                                     SECURITIES
                                    1996 ANNUAL      UNDERLYING
                                    COMPENSATION      OPTIONS
                                 ------------------  (NUMBER OF   ALL OTHER
      NAME AND POSITION           SALARY  BONUS (2)   SHARES)    COMPENSATION
      -----------------          -------- --------- ------------ ------------
Mark N. Sirangelo............... $250,008  $   --     170,000       $  860 (3)
 Chairman of the Board of
 Directors,
 President and Chief Executive
 Officer
Edward P. Doody.................  147,503   30,000     30,000          --
 Senior Vice President and Di-
 rector
Douglas L. Ducate...............  178,339      --      25,000       $1,665 (4)
 Senior Vice President
Robert A. Kirkland(5)...........  127,086      --      25,000          --
 Senior Vice President
Cyril M. Wismar.................  150,006   60,000      2,000          --
 Senior Vice President of
 Marketing and Communications

--------
(1) Two executive officers, Messrs. Green and Bartell, joined the Company in February 1996 and would have appeared in the table above had they been employed by the Company for a full fiscal year.
(2) Amounts shown include bonuses accrued in 1995 and paid in 1996.
(3) Represents payment by the Company of the annual premium for key man insurance.
(4) Represents payment by the Company of the annual premium for key man insurance.
(5) Mr. Kirkland joined the Company in October 1995 and is compensated at an annual base salary of $150,000. See "--Employment Agreements."

OPTION GRANTS AND HOLDINGS

  The following table summarizes the options which were granted during the fiscal year ended August 31, 1996 to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                            POTENTIAL REALIZABLE
                                         INDIVIDUAL GRANTS                        VALUE AT
                         --------------------------------------------------    ASSUMED ANNUAL
                                       % OF TOTAL                              RATES OF STOCK
                          NUMBER OF      OPTIONS                             PRICE APPRECIATION
                         SECURITIES    GRANTED TO     EXERCISE               FOR OPTION TERM (3)
                         UNDERLYING   EMPLOYEES IN      PRICE    EXPIRATION ---------------------
     NAME                OPTIONS (1) FISCAL YEAR (2)   ($/SH)       DATE     5% ($)      10% ($)
     ----                ----------- --------------- ----------- ---------- --------     --------
Mark N. Sirangelo.......   170,000        28.1%      $1.40-$3.00    2006    $432,330     $434,660
Edward P. Doody.........    30,000         5.0          1.40        2006      43,398       44,796
Douglas L. Ducate.......    25,000         4.1          1.40        2006      36,165       37,330
Robert A. Kirkland......    25,000         4.1          1.40        2006      36,165       37,330
Cyril M. Wismar.........     2,000           *          1.40        2006       2,894        2,989

--------
 * Less than 1%.
(1) The options are immediately exercisable upon grant; however, other than with respect to Mr. Sirangelo's options, the Company has a repurchase option that expires with respect to one-fourth of the shares on the first anniversary of the grant date and declines thereafter in 36 monthly increments provided that such officer remains continuously employed by the Company. All options terminate ten years after the grant date, subject to earlier termination in accordance with the Company's 1995 Stock Plans.
(2) Based on options to purchase 605,300 shares of Common Stock granted in fiscal 1996.
(3) This column shows the hypothetical gains or "option spreads" of the options granted based on the assumed annual compound stock appreciation rates of 5% and 10% over the terms of the options. The 5% and 10% rates do not represent the Company's estimate or projection of future Common Stock prices. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares, or reflect nontransferability, vesting or termination provisions. The actual gains, if any, on the exercises of stock options will depend on the future performance of the Common Stock.

  The following table summarizes information on aggregate option exercises in the fiscal year ended August 31, 1996 and information with respect to the value of unexercised options to purchase the Company's Common Stock for the Named Executive Officers. None of the Named Executive Officers exercised any stock options during 1996.

  AGGREGATED EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                   NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                  UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                OPTIONS AT FISCAL YEAR END    AT FISCAL YEAR END (2)
                               ----------------------------- -------------------------
      NAME                     EXERCISABLE (1) UNEXERCISABLE EXERCISABLE UNEXERCISABLE
      ----                     --------------- ------------- ----------- -------------
Mark N. Sirangelo.............     270,000             0
Edward P. Doody...............      17,500        12,500
Douglas L. Ducate.............       9,895        15,105
Robert A. Kirkland............           0        25,000
Cyril M. Wismar...............      70,000         2,000

--------
(1) The options are immediately exercisable upon grant; however, other than with respect to Mr. Sirangelo's options, the Company has a repurchase option that expires with respect to one-fourth of the shares on the first anniversary of the grant date and declines thereafter in 36 monthly increments provided that such officer remains continuously employed by the Company. All options terminate ten years after the grant date, subject to earlier termination in accordance with the Company's 1995 Stock Plans.
(2) There was no public trading market for the Common Stock as of August 31, 1996. Accordingly these values have been calculated on the basis of an
    assumed initial public offering price of $   per share, less the
    applicable exercise price.

EMPLOYEE STOCK AND OTHER BENEFIT PLANS

  401(k) Plan. Effective January 1994, the Company adopted a profit sharing plan (the "401(k) Plan") covering all of the Company's employees who have completed one year of service and have attained the age of 21. The 401(k) Plan is intended to be a tax-qualified plan under Section 401(a) of the Code. The 401(k) Plan enables employees to reduce their taxable compensation by electing to defer current compensation into the 401(k) Plan, up to the statutorily prescribed annual limit. The Company may, but is not required to, make matching contributions to the 401(k) Plan based on the discretion of the Board of Directors. Each participant becomes fully vested in the Company's contributions allocated to his or her account upon completion of six years of service. The Company has never made any matching contributions.

  Stock Option and Stock Issuance Plans. On March 15, 1995, the Company's Board of Directors adopted and on April 20, 1995, the stockholders approved the 1995 Stock Option/Stock Issuance Plan (California) (the "California Plan") and the 1995 Stock Option/Stock Issuance Plan (Virginia) (the "Virginia Plan") (collectively known as the "1995 Stock Plans"). The 1995 Stock Plans are intended to motivate and reward designated officers and other key employees of the Company and its subsidiaries who contribute to the growth of the Company by granting them stock options for shares of Common Stock or by granting them stock. Under the 1995 Stock Plans options and awards may be granted to employees and consultants of the Company and each option and award are evidenced by written agreements between the Company and the employee. As of September 30, 1996, the Company has not granted any direct stock awards under the 1995 Stock Plans.

  The Company has authorized 1,156,000 shares of Common Stock for issuance under the 1995 Stock Plans. As of December 15, 1996, options for 2,411 shares were exercised, options for 868,605 shares were outstanding and 284,984 shares remained available for future grant under the 1995 Stock Plans. During fiscal 1991 and 1995, options to purchase 20,000 and 95,000 shares were granted outside of the 1995 Stock Plans, respectively, at an exercise price of $0.01 per share. During fiscal 1996, options for 1,000 shares were granted outside of the 1995 Stock Plans, at an exercise price of $1.40 per share, and options for 50,000 shares were granted outside of the 1995 Stock Plans to two outside directors, at an exercise price of $3.00 per share.

  The 1995 Stock Plans are administered by the Compensation Committee, which has the authority to determine the plans' participants and the terms and conditions of the options and awards granted under the plans including the number of shares or the amount of other awards, the price or performance goals and vesting and termination provisions. The Committee has the authority to construe and interpret the provisions of the 1995 Stock Plans.

  Under the California Plan, the exercise price of stock options and the purchase price of the Common Stock must be not less than 85% of the fair market value of a share of Common Stock on the date the option is granted or the date the stock is issued (110% with respect to persons who own stock possessing more than 10% of the total combined voting power of all classes of stock of the Company ("10% Owners")). Under the Virginia Plan, the exercise price of the stock options and the purchase price of the Common Stock may be less than, equal to or greater than the fair market value of a share of Common Stock on the date of the grant or the date the stock is issued.

  Options intended to qualify as incentive stock options under the Code or nonqualified stock options may be granted under the 1995 Stock Plans. The exercise price of incentive stock options granted under the 1995 Stock Plans must be at least equal to the fair market value of the Common Stock on the date of the grant except that the exercise price of an incentive stock option granted to a 10% Owner must be at least 110% of the fair market value of the Common Stock on the date of grant. The exercise price of nonqualified stock options granted under the 1995 Stock Plans may not be less than the fair market value of the Common Stock on the date of the grant. Options granted under the 1995 Stock Plans will vest at such times as are specified by the Committee. An option granted to a participant will expire on the date determined by the Committee, which date may not exceed 10 years from the date of grant, except that an incentive stock option granted to a 10% Owner must be exercised within five years of the date of grant.

  If a participant with outstanding options or awards is terminated for any reason other than death or disability, the participant may exercise any outstanding option or award, to the extent it has vested, for a period of three months following termination. If the participant is terminated due to temporary disability, he may exercise any outstanding option for a period of six months from the date of termination and for a period of twelve months in the case of permanent disability. If a participant with outstanding options dies, such options may be exercised by the individual or his personal representative within the period of one year after the date of death. If an individual with outstanding options or awards ceases to be an employee on account of termination for cause by the Company or a voluntary termination of employment by the employee, any outstanding option or award shall terminate as of the date he ceases to be an employee (except as the Committee may otherwise provide). If the Company terminates a participant for any reason other than those previously described, any outstanding option or award, to the extent that it was exercisable on the date of such termination, may be exercised by the holder within thirty days (or such shorter time as may be specified by the Committee in the participant's agreement), but in no event later than the expiration of the option or award.

  The Board may amend or terminate the 1995 Stock Plans at any time, except that the Board cannot amend the plans to materially increase the benefits accruing to participants under the plans, increase the aggregate number (or individual limit) of shares of Common Stock that may be issued or transferred under the plans, or modify the requirements as to the eligibility for participation in the plans without the approval by the stockholders. In addition, the Board is prohibited from amending the 1995 Stock Plans if such amendment would cause the plans or any option or award, or the exercise of any right under the plans to fail to comply with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or would cause the 1995 Stock Plans, the option or award or the exercise of an incentive stock option under the plans, to fail to comply with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended. No amendment of the plans may adversely affect any outstanding options or awards without the consent of each holder thereof.

  1997 Directors' Stock Option Plan. The Director Plan was adopted by the Board of Directors in October 1996, subject to approval by the stockholders. Under the terms of the Director Plan, directors of the Company who are not employees of the Company are eligible to receive non-statutory options to purchase shares of the Common Stock. A total of 100,000 shares of Common Stock may be issued upon exercise of options granted under the Director Plan. Unless terminated sooner by the Board of Directors, the Director Plan will terminate in 2006, or the date on which all shares available for issuance under the Director Plan shall have been issued pursuant to the exercise of options granted under the Director Plan.

  Upon a member's initial election or appointment to the Board of Directors after the date of this Prospectus, such member will be granted options to purchase 10,000 shares of Common Stock. Annual options to purchase 2,500 shares of Common Stock will be granted to each eligible director on the date of each annual meeting of stockholders commencing in 1998. Such annual options will vest in full at the earliest of (i) the first anniversary of the date of the grant or (ii) the date of the next annual meeting of stockholders. The exercise price of options granted under the Director Plan will equal the closing price per share of the Common Stock on the date of grant.

  Options granted under the Directors Plan are not transferable by the optionee except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order. In the event an optionee ceases to serve as a director, each option may be exercised by the optionee for the portion then exercisable at any time within 60 days after the optionee ceases to serve as a director; provided, however, that in the event that the optionee ceases to serve as a director due to his death or disability, then the optionee, or his or her administrator, executor or heirs, may exercise the exercisable portion of the option for up to 180 days following the date the optionee ceases to serve as a director. No option is exercisable after the expiration of five years from the date of grant.

  Upon a "Change in Control of the Company" as defined in the Director Plan, any outstanding options issued pursuant to the Directors Plan prior to the date of such Change in Control of the Company shall vest and be exercisable as to 50% of the number of shares of Common Stock that remain unvested on the date of such Change in Control.

EMPLOYMENT AGREEMENTS

  Mr. Sirangelo has an employment agreement with the Company, which expires on August 31, 1998. Mr. Sirangelo's agreement provides for an annual base salary of $275,000 through August 31, 1997 and $300,000 during the following one year period, eligibility for future stock option grants, an annual performance bonus, and an annual car allowance. Pursuant to the agreement, in fiscal 1996, Mr. Sirangelo was awarded an option to purchase 120,000 shares of Common Stock, at an exercise price of $3.00 per share.

  Mr. Hartley-Leonard has an employment agreement with the Company, which expires on May 31, 1998. Mr. Hartley-Leonard's agreement provides for an annual base salary of $150,000. Pursuant to the agreement in fiscal 1996, Mr. Hartley-Leonard was awarded an option to purchase 40,000 shares of Common Stock, at an exercise price of $1.67 per share. Such option will become fully vested six months following the offering. If Mr. Hartley-Leonard is terminated without cause during the six months following the offering, the option will become fully vested upon termination.

  Mr. Bartell has an employment agreement with the Company, which expires on December 31, 1997. Mr. Bartell's agreement provides for an annual base salary of $150,000 through December 31, 1996 and

$175,000 during the following one year period, eligibility for future stock option grants and an annual performance bonus. Pursuant to the agreement in fiscal 1996, Mr. Bartell was awarded an option to purchase 25,000 shares of Common Stock, at an exercise price of $1.40 per share.

  Mr. Doody has an employment agreement with the Company, which expires on December 31, 1997. Mr. Doody's agreement provides for an annual base salary of $170,000 through December 31, 1996 and $180,000 during the following one year period, and eligibility for future stock option grants. Pursuant to the agreement, Mr. Doody was awarded an option to purchase 30,000 shares of Common Stock, at an exercise price of $1.40 per share.

  Mr. Ducate has an employment agreement with the Company, which expires on November 11, 1998. Mr. Ducate's agreement provides for an annual base salary of $195,000, and eligibility for future stock option grants. Pursuant to the agreement in January 1996, Mr. Ducate was awarded an option to purchase 25,000 shares of Common Stock, at an exercise price of $1.40 per share, and, in November 1996, an option to purchase 2,500 shares of Common Stock at an exercise price of $6.50 per share.

  Mr. Green has an employment agreement with the Company, which expires on August 31, 1997. Mr. Green's agreement provides for an annual base salary of $180,000, eligibility for future stock option grants and an annual performance bonus. Pursuant to the agreement, in February 1996, Mr. Green was awarded an option to purchase 50,000 shares of Common Stock, at an exercise price of $1.40 per share, and, in November 1996, an option to purchase 5,000 share of Common Stock, at an exercise price of $6.50 per share. Such option will become fully vested six months following the offering. If Mr. Green is terminated without cause during the six months following the offering, the option will become fully vested upon termination.

  Mr. Kirkland has an employment agreement with the Company, which expires on August 31, 1997. Mr. Kirkland's agreement provides for an annual base salary of $150,000 and eligibility for future stock option grants. Pursuant to the agreement, Mr. Kirkland was awarded an option to purchase 25,000 shares of Common Stock, at an exercise price of $1.40 per share.

  Mr. Wismar has an employment agreement with the Company, which expires on January 1, 1997. Mr. Wismar's agreement provides for an annual base salary of $150,000, eligibility for future stock option grants and an annual performance bonus. Pursuant to the agreement, Mr. Wismar was awarded an option to purchase 2,000 shares of Common Stock, at an exercise price of $1.40 per share.

  The agreements are automatically renewable for additional periods and contain confidentiality, non-compete and severance provisions.

                             CERTAIN TRANSACTIONS

RELATED PARTY TRANSACTIONS

  Since inception, the Company has financed its growth and acquisition activities primarily through the sale of its Preferred Stock. In October 1992, the Company sold an aggregate of 600,000 shares of Series A Convertible Preferred Stock ("Series A Preferred Stock") at a purchase price of $0.84 per share, for an aggregate consideration of $500,000, of which 120,000 shares were sold to the Robert C. McCormack Revocable Trust, an affiliate of Mr. McCormack.

  In November 1993, Sierra Ventures ("Sierra"), Trident Capital Partners Fund-I, L.P. and affiliated entities ("Trident") and other accredited investors, as such term is defined in Rule 501 of the Securities Act ("Accredited Investors"), purchased an aggregate of 1,231,151 of shares of Series C Convertible Preferred Stock ("Series C Preferred Stock") at a purchase price of $2.60 per share, for an aggregate consideration of approximately
$3.2 million. Subsequent to the transaction, Messrs. Wendell and McCormack were elected to the Board of Directors as designees of Sierra and of the holders of a majority of the outstanding shares of Series A Preferred Stock of the Company respectively, pursuant to a voting agreement. Such voting agreement will terminate upon the closing of the offering. In January 1994, the Company issued an additional 29,000 shares of Series C Preferred Stock, including 10,000 shares held by Mr. Wismar.

  In February 1995, Sierra, Trident, First Plaza Group Trust ("First Plaza") and other Accredited Investors purchased an aggregate of 1,574,997 shares of Series D Convertible Preferred Stock ("Series D Preferred Stock") at a purchase price of $7.00 per share, for an aggregate purchase price of approximately $11 million.

  Between February and September 1996, Sierra, Trident, First Plaza, WLD/Lamont Partners and other Accredited Investors purchased an aggregate of 1,796,407 shares of Series E Convertible Preferred Stock ("Series E Preferred Stock") at a purchase price of $8.35 per share, for an aggregate consideration of approximately $15 million. All outstanding Series A, C, D and E Preferred Stock will be converted into shares of Common Stock on a one for one basis upon the closing of this offering.

  On May 31, 1996, the Company acquired Regency Productions, Inc., a subsidiary of Hyatt Hotels Corporation. Subsequent to the transaction, Mr. Hartley-Leonard, formerly the Chairman of the Board of Directors of Hyatt Hotels Corporation, was elected as Vice Chairman of the Board of Directors of the Company. See "Historical Overview" and Note 4 of Notes to Consolidated Financial Statements.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of December 15, 1996 by: (i) each person known by the Company to own beneficially five percent or more of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) each Named Executive Officer; and (iv) all executive officers and directors of the Company as a group. Unless otherwise noted, each person or group identified has sole voting and investment power with respect to the shares shown.

                                       NUMBER OF SHARES       PERCENTAGE        PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER  BENEFICIALLY OWNED PRIOR TO OFFERING(1) AFTER OFFERING
------------------------------------  ------------------ -------------------- --------------
Sierra Ventures (2).....                  1,385,403              24.0%
 3000 Sand Hill Road,
 Bldg. 4
 Menlo Park, CA 94025
Mellon Bank, N.A. (3) as
 trustee for............                  1,336,184              23.1
 First Plaza Group Trust
 One Mellon Bank Center
 Pittsburgh PA 15258-
 0001
Trident Capital Partners
 Funds (4)..............                  1,046,263              18.0
 2480 Sand Hill Road
 Menlo Park, CA 94025
WLD/LAMONT Partners (5).                    633,474              11.0
 One East Broward Blvd.
 Suite 1101
 Fort Lauderdale, FL
 33301
Mark N. Sirangelo (6) ..                    625,000              10.3
Darryl Hartley-Leonard .                         --                --
Edward P. Doody (7) ....                     21,250                 *
Douglas L. Ducate (8) ..                     13,020                 *
Robert A. Kirkland (9)..                      7,812                 *
Cyril M. Wismar (10)....                     80,541               1.4
Robert C. McCormack
 (11)...................                  1,046,263              18.0
Peter C. Wendell (12)...                  1,405,194              24.2
All executive officers
 and directors as a
 group (11 persons)
 (13)...................                  3,230,330              51.7

--------
*   Less than 1%.

(1) Applicable percentage of ownership as of December 15, 1996 is based upon 5,783,966 shares of Common Stock outstanding, assuming the conversion of all outstanding Convertible Preferred Stock into 5,231,555 shares of Common Stock upon the closing of the offering. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days after December 15, 1996, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

(2) Includes 1,332,065 shares beneficially owned by Sierra Ventures IV, L.P. and 53,338 shares beneficially owned by Sierra Ventures IV, International (collectively, "Sierra Ventures").

(3) Mellon Bank, N.A., acts as the trustree (the "Trustee") for First Plaza Group Trust ("First Plaza"), a trust under and for the benefit of certain employee benefit plans of General Motors Corporation ("GM") and its subsidiaries. These shares may be deemed to be owned beneficially by General Motors Investment Management Corporation ("GMIMCo"), a wholly owned subsidiary of GM. GMIMCo's principal business is providing investment advice and investment management services with respect to the assets of certain employee benefit plans of GM and its subsidiaries and with respect to the assets of certain direct and indirect subsidiaries of GM and associated entities. GMIMCo is serving as First Plaza's investment manager with respect to these shares and in that capacity it has the sole power to direct the Trustee as to the voting and disposition of these shares. Because of the Trustee's limited role, beneficial ownership of the shares by the Trustee is disclaimed.

(4) Includes (i) 856,950 and 169,522 shares beneficially owned by Trident Capital Partners Fund-I, L.P., and Trident Capital Partners Fund-I, C.V., respectively (such funds are referred to collectively as the "Trident Capital Funds"), and (ii) 19,791 shares issuable upon exercise of outstanding options granted to Trident Capital, L.P., on August 31, 1996.

(5) Douglas S. Luke is the General Partner of WLD/LAMONT Partners and as such may be deemed to be the beneficial owner of all shares owned by WLD/LAMONT Partners. Except to the extent of his pecuniary interest therein, Mr. Luke disclaims beneficial ownership with respect to these shares.

(6) Includes 270,000 shares issuable upon exercise of outstanding options and 5,000 shares issuable upon exercise of outstanding options held by Mr. Sirangelo's mother.

(7) Includes 21,250 shares issuable upon exercise of outstanding options.

(8) Includes 13,020 shares issuable upon exercise of outstanding options.

(9) Includes 7,812 shares issuable upon exercise of outstanding options.

(10) Includes 70,541 shares issuable upon exercise of outstanding options.

(11) Includes (i) 1,026,472 shares beneficially owned by Trident Capital Funds and (ii) 19,791 shares issuable upon exercise of outstanding options granted to Trident Capital, L.P., on August 31, 1996. Mr. McCormack is the Co-Chairman of Trident Capital, Inc., the general partner of Trident Capital, L.P. which is the general partner of the Trident Capital Funds, and, as such, he may be deemed to be the beneficial owner of all shares owned by the Trident Capital Funds. Except to the extent of his pecuniary interest therein, Mr. McCormack disclaims beneficial ownership with respect to these shares.

(12) Includes (i) 1,332,065 shares beneficially owned by Sierra Ventures IV, L.P., (iii) 53,338 shares beneficially owned by Sierra Ventures IV, International, and (iii) 19,791 shares issuable upon exercise of outstanding options granted on August 31, 1996. Mr. Wendell is a General Partner of Sierra Ventures and as such he may be deemed to be the beneficial owner of all shares owned by Sierra Ventures. Except to the extent of his pecuniary interest therein, Mr. Wendell disclaims beneficial ownership with respect to such shares.

(13) Includes 458,455 shares issuable upon exercise of outstanding options.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The authorized capital stock of the Company upon completion of this offering
will consist of 30,000,000 shares of Common Stock, of which     shares will be
issued and outstanding, and 5,000,000 shares of undesignated preferred stock issuable in one or more series by the Board of Directors ("Preferred Stock"), of which no shares will be issued and outstanding immediately following the closing of the offering.

COMMON STOCK

  The holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors from funds legally available therefor. Any issuance of Preferred Stock with a dividend preference over Common Stock could adversely affect the dividend rights of holders of Common Stock. Holders of Common Stock are not entitled to cumulative voting rights. Therefore, the holders of a majority of the shares voted in the election of directors can elect all of the directors then standing for election, subject to any voting rights of the holders of any then outstanding Preferred Stock. The holders of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the Common Stock, except for contractual repurchase arrangements relative to unvested restricted stock held by employees and directors upon termination of their employment or service. All outstanding shares of Common Stock, including the shares offered hereby, are, or will be upon completion of this offering, fully paid and non-assessable.

  The Company's By-Laws provide that the number of directors shall be fixed by the Board of Directors. The directors are divided into three classes, as nearly equal in number as possible, with each class serving for a three-year term. Any director of the Company may be removed from office only with cause and by the affirmative vote of at least 66 2/3% of the total votes with which would be eligible to be cast by stockholders in the election of such director.

UNDESIGNATED PREFERRED STOCK

  The Board of Directors of the Company is authorized, without further action of the stockholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the designations, powers, preferences and the relative participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereon. Any such Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock.

  The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or seeking to acquire, a significant portion of the outstanding Common Stock.

REGISTRATION RIGHTS OF CERTAIN HOLDERS

  Holders of 5,231,555 shares of Common Stock (the "Registrable Shares") are entitled to certain rights with respect to the registration of such shares under the Securities Act. Subject to certain limitations, at any time after the earlier of (i) February 10, 1999 or (ii) three months after the effective date of the first registration statement for a public offering of securities of the Company, the Company is required, upon request of holders of at least 40% of the Registrable Shares then outstanding, to file a registration statement under the Securities Act covering such Registrable Shares, provided that the anticipated aggregate offering price to the public is greater than $10 million (a "demand registration"). The Company is obligated to effect only one such demand registration. In addition, the Company is also required, upon request of holders of at least 20% of the Registrable Shares then outstanding, to file an unlimited number of registration statements on Form S-3 under the Securities Act when such form is available for use by the Company, as long as the aggregate offering price to the public is not less than $500,000. These registration rights will expire after five years following the offering.

  Such holders also are entitled to include their shares of Common Stock in a registered offering of securities by the Company for its own account, subject to certain conditions and restrictions. The holders have waived their right to include their shares of Common Stock in the offering.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

  Section 203 of the Delaware General Corporation Law, as amended ("Section 203"), provides that, subject to certain exceptions specified therein, an "interested stockholder" of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date at which the stockholder becomes an "interested stockholder" unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder," (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time that the transaction commenced (excluding certain shares), or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." Except as otherwise specified in
Section 203, an "interested stockholder" is defined to include (x) any person which is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person. The Company's stockholders, by adopting an amendment to its Certificate of Incorporation or Bylaws, may elect not to be governed by Section 203, effective twelve months after adoption. Neither the Certificate of Incorporation nor the Bylaws presently excludes the Company from the restrictions imposed by Section 203.

  The Company's Certificate of Incorporation provides that, upon the closing of the offering, any action required or permitted to be taken by the stockholders of the Company may be taken only at a duly called annual or special meeting of the stockholders and does not provide for cumulative voting in the election of directors. The Certificate of Incorporation and Bylaws restrict the right of stockholders to change the size of the Board of Directors and to fill vacancies on the Board of Directors. The amendment of any of these provisions would require approval by 66 2/3% of the outstanding Common Stock.

  In addition, the Company's Certificate of Incorporation contains other provisions that may have the effect of delaying or preventing a change in control of the Company: (i) a classified Board of Directors, (ii) undesignated Preferred Stock and (iii) a limitation on stockholder action by written consent. These and other provisions could have the effect of making it more difficult for a third party to effect a change in the control of the Board of Directors and therefore may discourage another person or entity from making a tender offer for the Common Stock, including offers at a premium over the market price of the Common Stock, and might result in a delay in changes in control of management. In addition, these provisions could have the effect of making it more difficult for proposals favored by the stockholders to be presented for stockholder consideration.

TRANSFER AGENT AND REGISTRAR

  The Company has selected The First National Bank of Boston as the transfer agent and registrar for the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the offering, the Company will have a total of    shares
of Common Stock outstanding. Of these    shares, the shares of Common Stock
offered hereby and    additional shares will be freely tradable without
restriction or registration under the Securities Act by persons other than "affiliates" of the Company, as defined in the Securities Act, who would be required to sell such shares under Rule 144 under the Securities Act. The
remaining       shares of Common Stock outstanding will be "restricted
securities" as that term is defined by Rule 144 (the "Restricted Shares").

  Of the Restricted Shares,    Restricted Shares will be eligible for sale in
the public market pursuant to Rule 144, certain of which may be sold under Rule 144 in accordance with Rule 701 under the Securities Act as described below, beginning 90 days after the date of this Prospectus. Substantially all of such shares are subject to the lock-up agreements described below. The
remaining    Restricted Shares are subject to vesting provisions and will become eligible for sale in the public market under Rule 144 at various times as they become vested.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least two years (including the holding period of any prior owner except an affiliate), including persons who may be deemed "affiliates" of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the number of shares
of Common Stock then outstanding (approximately    shares upon completion of
the offering) or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements, and to the availability of current public information about the Company. In addition, a person who is not deemed to have been an affiliate of the Company at the time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold at least three years (including the holding period of any prior owner except an affiliate), would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. Rule 144 also provides that affiliates who are selling shares that are not Restricted Shares must nonetheless comply with the same restrictions applicable to Restricted Shares with the exception of the holding period requirement. The Securities and Exchange Commission has recently proposed to reduce the two- and three-year holding periods under Rule 144 to one- and two-year holding periods. If adopted such amendment will permit earlier resales of shares of Common Stock.

  Rule 701 promulgated under the Securities Act provides that shares of Common Stock acquired pursuant to the exercise of outstanding options or the grant of Common Stock pursuant to written compensation plans or contracts prior to this offering may be resold by persons other than affiliates, beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by affiliates, beginning 90 days after the date of this Prospectus, subject to all provisions of Rule 144 except its two-year minimum holding period.

  The Company's executive officers, directors and stockholders who hold substantially all of the 5,782,555 Restricted Shares have agreed not to sell or otherwise dispose of any shares of Common Stock currently held by them, any right to acquire any shares of Common Stock or any securities exercisable for or convertible into any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated. In addition, the Company has agreed that for a period of 180 days after the date of this Prospectus it will not, without the prior written consent of Alex. Brown & Sons Incorporated, offer, sell or otherwise dispose of any shares of Common Stock or options, warrants or securities convertible into or exchangeable for shares of Common Stock except for the shares of Common Stock offered hereby, shares issued and options granted pursuant to the 1995 Stock Plans and shares to be issued in acquisitions, if any.

  As of December 15, 1996, options to purchase 1,034,604 shares of Common Stock were outstanding, of which 757,225 were exercisable. An additional 393,004 shares of Common Stock are reserved for future issuance under the 1995 Stock Plans and the Directors' Plan. See "Management--Employee Stock and Other Benefit Plans." The Company intends to file a registration statement on Form S-8 under the Securities Act to register all shares of Common Stock issuable pursuant to the 1995 Stock Plans. The Company expects to file this registration statement approximately 90 days following the date of this Prospectus, and such registration statement will become effective upon filing. Shares covered by such a registration statement will thereupon be eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described above.

  The holders of an aggregate of 5,231,555 shares of Common Stock have the right in certain circumstances to require the Company to register their shares under the Securities Act for resale to the public. See "Description of Capital Stock--Registration Rights of Certain Holders."

  Prior to the offering, there has been no public market for the Common Stock and no predictions can be made of the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Risk Factors--Shares Eligible for Future Sale; Registration Rights."

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their Representatives, Alex. Brown & Sons Incorporated, Montgomery Securities and Robertson, Stephens & Company L.L.C., have severally agreed to purchase from the Company the following respective numbers of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                               NUMBER
            UNDERWRITER                                                       OF SHARES
            -----------                                                       ---------
   Alex. Brown & Sons Incorporated...........................................
   Montgomery Securities.....................................................
   Robertson, Stephens & Company L.L.C.......................................
                                                                                 ---
     Total...................................................................
                                                                                 ===

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the shares of the Common Stock offered hereby if any shares are purchased.

  The Company has been advised by the Representatives of the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $   per share. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $   per share to certain other dealers.
After the initial public offering, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

  The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to additional shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be
purchased by it shown in the above table bears to     and the Company will be
obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on
which the     shares are being offered.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

  The Company has agreed not to offer, sell or otherwise dispose of any shares of Common Stock or options, warrants or securities convertible into or exchangeable for Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated, except for the shares of Common Stock offered hereby, shares issued and options granted pursuant to the 1995 Stock Plans and shares issued or to be issued in acquisitions, if any. The Company's executive officers, directors and stockholders who hold substantially all of the 5,782,555 Restricted Shares have agreed not to sell, offer to sell or otherwise dispose of any Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated. See "Shares Eligible for Future Sale."

  The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

  Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the Common Stock will be determined by negotiation between the Company and the Representatives of the Underwriters. Among the factors considered in such negotiation will be prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies which the Company and the Representatives of the Underwriters believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

  In June 1996, ABS Employee Venture Fund, L.P., a limited partnership of which a subsidiary of Alex. Brown Incorporated is the general partner and certain employees of Alex. Brown & Sons Incorporated are the limited partners, purchased 55,151 shares of the Company's Series E Preferred Stock at a purchase price of $8.35 per share. All outstanding shares of Series E Preferred Stock will be converted into shares of Common Stock on a one-for-one basis upon the closing of this offering.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Piper & Marbury L.L.P., Washington, D.C. Certain legal matters related to this offering will be passed upon for the Underwriters by Hogan & Hartson L.L.P., Baltimore, Maryland.

                                    EXPERTS

  The consolidated financial statements of Production Group International, Inc. at August 31, 1995 and 1996, and for each of the three years in the period ended August 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of Ray Bloch Productions, Inc. at December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The combined financial statements of Epic Enterprises, Inc. at January 31, 1995 and 1996, and for each of the three years in the period ended January 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Epic Enterprises of Nevada, Inc. at December 31, 1994 and 1995 and for the period from July 5, 1993 (inception) to December 31, 1993, for the years ended December 31, 1994 and 1995, and for the six months ended June 30, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Timberline Productions, Inc. at December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 and for the three month period ended March 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of Spearhead Exhibitions Limited for the five month period ended August 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young, chartered accountants, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


  The consolidated financial statements of Spearhead Exhibitions Limited at March 31, 1994 and 1995 and for the years then ended, appearing in this Prospectus and Registration Statement have been audited by Kingston Smith, Chartered Accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission, Washington, D.C., a registration statement on Form S-1 under the Securities Act with respect to the Common Stock being offered by this Prospectus. This Prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed therewith. For further information about the Company and the securities offered by this Prospectus, reference is made to the registration statement and to the financial statements, schedules and exhibits filed as a part of it. Statements contained in this Prospectus about the contents of any contract or any other documents are not necessarily complete, and in each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

  A copy of the registration statement may be inspected without charge and may be obtained at prescribed rates from the Commission at the Public Reference Section of the Commission, maintained by the Commission at its principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, the New York Regional Office located at Seven World Trade Center, New York, New York 10048, and the Chicago Regional Office located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a web site that contains reports, proxy statements and other information regarding registrants, including the Company, that file such information electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

                       INDEX TO FINANCIAL STATEMENTS

PRODUCTION GROUP INTERNATIONAL, INC.
Report of Ernst & Young LLP, Independent Auditors                          F-2
Consolidated Balance Sheets as of August 31, 1995 and 1996                 F-3
Consolidated Statements of Operations for the years ended August 31,
 1994, 1995 and 1996                                                       F-4
Consolidated Statements of Stockholders' Equity (Deficit) for the years
 ended August 31, 1994, 1995 and 1996                                      F-5
Consolidated Statements of Cash Flows for the years ended August 31,
 1994, 1995 and 1996                                                       F-6
Notes to Consolidated Financial Statements                                 F-7
RAY BLOCH PRODUCTIONS, INC.
Report of Ernst & Young LLP, Independent Auditors                          F-18
Consolidated Balance Sheets as of December 31, 1994 and 1995               F-19
Consolidated Statements of Operations for the years ended December 31,
 1993, 1994 and 1995                                                       F-20
Consolidated Statements of Stockholder's Equity for the years ended
 December 31, 1993, 1994 and 1995                                          F-21
Consolidated Statements of Cash Flows for the years ended December 31,
 1993, 1994 and 1995                                                       F-22
Notes to Consolidated Financial Statements                                 F-23
EPIC ENTERPRISES, INC.
Report of Ernst & Young LLP, Independent Auditors                          F-27
Combined Balance Sheets as of January 31, 1995 and 1996                    F-28
Combined Statements of Operations for the years ended January 31, 1994,
 1995 and 1996                                                             F-29
Combined Statements of Stockholders' Deficit for the years ended January
 31, 1994, 1995 and 1996                                                   F-30
Combined Statements of Cash Flows for the years ended January 31, 1994,
 1995 and 1996                                                             F-31
Notes to Combined Financial Statements                                     F-32
EPIC ENTERPRISES OF NEVADA, INC.
Report of Ernst & Young LLP, Independent Auditors                          F-36
Balance Sheets as of December 31, 1994 and 1995                            F-37
Statements of Operations for the period from July 5, 1993 (inception) to
 December 31, 1993, for the years ended December 31, 1994 and 1995 and
 for the six months ended June 30, 1996                                    F-38
Statements of Stockholders' Deficit for the period from July 5, 1993
 (inception) to December 31, 1993, for the years ended December 31, 1994
 and 1995                                                                  F-39
Statements of Cash Flows for the period from July 5, 1993 (inception) to
 December 31, 1993, for the years ended December 31, 1994 and 1995 and
 for the six months ended June 30, 1996                                    F-40
Notes to Financial Statements                                              F-41
TIMBERLINE PRODUCTIONS, INC.
Report of Ernst & Young LLP, Independent Auditors                          F-43
Balance Sheets as of December 31, 1994 and 1995                            F-44
Statements of Operations for the years ended December 31, 1993, 1994 and
 1995 and for the three month ended March 31, 1996                         F-45
Statements of Stockholders' Equity for the years ended December 31, 1993,
 1994 and 1995                                                             F-46
Statements of Cash Flows for the years ended December 31, 1993, 1994 and
 1995 and for the three month ended March 31, 1996                         F-47
Notes to Financial Statements                                              F-48
SPEARHEAD EXHIBITIONS LIMITED
Report of Ernst & Young Chartered Accountants, Independent Auditors        F-52
Report of Kingston Smith Chartered Accountants, Independent Auditors       F-53
Consolidated Balance Sheets as of March 31, 1994 and 1995                  F-54
Consolidated Statements of Operations for the years ended March 31, 1994
 and 1995 and for the five months ended August 31, 1995                    F-55
Consolidated Statements of Shareholders' Equity for the years ended March
 31, 1994 and 1995                                                         F-56
Consolidated Statements of Cash Flows for the years ended March 31, 1994
 and 1995 and for the five months ended August 31, 1995                    F-57
Notes to Consolidated Financial Statements                                 F-58
Unaudited Pro Forma Combined Statement of Operations                       F-62

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Production Group International, Inc.

  We have audited the accompanying consolidated balance sheets of Production Group International, Inc. as of August 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended August 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at August 31, 1995 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended August 31, 1996, in conformity with generally accepted accounting principles.

                                                             Ernst & Young LLP

Vienna, Virginia

October 24, 1996

-------------------------------------------------------------------------------

  The foregoing report is in the form that will be signed upon the completion of the net income (loss) per share calculation once the initial public offering price is known.

                                                    /s/ Ernst & Young LLP

Vienna, Virginia

December 16, 1996

                      PRODUCTION GROUP INTERNATIONAL, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                   PRO FORMA
                                             AUGUST 31,            AUGUST 31,
                                          1995         1996      1996 (NOTE 12)
                                       -----------  -----------  --------------
                                                                   (UNAUDITED)
ASSETS
Current assets:
 Cash and cash equivalents............ $ 4,421,115  $ 3,599,446   $ 4,888,953
 Accounts receivable, less allowance
  of $444,000 and $825,000 at August
  31, 1995 and 1996, respectively.....   2,310,291    8,011,187     8,011,187
 Deferred costs.......................     426,845    1,211,115     1,211,115
 Prepaid expenses and other current
 assets...............................     624,810      917,085       917,085
                                       -----------  -----------   -----------
Total current assets..................   7,783,061   13,738,833    15,028,340
Property and equipment, net...........   1,391,043    2,741,714     2,741,714
Goodwill, net.........................   4,970,111   26,644,182    26,644,182
Other assets..........................   1,093,787      597,784       597,784
                                       -----------  -----------   -----------
Total assets.......................... $15,238,002  $43,722,513   $45,012,020
                                       ===========  ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued
 expenses............................. $ 4,959,959  $12,541,085   $12,541,085
 Income taxes payable.................      28,692      776,300       776,300
 Deferred revenues....................   2,495,230    4,715,203     4,715,203
 Bank lines of credit.................         --     3,000,000     3,000,000
 Current portion of notes payable.....     768,839   11,294,254    11,294,254
                                       -----------  -----------   -----------
Total current liabilities.............   8,252,720   32,326,842    32,326,842
Deferred rent and other liabilities...     242,034      346,325       346,325
Notes payable, less current portion...   1,316,231    2,640,907     2,640,907
Commitments...........................         --           --            --
Stockholders' equity:
 Convertible Preferred Stock, $0.01
 par value:
  Series A, 600,000 shares authorized,
   issued and outstanding; liquidation
   preference of $504,000.............       6,000        6,000           --
  Series B, 400,000 shares authorized;
   no shares issued and outstanding...         --           --            --
  Series C, 1,350,000 shares
   authorized; 1,260,151 shares issued
   and outstanding; liquidation
   preference of $3,276,393...........      12,602       12,602           --
  Series D, 1,600,000 shares
   authorized; 1,574,997 shares issued
   and outstanding; liquidation
   preference of $11,024,979..........      15,750       15,750           --
  Series E, 1,796,407 shares
   authorized; 1,641,975 shares issued
   and outstanding; liquidation
   preference of $13,710,491..........         --        16,420           --
 Undesignated Preferred Stock, $.01
  par value; 5,000,000 shares
  authorized; no shares issued and
  outstanding.........................         --           --            --
 Common stock, $0.01 par value;
  30,000,000 shares authorized;
  550,000 and 551,000 shares issued
  and outstanding at August 31, 1995
  and 1996, respectively (5,782,555
  pro forma shares)...................       5,500        5,510        57,826
 Additional paid-in capital...........  14,543,160   29,608,357    30,896,320
 Unearned stock compensation..........         --      (133,134)     (133,134)
 Foreign currency translation
 adjustment...........................         --       118,846       118,846
 Accumulated deficit..................  (9,155,995) (21,241,912)  (21,241,912)
                                       -----------  -----------   -----------
Total stockholders' equity............   5,427,017    8,408,439     9,697,946
                                       -----------  -----------   -----------
Total liabilities and stockholders'
equity................................ $15,238,002  $43,722,513   $45,012,020
                                       ===========  ===========   ===========

                            See accompanying notes.

                      PRODUCTION GROUP INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                             YEARS ENDED AUGUST 31,
                                         1994         1995          1996
                                      -----------  -----------  ------------
Revenues                              $25,212,845  $41,950,495  $ 78,290,083
Cost of services                       18,975,369   32,272,312    53,152,958
                                      -----------  -----------  ------------
  Gross profit                          6,237,476    9,678,183    25,137,125
Selling and operating expenses          6,474,695   11,792,239    22,327,367
Corporate general and administrative
expenses                                1,457,704    3,167,243     5,923,000
Amortization of acquisition costs          91,748      228,722       669,365
Reorganization and consolidation
expenses                                      --     2,122,468     6,897,397
                                      -----------  -----------  ------------
  Operating income (loss)              (1,786,671)  (7,632,489)  (10,680,004)
Other income (expense)                    103,231       23,633       245,000
Interest income                            33,981      203,433       181,894
Interest expense                          (20,811)    (163,970)   (1,116,807)
                                      -----------  -----------  ------------
  Income (loss) before minority
  interests and income taxes           (1,670,270)  (7,569,393)  (11,369,917)
Minority interests of consolidated
subsidiaries                              100,606     (117,412)          --
Income tax (benefit) expense             (220,000)         --        716,000
                                      -----------  -----------  ------------
  Net loss                            $(1,550,876) $(7,451,981) $(12,085,917)
                                      ===========  ===========  ============
  Net loss per share
                                      ===========  ===========  ============
Weighted average shares outstanding
                                      ===========  ===========  ============
Pro forma net loss per share
                                                                ============
Pro forma weighted average shares
outstanding
                                                                ============


                            See accompanying notes.

                      PRODUCTION GROUP INTERNATIONAL, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                       SERIES A         SERIES C            SERIES D          SERIES E                     ADDITIONAL
                   PREFERRED STOCK   PREFERRED STOCK     PREFERRED STOCK   PREFERRED STOCK   COMMON STOCK    PAID-IN
                    SHARES  AMOUNT   SHARES    AMOUNT    SHARES   AMOUNT   SHARES   AMOUNT  SHARES  AMOUNT   CAPITAL
                   -------- ------- ---------  -------  --------- ------- --------- ------- ------- ------ -----------
Balance at August
31, 1993            600,000 $ 6,000       --   $   --         --  $   --        --  $   --  550,000 $5,500 $ 1,098,225
 Issuance of
 Preferred Stock        --      --  1,270,151   12,702        --      --        --      --      --     --    2,902,491
 Net loss               --      --        --       --         --      --        --      --      --     --          --
                   -------- ------- ---------  -------  --------- ------- --------- ------- ------- ------ -----------
Balance at August
31, 1994            600,000   6,000 1,270,151   12,702        --      --        --      --  550,000  5,500   4,000,716
 Issuance of
 Preferred Stock        --      --        --       --   1,574,997  15,750       --      --      --     --   10,568,344
 Repurchase of
 Preferred Stock        --      --    (10,000)    (100)       --      --        --      --      --     --      (25,900)
 Net loss               --      --        --       --         --      --        --      --      --     --          --
                   -------- ------- ---------  -------  --------- ------- --------- ------- ------- ------ -----------
Balance at August
31, 1995            600,000   6,000 1,260,151   12,602  1,574,997  15,750       --      --  550,000  5,500  14,543,160
 Issuance of
 Preferred Stock        --      --        --       --         --      --  1,641,975  16,420     --     --   13,611,673
 Exercise of
 Common Stock
 options                --      --        --       --         --      --        --      --    1,000     10       1,390
 Stock
 compensation
 expenses related
 to stock options       --      --        --       --         --      --        --      --      --     --    1,452,134
 Foreign currency
 translation
 adjustment             --      --        --       --         --      --        --      --      --     --          --
 Net loss               --      --        --       --         --      --        --      --      --     --          --
                   -------- ------- ---------  -------  --------- ------- --------- ------- ------- ------ -----------
Balance at August
31, 1996            600,000 $ 6,000 1,260,151  $12,602  1,574,997 $15,750 1,641,975 $16,420 551,000 $5,510 $29,608,357
                   ======== ======= =========  =======  ========= ======= ========= ======= ======= ====== ===========
                                  FOREIGN
                     UNEARNED    CURRENCY                      TOTAL
                      STOCK     TRANSLATION (ACCUMULATED   STOCKHOLDERS'
                   COMPENSATION ADJUSTMENT    DEFICIT)    EQUITY (DEFICIT)
                   ------------ ----------- ------------- ----------------
Balance at August
31, 1993            $     --     $    --    $   (153,138)   $   956,587
 Issuance of
 Preferred Stock          --          --             --       2,915,193
 Net loss                 --          --      (1,550,876)    (1,550,876)
                   ------------ ----------- ------------- ----------------
Balance at August
31, 1994                  --          --      (1,704,014)    (2,320,904)
 Issuance of
 Preferred Stock          --          --             --      10,584,094
 Repurchase of
 Preferred Stock          --          --             --         (26,000)
 Net loss                 --          --      (7,451,981)    (7,451,981)
                   ------------ ----------- ------------- ----------------
Balance at August
31, 1995                  --          --      (9,155,995)     5,427,017
 Issuance of
 Preferred Stock          --          --             --      13,628,093
 Exercise of
 Common Stock
 options                  --          --             --           1,400
 Stock
 compensation
 expenses related
 to stock options    (133,134)        --             --       1,319,000
 Foreign currency
 translation
 adjustment               --      118,846            --         118,846
 Net loss                 --          --     (12,085,917)   (12,085,917)
                   ------------ ----------- ------------- ----------------
Balance at August
31, 1996            $(133,134)   $118,846   $(21,241,912)   $ 8,408,439
                   ============ =========== ============= ================

                            See accompanying notes.

                      PRODUCTION GROUP INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               YEARS ENDED AUGUST 31
                                           1994         1995          1996
                                        -----------  -----------  ------------
OPERATING ACTIVITIES
Net loss                                $(1,550,876) $(7,451,981) $(12,085,917)
Adjustments to reconcile net loss to
 net cash used in operating
 activities:
 Loss on disposal of property and
equipment                                       --        15,667       132,272
 Provision for doubtful accounts            264,400       77,939       407,095
 Depreciation and amortization              640,306    1,121,049     1,672,267
 Minority interests in consolidated
subsidiaries                                100,606     (117,412)          --
 Reorganization and consolidation
expenses                                        --     2,122,468     4,257,859
 Stock option compensation expense              --           --      1,319,000
 Changes in operating assets and
liabilities:
  Accounts receivable                      (396,406)     698,195    (1,688,906)
  Prepaid expenses and other current
assets                                       72,210       24,720       (12,166)
  Deferred costs                           (482,474)     226,721      (119,441)
  Income taxes receivable                  (289,437)         --            --
  Other assets                             (356,848)    (328,457)      (15,666)
  Accounts payable and accrued
expenses                                    239,307       (6,160)     (597,000)
  Income taxes payable                          --       (49,119)     (170,319)
  Deferred revenues                         455,558       67,635     1,919,564
  Deferred rent and other liabilities        18,914      (35,270)     (105,247)
                                        -----------  -----------  ------------
Net cash used in operating activities    (1,284,740)  (3,634,005)   (5,086,605)
INVESTING ACTIVITIES
Acquisitions of businesses, net of
cash acquired                              (506,447)    (648,928)  (13,289,030)
Purchases of property and equipment        (686,593)    (972,408)     (997,553)
Proceeds from the sale of property and
equipment                                       --       100,000         5,116
                                        -----------  -----------  ------------
Net cash used in investing activities    (1,193,040)  (1,521,336)  (14,281,467)
FINANCING ACTIVITIES
Net proceeds from issuance of
convertible Preferred Stock               2,915,193   10,558,094    13,628,093
Net proceeds from issuance of Common
Stock                                           --           --          1,400
Proceeds from notes payable                     --           --      3,300,000
Repayments of notes payable                (570,047)  (1,165,921)   (1,383,090)
Net proceeds (repayments) of bank
lines of credit                             200,000     (700,000)    3,000,000
                                        -----------  -----------  ------------
Net cash provided by financing
activities                                2,545,146    8,692,173    18,546,403
                                        -----------  -----------  ------------
Net increase (decrease) in cash and
cash equivalents                             67,366    3,536,832      (821,669)
Cash and cash equivalents at beginning
of year                                     816,917      884,283     4,421,115
                                        -----------  -----------  ------------
Cash and cash equivalents at end of
year                                    $   884,283  $ 4,421,115  $  3,599,446
                                        ===========  ===========  ============
SUPPLEMENTAL SCHEDULE OF NON CASH
INVESTING AND
 FINANCING ACTIVITIES:
  Fair value of assets acquired         $ 6,352,083  $ 3,054,861  $ 38,799,825
  Cash paid                                 934,303      500,000    16,265,856
  Notes payable issued                      900,231    1,512,656     6,418,010
                                        -----------  -----------  ------------
  LIABILITIES ASSUMED                   $ 4,517,549  $ 1,042,205  $ 16,115,959
                                        ===========  ===========  ============

                            See accompanying notes.

1. ORGANIZATION AND NATURE OF OPERATIONS

  Production Group International, Inc. ("PGI" or the "Company") was incorporated in Virginia in 1990 and reincorporated in Delaware in 1996. The Company is a leading worldwide provider of event services on an outsourced basis for corporations, associations and other organizations as well as on a proprietary basis for exhibitions owned and managed by the Company. In order to provide its clients with a single source solution to their event planning needs, the Company offers a wide range of services that encompass the event planning process, including general management, concept creation, content creation and execution. These services are provided in accordance with contractual relationships entered into with the Company's clients or are utilized in proprietary and sponsored events.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. The Company exercises control through a majority voting interest in the stock of its majority-owned subsidiaries. All significant intercompany accounts and transactions eliminate upon consolidation.

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

  The Company's cash and cash equivalents, which are stated at cost, consist of liquid securities with original maturities of three months or less.

Long-lived Assets and Goodwill

  In accordance with FAS 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of", the Company on a quarterly basis evaluates the recoverability of its long-lived assets and goodwill to determine whether any events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For long-lived assets, other than goodwill, the Company bases its evaluation on the nature of the assets, the future economic benefit of the assets, and any historical or future profitability measurements. For goodwill, the evaluation is based on whether the acquired entity is profitable, is projecting profits, is maintaining or increasing its revenue base or whether any other positive or negative business factors exist. If the Company acquires a business which is generating significant losses and is projecting losses in the future the Company will recognize a loss for the difference between the carrying amount and the estimated fair value of the asset, based on an analysis of the estimated undiscounted cash flow. In accordance with this policy, the Company charged $2,122,468 and $2,526,691 to expense in fiscal 1995 and 1996, respectively, to reduce the goodwill balances to the estimated fair value. Goodwill consists of the following:

                     PRODUCTION GROUP INTERNATIONAL, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     PRODUCTION GROUP INTERNATIONAL, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                                      AUGUST 31,
                                   1995       1996
                                ---------- -----------
      Goodwill                  $5,300,185 $27,348,623
      Accumulated Amortization     330,074     704,441
                                ---------- -----------
                                $4,970,111 $26,644,182
                                ========== ===========

  Goodwill represents the excess of purchase price over the fair value of net assets acquired. Goodwill is amortized on a straight-line basis over periods ranging from 15 to 40 years. The amortization period of the goodwill is based on number of years in business, historical profitability, the nature of the business and any other relevant factors.

Fair Values of Financial Instruments

  The Company believes that the carrying amount of its assets and liabilities reported in the balance sheets approximates their fair value.

Concentration of Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents and trade accounts receivable. The Company places its cash and cash investments with high-credit quality financial institutions. The Company periodically performs credit evaluations of its customers' financial condition and generally does not require collateral. However, the Company monitors its exposure for credit losses and maintains allowances for anticipated losses.

Revenue Recognition

  The Company accounts for revenues under long-term contracts (generally greater than six months in duration) using the percentage-of-completion method, whereby revenues are recorded in proportion with the ratio that costs incurred to date bear to the total anticipated costs. At August 31, 1995 and 1996, the Company had received $171,230 and $2,821,850, respectively, related to future events and has classified these amounts as deferred revenues in the consolidated balance sheets.

  The Company accounts for revenues under short-term contracts (generally less than six months in duration), using the completed contract method, whereby costs and revenues are deferred until the event occurs. The use of the completed contract method for short-term contracts represents the economic substance of the transactions and is based upon the performance requirements of the Company's contracts. At August 31, 1995 and 1996, the Company had made payments of approximately $427,000 and $1,211,000, respectively, and had recorded these amounts as deferred costs in the consolidated balance sheets. As of August 31, 1995 and 1996, the Company had billings in excess of costs of approximately $2,324,000 and $1,893,000, respectively, related to future events and had classified these amounts as deferred revenues in the consolidated balance sheets.

   Provisions for anticipated losses are made in the period in which they first become determinable.

  Revenues related to the video library are recognized either under the percentage-of-completion or completed contract method. The determinant factor is based on the long-term or short-term nature of the related business communications contract.

  The Company's policy for recognizing revenues and expenses associated with proprietary and sponsored events is consistent with those policies related to contractual relationships. However, for new

                     PRODUCTION GROUP INTERNATIONAL, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

events for which the Company cannot reasonably estimate dependable revenues and costs, the completed contract method is used. Once the viability of an event has been demonstrated and reasonably dependable estimates of revenues and costs can be made, the percentage-of-completion method is employed.

Foreign Revenues

  The Company operates predominately in a single industry as a provider of event services. The Company is a multinational company with operations in the United Kingdom. Revenues resulting from foreign operations amounted to approximately $7,300,000 or 9.3% of consolidated net revenues.

Significant Customer

  During the year ended August 31, 1994, one customer accounted for approximately 10% of revenues.

Reorganization and Consolidation Expenses

  The Company recognized reorganization and consolidation expenses consisting of:

                                 YEARS ENDED AUGUST 31,
                               --------------------------
                               1994    1995       1996
                               ---- ---------- ----------
      Writeoff of goodwill     $--  $2,122,468 $2,526,691
      Writeoff of investments   --         --   1,731,168
      Reorganization expenses   --         --   1,877,686
      Other                     --         --     761,852
                               ---- ---------- ----------
                               $--  $2,122,468 $6,897,397
                               ==== ========== ==========

  In fiscal 1996, the Company wrote off goodwill of $2,527,000 associated with acquisitions that occurred during fiscal 1993 and 1994. Goodwill associated with Washington, Inc. ("WINC") accounted for the primary portion of the write-off. In fiscal 1995, the Company wrote off the goodwill balance of $2,122,000 associated with the Safaris Events, Inc. acquisition that occurred during fiscal 1994. The write-offs were in accordance with the Company's goodwill impairment policy. Given the historical operating losses, the episodic nature of the business, the lack of expectation for profits and the estimated undiscounted cash flows (to assess the recoverability of the goodwill balance), the Company determined that the future financial forecasts did not support the recoverability of the remaining goodwill balance, and, therefore, wrote down the goodwill balance to the estimated fair value.

  During 1996, the Company expensed $1,731,168 related to certain investments in accordance with the Company's long-lived asset and goodwill impairment policy. The investments primarily related in investments in three events that have generated losses historically and are projected to generate losses in the future.

  During 1996, the Company expensed certain reorganization costs of $1,877,636 related to the consolidation of unprofitable or redundant field offices in accordance with a plan set forth and approved by the Company's management and Board of Directors. The costs consist of lease cancellation charges and leasehold improvement writeoffs. The unprofitable or redundant field offices closed primarily resulted from acquisitions which occurred prior to fiscal 1995.

Income Taxes

  The Company provides for income taxes in accordance with the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                     PRODUCTION GROUP INTERNATIONAL, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Net Loss Per Share

  The Company's net loss per share calculations are based upon the weighted average number of shares of Common Stock outstanding. Pursuant to the requirements of the Securities and Exchange Commission Staff Accounting Bulletin No. 83, convertible Preferred Stock, Common Stock, and Common Stock options issued at prices below the initial public offering price during the twelve months immediately preceding the contemplated initial filing of the registration statement relating to the initial public offering ("IPO") have been included in the computation of net loss per share as if they were outstanding for all periods presented (using the treasury method assuming repurchase of Common Stock at the estimated IPO price). Other shares issuable upon the exercise of Common Stock options and conversion of convertible Preferred Stock have been excluded from the computation because the effect of their inclusion would be antidilutive. Subsequent to the Company's IPO, Common Stock options under the treasury stock method will be included to the extent they are dilutive. Weighted average shares used to calculate pro forma net loss per share for the year ended August 31, 1996 differs from the weighted average on a historical basis due to the inclusion of the shares of Common Stock resulting from the assumed conversion, at the beginning of the applicable period, of convertible Preferred Stock as contemplated by the IPO.

Statements of Cash Flows

The supplemental cash flow information includes:

                          YEARS ENDED AUGUST 31,
                         -------------------------
                          1994     1995     1996
                         ------- -------- --------
      Interest paid      $20,811 $127,907 $582,623
      Income taxes paid  $     0 $ 64,189 $244,250

Recent Pronouncements

  In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which is effective for the Company's August 31, 1997 financial statements. SFAS No. 123 allows companies to account for stock-based compensation under either the new provisions of SFAS No. 123 or under the provisions of APB No. 25, but requires pro forma disclosures in the footnotes to the financial statements as if the measurement provisions of SFAS No. 123 had been adopted. The Company intends to continue accounting for its stock-based compensation in accordance with the provisions of APB No. 25. Accordingly, the adoption of SFAS No. 123 will not impact the consolidated financial position or the results of operations of the Company.

3. PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                                      AUGUST 31,
                                                    1995        1996
                                                 ----------  ----------
      Office furniture and fixtures              $  434,058  $1,040,970
      Computer and production equipment           1,317,256   2,265,449
      Leasehold improvements                         49,950     422,228
      Capitalized video library costs               236,663     362,356
                                                 ----------  ----------
                                                  2,037,927   4,091,003
      Accumulated depreciation and amortization    (646,884) (1,349,289)
                                                 ----------  ----------
                                                 $1,391,043  $2,741,714
                                                 ==========  ==========

                     PRODUCTION GROUP INTERNATIONAL, INC.

3. PROPERTY AND EQUIPMENT (CONTINUED)

  Property and equipment are recorded at cost or fair market value if acquired through an acquisition. Depreciation and amortization is calculated on a straight-line basis over estimated useful lives ranging from five to seven years. Leasehold improvements are amortized over the shorter of their estimated useful lives or lease term, using the straight-line method.

  Costs incurred to produce videos that are expected to produce future revenues are capitalized. As of August 31, 1996, all videos have been released and no videos are in production. The costs are stated at the lower of the unamortized cost or estimated net realizable value, as periodically determined on a video by video basis. The costs are amortized in proportion to the ratio of current period related revenue to total estimated gross revenue for each video. The Company periodically evaluates the value of its capitalized video library costs to determine its net realizable value. In 1995, the Company evaluated the expected future revenues from video library sales and as a result, accelerated the amortization of the capitalized video library costs by approximately $1,100,000. This additional amortization expense of $1,100,00 has been classified as cost of services in the statements of operations.

4. ACQUISITIONS

  Since fiscal 1993, the Company has completed fourteen acquisitions accounted for under the purchase method. These acquisitions were as follows:

  Effective January 1, 1996, the Company acquired all the outstanding stock of Ray Bloch Productions, Inc. ("Ray Bloch"). The aggregate purchase price was
(i) $3,372,000 in cash, (ii) $2,673,886 in a note payable, and (iii) additional cash consideration in the aggregate amount of up to $1,500,000 to be paid in the next two fiscal years contingent upon the achievement of certain target revenue and net income levels by Ray Bloch. The transaction was accounted for under the purchase method and resulted in an excess of purchase price over the fair value of net assets acquired of approximately $5,542,000, which the Company recorded as goodwill. If the additional cash consideration is earned, the Company intends to account for the additional cash consideration as purchase price. The results of operations of Ray Bloch have been consolidated with those of the Company since the date of acquisition.

  Effective February 1, 1996, the Company acquired all the outstanding stock of Epic Enterprises Inc. ("Epic"), including Epic's 50% interest in a partnership, Shelley Inc. The Company also purchased the remaining 50% interest in Shelley Inc. from the other 50% owner (collectively the "Acquired Business"). The aggregate purchase price was (i) $3,792,000 in cash, (ii) $1,500,000 in a note payable, (iii) additional cash consideration of $500,000 contingent upon the execution of a major contract, and (iv) additional cash consideration of up to $1,000,000 payable contingent upon the achievement of certain target revenue and net income levels by the Acquired Business. If the additional cash consideration is earned, the Company intends to account for the additional cash consideration as purchase price. The transaction was accounted for under the purchase method and resulted in an excess of purchase price over the fair value of net assets acquired of approximately $5,534,000, which the Company recorded as goodwill. Accordingly, the results of operations of the Acquired Business have been consolidated with those of the Company since the date of acquisition.

  Effective July 1, 1996, the Company acquired all the outstanding stock of Epic Enterprises of Nevada, Inc. ("Epic NV"). The purchase price was (i) $1,085,000 in cash and (ii) additional cash consideration of up to $5,000,000 to be paid by December 31, 1998, if Epic NV achieves certain retained earnings thresholds. If the additional cash consideration is earned, the Company intends to account for the additional cash consideration as purchase price. The transaction was accounted for under the purchase

                     PRODUCTION GROUP INTERNATIONAL, INC.

4. ACQUISITIONS (CONTINUED)

method and resulted in an excess of purchase price over the fair value of net assets acquired of approximately $1,174,000, which the Company recorded as goodwill. The results of operations of Epic NV have been consolidated with those of the Company since the date of acquisition.

  Effective April 1, 1996, the Company acquired all the outstanding stock of Timberline Productions, Inc. ("Timberline"). The aggregate purchase price was
(i) $1,862,000 in cash, (ii) $506,502 in notes payable, and (iii) additional cash consideration of up to $800,000 contingent upon the achievement of certain target revenue and net income levels for the next two subsequent years by Timberline. If the additional cash consideration is earned, the Company intends to account for the additional cash consideration as purchase price. The transaction was accounted for under the purchase method and resulted in an excess of purchase price over the fair value of net assets acquired of approximately $1,889,000, which the Company recorded as goodwill. The results of operations of Timberline have been consolidated with those of the Company since the date of acquisition.

  Effective September 1, 1995, the Company acquired all the outstanding stock of Spearhead Exhibitions Limited ("Spearhead"). The aggregate purchase price was approximately (i) $4,500,000 in cash and (ii) $3,553,000 in a note payable. The transaction was accounted for under the purchase method and resulted in an excess of purchase price over the fair value of net assets acquired of approximately $7,691,000, which the Company recorded as goodwill. Accordingly, the results of operations of Spearhead have been consolidated with those of the Company since the date of acquisition.

  Since inception, the Company also acquired nine additional entities. The aggregate purchase price was (i) $3,779,534 payable in cash, (ii) $4,661,664 in notes payable, and (iii) additional cash consideration contingent upon the achievement of target revenue and net income levels by the various acquired entities. The transactions were accounted for under the purchase method and resulted in an excess of purchase price over the fair value of net assets acquired of approximately $5,518,000, which the Company recorded as goodwill. The results of operations of the acquired entities have been consolidated with those of the Company since the dates of acquisition.

5. BANK LINES OF CREDIT

  During fiscal 1996, the Company executed a financing and security agreement with a bank whereby the Company could borrow up to $4,000,000, $5,000,000 and $1,000,000 under working capital, acquisition and equipment facilities, respectively. During 1996, the Company had borrowed approximately $3,000,000 under the acquisition facility, which was subsequently converted to a note payable, due over an 18-month period (See Note 6). There were no other borrowings under the acquisition facility during 1996. As of August 31, 1996, the aggregate outstanding borrowings under the working capital and equipment facilities were $3,000,000; these facilities terminated effective
September 30, 1996. At August 31, 1996 the Company was not in compliance with certain covenants. As a result, at August 31, 1996, the outstanding bank borrowings were classified as current. See Note 14.

  The Company is charged an annual interest rate of prime plus 2% on outstanding borrowings under the credit facilities. The Company made interest payments of $107,496 in 1996. The credit facilities are secured by a first lien on all of the assets of the Company. The bank had also agreed to issue standby letters of credit in an amount not to exceed the available balance under the working capital facility; however, such letters of credit are subject to the negotiations discussed in the preceding paragraph. Under the terms of the agreement in connection with the lines of credit above, the Company is subject to certain restrictions which include, among other things, restrictions on: (i) incurrence of additional indebtedness,

                     PRODUCTION GROUP INTERNATIONAL, INC.

5. BANK LINES OF CREDIT (CONTINUED)

(ii) working capital ratios and (iii) the prohibition from paying cash dividends without the bank's consent.

  During fiscal 1995, the Company had a bank line of credit and an equipment line of credit for $2,000,000 and $1,000,000, respectively. The outstanding balances on these credit facilities were repaid during fiscal 1995 and the agreement was then terminated.

6. NOTES PAYABLE

Notes payable balances are as follows:

                                                            AUGUST 31,
                                                        1995          1996
                                                     -----------  ------------
Subordinated notes payable related to the
 acquisition of Ray Bloch, which has been
 discounted at an imputed interest rate of 8.5% and
 recorded net of unamortized interest of $326,671.
 $1,250,000 is due on March 27, 1996 with the
 balance due in four equal quarterly installments
 beginning on June 27, 1997.                         $       --   $  2,673,886
Subordinated notes payable related to the
 acquisition of Timberline, which has been
 discounted at an imputed interest rate of 8.25%
 and recorded net of unamortized interest of
 $93,498. Note is due and payable in full on April
 12, 1998.                                                   --        506,502
Subordinated notes payable related to the
 acquisition of Epic, which bears interest at a
 rate of 5% per annum. Principal and interest is
 due and payable in full on June 28, 1997.                   --      1,500,000
Subordinated note payable related to the
 acquisition of Spearhead, which has been
 discounted at an imputed interest rate of 7.5% and
 recorded net of unamortized interest of $446,568.
 Note is due and payable in full on April 1, 1997.           --      3,553,432
Subordinated notes payable related to certain
 acquisitions since fiscal 1994, which bear
 interest rates ranging from 8.5% to prime plus
 1.0%. These notes are scheduled to mature between
 first quarter 1997 second quarter 1999.               2,085,070     2,723,563
Notes payable to a bank, due in monthly
 installments through December 1997. As a result of
 the covenant violation (see Notes) the outstanding
 balances have been classified as current. Interest
 is charged at an annual rate of prime plus .25%.
 The notes payable are secured by certain assets of
 the Company (weighted average rates of 8.25% at
 August 31, 1996).                                           --      2,977,778
                                                     -----------  ------------
                                                       2,085,070    13,935,161
Less current portion                                    (768,839)  (11,294,254)
                                                     -----------  ------------
                                                     $ 1,316,231  $  2,640,907
                                                     ===========  ============

  All notes payable issued to sellers in conjunction with acquisition agreements are subordinated to the bank's notes payable and credit facilities.

  The aggregate annual maturities of notes payable outstanding at August 31, 1996 are as follows:

      1997                                              $11,294,254
      1998                                                2,569,931
      1999                                                   70,976
                                                        -----------
                                                        $13,935,161
                                                        ===========

                     PRODUCTION GROUP INTERNATIONAL, INC.

7. COMMITMENTS

  The Company has entered into various operating lease agreements for office space and equipment. The leases contain various renewal options. Future minimum lease payments may be periodically adjusted based on changes in the lessors' operating costs.

  Future minimum lease payments under noncancelable operating leases at August 31, 1996 are approximately:


      1997                                                           $ 2,196,313
      1998                                                             1,985,286
      1999                                                             1,807,039
      2000                                                             1,305,112
      2001 and thereafter                                              3,600,323
                                                                     -----------
                                                                     $10,894,073
                                                                     ===========

  Rent expense for fiscal years 1994, 1995, and 1996 amounted to $578,168, $1,387,834, and $1,849,455, respectively.

  Pursuant to employment agreements, the Company has obligations to pay minimum salaries of approximately $1,420,000 as well as bonuses to certain key employees.

  Pursuant to an agreement, the Company is committed to host an exhibition every two years through 2009 at a certain facility. The agreement sets forth a minimum rental area of 10,000 per sqm in 1997 and thereafter. Rates are indexed-linked and range from $39 to $53 per sqm (before indexation). Also, the Company has certain non-cancelable contracts related to commitments for rental of hotels and convention centers for its events; in 1997, the commitments amount to approximately $445,000.

8. INCOME TAXES

  The income tax (benefit) provision consists of:

                                                        YEARS ENDED AUGUST 31,
                                                        ------------------------
                                                          1994     1995   1996
                                                        ---------  ---- --------
      Current:
        Federal........................................ $(176,000) $--  $    --
        State..........................................   (44,000)  --   290,000
        Foreign........................................       --    --   426,000
                                                        ---------  ---- --------
                                                        $(220,000) $--  $716,000
                                                        =========  ==== ========

  Significant components of the Company's net deferred tax assets are approximately:

                                                             AUGUST 31,
                                                          1995         1996
                                                       -----------  -----------
      Deferred tax assets:
        Restructuring reserve......................... $       --   $ 3,130,000
        Net operating loss carry forwards.............   1,675,000    1,950,000
        Goodwill amortization.........................     791,000      810,000
        Allowance for bad debts.......................     174,000      324,000
        Accrued expenses..............................     377,000      383,000
        Other.........................................     390,000      285,000
                                                       -----------  -----------
      Total deferred tax assets.......................   3,407,000    6,882,000
      Deferred tax liabilities:
        Depreciation..................................     (91,000)    (243,000)
        Valuation allowance...........................  (3,316,000)  (6,639,000)
                                                       -----------  -----------
      Net deferred tax assets......................... $       --   $       --
                                                       ===========  ===========

                     PRODUCTION GROUP INTERNATIONAL, INC.

8. INCOME TAXES (CONTINUED)

  At August 31, 1996, the Company has net operating loss carryforwards of approximately $5,000,000 expiring through 2011. The Company has had ownership for tax purposes but has no current significant net operating loss carryover limitation.

  The Company has recorded a 100% valuation allowance against the net deferred tax assets due to the uncertainties surrounding realizability of the asset. The valuation allowance for deferred taxes increased by approximately $3,300,000 primarily as a result of increased net operating loss carryforwards and expense accounts.

  The reconciliation of income tax from the statutory rate of 34% is:

                                                YEARS ENDED AUGUST 31,
                                           -----------------------------------
                                             1994        1995         1996
                                           ---------  -----------  -----------
   Tax (benefit) at statutory rates....... $(568,000) $(2,574,000) $(3,866,000)
   Non-deductible expenses................    27,000       67,000    1,084,000
   Valuation allowance change.............   381,000    2,900,000    3,323,000
   Future State tax benefit...............       --      (324,000)    (461,000)
   State income tax net of federal bene-
    fit...................................   (29,000)         --       191,000
   Foreign taxes..........................       --           --       426,000
   Other..................................   (31,000)     (69,000)      19,000
                                           ---------  -----------  -----------
                                           $(220,000) $       --   $   716,000
                                           =========  ===========  ===========

9. STOCKHOLDERS' EQUITY

CONVERTIBLE PREFERRED STOCK

  On May 24, 1996, the Company amended its articles of incorporation to authorize 5,746,407 shares of Convertible Preferred Stock. Each respective series of Preferred Stock has similar rights, preferences, privileges and restrictions as set forth in the amended articles of incorporation. Holders of Series A, Series C, Series D and Series E shares of Convertible Preferred Stock are entitled to dividends prior and in preference to any declaration or payment of any dividend on the Common Stock of the Company at the per share rate of $0.08, $0.26, $0.70 and $0.835 per annum, respectively. Rights to these dividends are not cumulative. Series A, Series C, Series D and Series E shares of Convertible Preferred Stock have liquidation preferences as disclosed in the consolidated balance sheets ranging from $0.84 to $8.35 per share, plus any declared but unpaid dividends.

  Shares of Convertible Preferred Stock are convertible into Common Stock at the option of the holder thereof, at any time after the date of issuance into shares of Common Stock at a ratio of one to one. Shares of Convertible Preferred Stock will automatically be converted into shares of Common Stock immediately upon the consummation of an initial purchase offering of which the price per share is not less than $9.00 and $12,000,000 in the aggregate. Public holders of Convertible Preferred Stock have the right to one vote for each share of Common Stock into which such Convertible Preferred Stock could then be converted, and with respect to such vote, the holder has the rights and powers equal to the voting rights of the Common Stock holders. Each share of Convertible Preferred Stock will be automatically converted into Common Stock upon the consummation of a qualifying underwritten public offering.

                     PRODUCTION GROUP INTERNATIONAL, INC.

9. STOCKHOLDERS' EQUITY (CONTINUED)

PRIVATE PLACEMENTS

  In November 1993 and January 1994, the Company issued 1,270,151 shares of Series C Convertible Preferred Stock for $2.60 per share to various employees and new and existing investors resulting in net proceeds of approximately $3,300,000.

  In February 1995, the Company issued 1,574,997 shares of Series D Convertible Preferred Stock for $7.00 per share to new and existing investors resulting in net proceeds of approximately $11,000,000.

  During 1996, the Company sold 1,641,975 shares of Series E Convertible Preferred Stock for $8.35 per share to new and existing investors resulting in net proceeds of approximately $13,700,000.

COMMON STOCK OPTIONS

  During 1995, the Company adopted a stock option plan which includes two components, an Options Grant Program ("OGP") and a Stock Issuance Program ("SIP"). The OGP provides for the granting of options to employees, consultants and members of the Board of Directors of the Company ("eligible persons") to purchase shares of Common Stock. The SIP allows shares of Common Stock to be issued directly to eligible persons through immediate purchase or as bonus for services rendered. The terms of stock options granted under the OGP may not exceed ten years. The exercise prices for options granted under the plan approximate fair value. At August 31, 1996, the maximum number of shares of Common Stock which may be issued in the aggregate under this amended Plan was 1,156,000.

  Common Stock options activity is as follows:

                                      NUMBER OF  OPTION PRICE
                                       SHARES     (PER SHARE)
                                      ---------  ------------
      Balance at August 31, 1994        370,000  $       0.01
       Granted                          125,000  $0.01--$1.40
       Canceled                         (70,000) $       0.01
       Exercised                            --            --
                                      ---------  ------------
      Balance at August 31, 1995        425,000  $0.01--$1.40
       Granted                          605,300  $1.40--$3.00
       Canceled                          (4,084) $1.40--$1.67
       Exercised                         (1,000) $       1.40
                                      ---------  ------------
      Balance at August 31, 1996      1,025,216  $0.01--$3.00
                                      =========  ============
      Exercisable at August 31, 1996    732,902
                                      =========

  The options generally vest over a period of four years. The Company granted 605,300 options during 1996, whose grant prices were less than the deemed fair value of the Company's Common Stock. Also, the Company extended the exercise period of 280,000 options, thereby creating a new measurement date. As a result, the Company recognized $1,319,000 of compensation expense during 1996 for the vested options and the Company plans to recognize $133,134 of compensation expense in future periods related to the unvested options.

RESERVE FOR ISSUANCE

  The Company has reserved 6,233,123 shares of common stock for issuance upon conversion of preferred stock and exercise of outstanding and future stock options.

10. RETIREMENT PLAN

  Effective December 1, 1993, the Company established a defined contribution plan (the "Plan") for substantially all employees of the Company. Employees may elect to contribute a percentage of their

                     PRODUCTION GROUP INTERNATIONAL, INC.

10. RETIREMENT PLAN (CONTINUED)

annual compensation to the Plan up to a maximum of 15%, subject to certain IRS regulations. The Company generally has not made contributions to the Plan.

11. MANAGEMENT PLANS

  The Company intends to file a Registration Statement on Form S-1 with the Securities and Exchange Commission on or about October 25, 1996 to offer shares of its Common Stock to the public. Should the offering be delayed or not occur, the Company's ability to fund operations and satisfy its debt payments through April 1998 has been ensured through commitments from certain preferred stock investors.

12. SUBSEQUENT EVENT AND RELATED PRO FORMA INFORMATION

  Subsequent to August 31, 1996, the Board of Directors increased by 250,000 the number of shares available under the 1995 stock plans, adopted the Directors' Plan and issued stock options to purchase 3,000 shares of Common Stock at an exercise price of $5.00 per share.

  In September 1996, the Company issued 154,432 shares of Series E convertible Preferred Stock to new and existing investors resulting in net proceeds of approximately $1,290,000 at a per share price of $8.35.

  The financial statements include pro forma information as of August 31, 1996 to reflect the issuance of 154,432 shares of Series E Convertible Preferred Stock and the conversion of all outstanding Convertible Preferred Stock to shares of Common Stock on a one-to-one basis.

13. PRO FORMA STATEMENTS OF OPERATIONS

  Following is a summary of selected pro forma information for the years ended August 31, 1995 and 1996 as if the acquisitions completed during fiscal 1995 and 1996 had occurred on September 1, 1994.

                                                       YEARS ENDED AUGUST 31,
                                                         1995          1996
                                                      -----------  ------------
Revenues............................................. $78,096,000  $ 91,526,000
Net loss............................................. $(7,988,000) $(11,854,000)
Net loss per share................................... $            $

14. EVENT SUBSEQUENT TO DATE OF AUDITOR'S REPORT

  Subsequent to August 31, 1996, on November 27, 1996, the Company and the bank amended and restated the financing and security agreement, pursuant to which among other things, the maturity dates of the working capital and equipment lines of credit were extended. A certain covenant relating to the amortization of seller financing was also amended.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Ray Bloch Productions, Inc.

  We have audited the accompanying consolidated balance sheets of Ray Bloch Productions, Inc. as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of Ray Bloch Productions, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ray Bloch Productions, Inc. at December 31, 1994 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                                        /s/  Ernst & Young LLP

Vienna, Virginia
October 4, 1996

                          RAY BLOCH PRODUCTIONS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,
                                                             1994       1995
                                                          ---------- ----------
ASSETS
Current assets:
  Cash................................................... $1,576,535 $1,626,266
  Accounts receivable....................................    192,924    969,104
  Due from stockholder...................................     74,000    122,635
  Deferred costs.........................................    150,548    749,055
  Deferred tax assets....................................     10,879      8,144
  Prepaid expenses and other current assets..............     75,900     38,848
                                                          ---------- ----------
Total current assets.....................................  2,080,786  3,514,052
Property and equipment, net..............................    253,749    313,054
Other assets.............................................     70,273     23,069
                                                          ---------- ----------
Total assets............................................. $2,404,808 $3,850,175
                                                          ========== ==========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable and accrued expenses.................. $  275,716 $  887,562
  Bank line of credit....................................        --     350,000
  Due to stockholder.....................................        --     500,000
  Income taxes payable...................................    199,092     75,872
  Deferred revenues......................................  1,492,400  1,803,795
                                                          ---------- ----------
Total current liabilities................................  1,967,208  3,617,229
Commitments..............................................        --         --
Stockholder's equity:
  Common stock, no par value, 200 shares authorized; 82.5
   shares issued and outstanding.........................      4,600      4,600
  Retained earnings......................................    433,000    228,346
                                                          ---------- ----------
Total stockholder's equity...............................    437,600    232,946
                                                          ---------- ----------
Total liabilities and stockholders' equity............... $2,404,808 $3,850,175
                                                          ========== ==========

                            See accompanying notes.

                          RAY BLOCH PRODUCTIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                               YEAR ENDED DECEMBER 31,
                                            1993         1994         1995
                                         -----------  -----------  -----------
Revenues................................ $10,198,763  $13,026,392  $16,929,067
Cost of services........................   6,977,875    9,103,412   12,474,699
                                         -----------  -----------  -----------
Gross profit............................   3,220,888    3,922,980    4,454,368
Selling, general and administrative.....   3,076,461    3,468,927    4,499,680
                                         -----------  -----------  -----------
Income (loss) from operations...........     144,427      454,053      (45,312)
Other income (expense):
  Interest income.......................      28,350       48,425       68,424
  Interest expense......................     (15,331)     (11,636)     (28,271)
  (Loss) gain on disposal of fixed as-
   sets.................................      (7,890)      11,126       28,335
                                         -----------  -----------  -----------
                                               5,129       47,915       68,488
                                         -----------  -----------  -----------
Income before income taxes..............     149,556      501,968       23,176
Income tax provision....................      77,764      219,151      227,830
                                         -----------  -----------  -----------
Net income (loss)....................... $    71,792  $   282,817  $  (204,654)
                                         ===========  ===========  ===========

                            See accompanying notes.

                          RAY BLOCH PRODUCTIONS, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY

                                                                       TOTAL
                                                 COMMON RETAINED   STOCKHOLDER'S
                                                 STOCK  EARNINGS      EQUITY
                                                 ------ ---------  -------------
Balance at December 31, 1992.................... $4,600 $  78,391    $  82,991
  Net income....................................    --     71,792       71,792
                                                 ------ ---------    ---------
Balance at December 31, 1993....................  4,600   150,183      154,783
  Net income....................................    --    282,817      282,817
                                                 ------ ---------    ---------
Balance at December 31, 1994....................  4,600   433,000      437,600
  Net loss......................................    --   (204,654)    (204,654)
                                                 ------ ---------    ---------
Balance at December 31, 1995.................... $4,600 $ 228,346    $ 232,946
                                                 ====== =========    =========

                            See accompanying notes.

                          RAY BLOCH PRODUCTIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                YEAR ENDED DECEMBER 31,
                                              1993        1994         1995
                                           ----------  -----------  ----------
OPERATING ACTIVITIES
Net income (loss)........................  $   71,792  $   282,817  $ (204,654)
Adjustments to reconcile net income
 (loss) to net cash provided by (used in)
 operating activities:
  Loss (gain) on disposal of property and
   equipment.............................       7,890      (11,126)    (28,335)
  Depreciation and amortization..........     143,721       94,573      92,208
  Deferred income taxes..................     (34,793)     (12,646)      2,735
Changes in operating assets and
 liabilities:
  Accounts receivable....................     (53,959)      85,403    (776,180)
  Deferred costs.........................    (286,497)     282,729    (598,507)
  Prepaid expenses and other current
   assets................................    (137,654)      78,454      37,052
  Other assets...........................      12,177       (4,221)     47,204
  Accounts payable and accrued expenses..       8,285       37,486     611,846
  Deferred revenues......................   1,900,543   (1,171,012)    311,395
  Income taxes payable...................     109,258       68,029    (123,220)
                                           ----------  -----------  ----------
Net cash provided by (used in) operating
 activities..............................   1,740,763     (269,514)   (628,456)
INVESTING ACTIVITIES
Purchases of property and equipment......     (28,053)     (75,537)   (167,396)
Collections on loans to stockholder......         --        26,000         --
Loans to stockholder.....................      (6,000)         --      (48,635)
Proceeds from disposal of property and
 equipment...............................     113,233       12,088      44,218
                                           ----------  -----------  ----------
Net cash provided by (used in) investing
 activities..............................      79,180      (37,449)   (171,813)
FINANCING ACTIVITIES
Net (payments) borrowings on line of
 credit..................................    (443,316)         --      350,000
Proceeds from loan from stockholder......         --           --      500,000
Repayments on loan from stockholder......    (100,000)         --          --
                                           ----------  -----------  ----------
Net cash (used in) provided by financing
 activities..............................    (543,316)         --      850,000
                                           ----------  -----------  ----------
Net increase (decrease) in cash..........   1,276,627     (306,963)     49,731
Cash at beginning of year................     606,871    1,883,498   1,576,535
                                           ----------  -----------  ----------
Cash at end of year......................  $1,883,498  $ 1,576,535  $1,626,266
                                           ==========  ===========  ==========

SUPPLEMENTAL INFORMATION:

  Ray Bloch paid interest of $15,331, $11,636 and $28,271 for the years ended December 31, 1993, 1994 and 1995, respectively.

                            See accompanying notes.

                          RAY BLOCH PRODUCTIONS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

  Ray Bloch Productions, Inc. ("Ray Bloch") was incorporated on January 4, 1960 under the laws of the state of New York. Ray Bloch specializes in providing business communication services to serve the needs of large corporations and associations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and the accompanying notes. Actual results could differ from those estimates.

 Basis of Presentation

  The consolidated financial statements include the accounts of wholly-owned subsidiaries. All significant intercompany balances and transactions are eliminated upon consolidation.

 Statements of Cash Flows

  For purposes of the statements of cash flows, Ray Bloch considers all highly liquid investments with an original maturity date of three months or less to be cash equivalents.

 Revenue Recognition

  Ray Bloch accounts for revenues using the completed contract method and records revenues and costs of revenues upon completion of the event. Provisions for anticipated losses are made in the period in which they first become determinable. As of December 31, 1994 and 1995, Ray Bloch had received advance non-refundable payments of $1,492,400 and $1,803,795, respectively, related to future events and had recorded these amounts as deferred revenues in the consolidated balance sheets. As of December 31, 1994 and 1995, Ray Bloch had incurred $150,548 and $749,055, respectively, in costs related to future events and had classified these amounts as deferred costs in the consolidated balance sheets.

  One customer accounted for approximately 17% of net revenues for the year ended December 31, 1993 and two customers accounted for approximately 30% of net revenues for the year ended December 31, 1994.

 Income Taxes

  Ray Bloch provides for income taxes in accordance with the liability method.

3. PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following:

                                                             DECEMBER 31,
                                                         ----------------------
                                                            1994        1995
                                                         ----------  ----------
   Furniture and fixtures............................... $  763,973  $  739,129
   Computer and production equipment....................    175,156     291,146
   Leasehold improvements...............................     91,160      59,398
                                                         ----------  ----------
                                                          1,030,289   1,089,673
   Accumulated depreciation and amortization............   (776,540)   (776,619)
                                                         ----------  ----------
                                                         $  253,749  $  313,054
                                                         ==========  ==========

                          RAY BLOCH PRODUCTIONS, INC.

3. PROPERTY AND EQUIPMENT (CONTINUED)

  Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the related assets ranging from five to seven years. Leasehold improvements are amortized over the shorter of their estimated useful lives or lease term, using the straight-line method.

4. BANK LINE OF CREDIT

  At December 31, 1994 and 1995, Ray Bloch had a credit facility with a bank whereby Ray Bloch could borrow up to $1,000,000. The credit facility expired on September 30, 1996. Ray Bloch had $350,000 of outstanding borrowings under the line of credit at December 31, 1995, which was subsequently repaid in conjunction with the stock purchase (see Note 9).

5. COMMITMENTS

  Ray Bloch has entered into various operating lease agreements for office space and equipment. Future minimum lease payments may be periodically adjusted based on changes in the lessors' operating costs.

  Future minimum lease payments under non-cancelable operating leases as of December 31, 1995 are:

     1996........................................................... $  262,100
     1997...........................................................    272,366
     1998...........................................................    276,372
     1999...........................................................    218,389
     Thereafter.....................................................     68,950
                                                                     ----------
     Total minimum lease payments................................... $1,098,177
                                                                     ==========

  Rent expense was $272,881, $277,301 and $278,526 for the years ended December 31, 1993, 1994 and 1995, respectively.

6. INCOME TAXES

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The principal items giving rise to Ray Bloch's net deferred tax assets are the allowance for doubtful accounts, the excess of tax depreciation and amortization over book depreciation and amortization, and other accrued expenses. Ray Bloch's net deferred tax assets and liabilities are:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1994    1995
                                                                ------- -------
   Deferred tax assets......................................... $10,879 $15,753
   Deferred tax liabilities....................................     --   (7,609)
                                                                ------- -------
   Net deferred tax assets..................................... $10,879 $ 8,144
                                                                ======= =======

                          RAY BLOCH PRODUCTIONS, INC.

6. INCOME TAXES (CONTINUED)

  Significant components of the income tax provision are as follows:

                                                     YEAR ENDED DECEMBER 31,
                                                      1993      1994      1995
                                                    --------  --------  --------
Current:
  Federal.......................................... $ 86,252  $178,979  $174,140
  State............................................   26,305    52,818    50,955
                                                    --------  --------  --------
                                                     112,557   231,797   225,095
Deferred:
  Federal..........................................  (26,662)   (9,753)    2,100
  State............................................   (8,131)   (2,893)      635
                                                    --------  --------  --------
                                                     (34,793)  (12,646)    2,735
                                                    --------  --------  --------
                                                    $ 77,764  $219,151  $227,830
                                                    ========  ========  ========

  Ray Bloch's effective tax rate differs from the statutory federal income tax rate as follows:

                                                      YEAR ENDED DECEMBER 31,
                                                      1993     1994     1995
                                                     ------   ------   ------
Statutory federal income tax rate...................     34%      34%      34%
Non-deductible expenses.............................     10%       3%     802%
State taxes.........................................      8%       7%     147%
                                                     ------   ------   ------
                                                         52%      44%     983%
                                                     ======   ======   ======

  In 1995, Ray Bloch, for book purposes, made a payment of $500,000 to an employee, which is not deductible for tax purposes.

  Ray Bloch paid $6,716, $153,392 and $303,274 in income taxes for the years ended December 31, 1993, 1994 and 1995, respectively.

7. RELATED PARTY TRANSACTIONS

 Due from stockholder

  As of December 31, 1994 and 1995, Ray Bloch had advanced $74,000 and $122,635, respectively, to the stockholder. These loans were non interest-bearing. Subsequent to December 31, 1995, these amounts were repaid by the stockholder.

 Due to stockholder

  At December 31, 1995, the stockholder loaned $500,000 to Ray Bloch, which was repaid during 1996.

  Interest expense associated with above loans is deemed immaterial to the consolidated financial statements.

8. EMPLOYEE BENEFIT PLANS

 Pension Plan

  Ray Bloch sponsors a defined benefit pension plan covering substantially all employees. Plan benefits are based upon years of service and the compensation during the last year before retirement. Ray Bloch's funding policy is to contribute the minimum required, as determined for ERISA purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to

                          RAY BLOCH PRODUCTIONS, INC.

8. EMPLOYEE BENEFIT PLANS (CONTINUED)

 Pension Plan (continued)

be earned in the future. The assets of the pension plan are invested in money markets and corporate debt and equity instruments. Ray Bloch contributed to the pension plan approximately $65,000, $75,000, and $49,536 during the years ended December 31, 1993, 1994 and 1995, respectively.

  The following table sets forth the pension plan's funded status as reported on activity, and amounts recognized in Ray Bloch's consolidated financial statements:

                                                             DECEMBER 31,
                                                            1994       1995
                                                          ---------  ---------
   Actuarial present value of benefit obligations:
   Accumulated benefit obligation, including vested
    benefits of $491,827 in 1994, $550,658 in 1995....... $(545,352) $(622,029)
                                                          =========  =========
   Projected benefit obligation..........................  (718,449)  (826,459)
   Plan assets at fair value.............................   367,903    405,006
                                                          ---------  ---------
   Funded status--projected benefit obligation in excess
    of fair value of plan assets......................... $(350,546) $(421,453)
                                                          =========  =========

                                                         YEAR ENDED DECEMBER 31,
                                                          1993    1994    1995
                                                         ------- ------- -------
   Net periodic pension cost:
   Service cost......................................... $31,273 $72,508 $76,503
   Interest cost........................................   2,086   2,417   2,756
                                                         ------- ------- -------
   Total net periodic pension cost...................... $33,359 $74,925 $79,259
                                                         ======= ======= =======

  Key assumptions used in the actuarial valuation were:

                                                               DECEMBER 31,
                                                                1994     1995
                                                               ------   ------
   Weighted average discount note.............................    6.7%     6.5%
   Rate of return on assets:
     Pre-retirement...........................................    6.5%     6.5%
     Post-retirement..........................................    5.0%     5.0%

 401(k) Plan

  Ray Bloch has adopted a 401(k) plan (the "401(k) Plan") covering substantially all employees of Ray Bloch. Under the 401(k) Plan, employees may elect to reduce their current compensation by up to 15%, subject to annual limitations, and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan requires additional matching contributions by Ray Bloch equaling one-half of the first six percent of each employee's contributions. Matching contributions by Ray Bloch to the 401(k) Plan amounted to $1,804 and $35,748 for the years ended December 31, 1994, and 1995, respectively.

9. SUBSEQUENT EVENT

  Effective January 1, 1996, the stockholder of Ray Bloch Productions, Inc. entered into a stock purchase agreement with Production Group International, Inc. (PGI) whereby all of the issued and outstanding shares of common stock of Ray Bloch were sold to PGI for $3,372,000 in cash and $3,000,000 in notes payable. The agreement also stipulates additional payments of up to $1,500,000.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Epic Enterprises, Inc.

  We have audited the accompanying combined balance sheets of Epic Enterprises, Inc. ("Epic") as of January 31, 1995 and 1996, and the related combined statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended January 31, 1996. These financial statements are the responsibility of Epic's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Epic Enterprises, Inc. at January 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 1996, in conformity with generally accepted accounting principles.

                                                          /s/ Ernst & Young LLP

Vienna, Virginia
October 4, 1996

                             EPIC ENTERPRISES, INC.

                            COMBINED BALANCE SHEETS

                                                             JANUARY 31,
                                                           1995        1996
                                                        ----------  ----------
ASSETS
Current assets:
  Cash................................................. $  988,557  $1,231,312
  Accounts receivable..................................     39,993   1,059,681
  Prepaid expenses and other current assets............     20,795      23,947
  Deferred costs.......................................    893,729     890,515
                                                        ----------  ----------
Total current assets...................................  1,943,074   3,205,455
Property and equipment, net............................     29,632      26,608
Due from officers......................................    333,681     317,292
Note receivable from a customer, less allowance of
 $47,000 at January 31, 1995 and 1996..................     56,284      24,406
                                                        ----------  ----------
Total assets........................................... $2,362,671  $3,573,761
                                                        ==========  ==========
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued expenses................ $  274,641  $  210,465
  Income taxes payable.................................     56,575      44,650
  Deferred revenues....................................  2,032,917   3,370,212
                                                        ----------  ----------
Total current liabilities..............................  2,364,133   3,625,327
Commitments............................................        --          --
Stockholders' deficit:
  Common stock; no par value; 6,000 shares authorized,
   3,974 shares issued and outstanding.................      3,974       3,974
  Accumulated deficit..................................     (5,436)    (55,540)
                                                        ----------  ----------
Total stockholders' deficit............................     (1,462)    (51,566)
                                                        ----------  ----------
Total liabilities and stockholders' deficit............ $2,362,671  $3,573,761
                                                        ==========  ==========

                            See accompanying notes.

                             EPIC ENTERPRISES, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                                 YEAR ENDED JANUARY 31,
                                               1994        1995        1996
                                            ----------  ----------  ----------
Revenues................................... $3,523,338  $4,001,556  $4,621,291
Cost of services...........................  1,508,952   1,643,506   2,345,200
                                            ----------  ----------  ----------
Gross profit...............................  2,014,386   2,358,050   2,276,091
Selling, general and administrative........  2,031,439   2,426,916   2,432,911
                                            ----------  ----------  ----------
Loss from operations.......................    (17,053)    (68,866)   (156,820)
Other income:
  Interest income..........................     21,771      28,178      75,876
  Other income.............................     39,026      46,512      20,115
                                            ----------  ----------  ----------
                                                60,797      74,690      95,991
                                            ----------  ----------  ----------
Income (loss) before income taxes..........     43,744       5,824     (60,829)
Income tax provision (benefit).............     51,740       4,835     (11,925)
                                            ----------  ----------  ----------
Net (loss) income.......................... $   (7,996) $      989  $  (48,904)
                                            ==========  ==========  ==========

                            See accompanying notes.

                             EPIC ENTERPRISES, INC.

                  COMBINED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                                       TOTAL
                                                COMMON ACCUMULATED STOCKHOLDERS'
                                                STOCK    DEFICIT      DEFICIT
                                                ------ ----------- -------------
Balance at January 31, 1993.................... $3,974  $  3,971     $  7,945
  Net loss.....................................    --     (7,996)      (7,996)
  Dividends....................................    --     (1,200)      (1,200)
                                                ------  --------     --------
Balance at January 31, 1994....................  3,974    (5,225)      (1,251)
  Net income...................................    --        989          989
  Dividends....................................    --     (1,200)      (1,200)
                                                ------  --------     --------
Balance at January 31, 1995....................  3,974    (5,436)      (1,462)
  Net loss.....................................    --    (48,904)     (48,904)
  Dividends....................................    --     (1,200)      (1,200)
                                                ------  --------     --------
Balance at January 31, 1996.................... $3,974  $(55,540)    $(51,566)
                                                ======  ========     ========

                            See accompanying notes.

                             EPIC ENTERPRISES, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                YEAR ENDED JANUARY 31,
                                              1994        1995        1996
                                           ----------  ----------  -----------
OPERATING ACTIVITIES
Net (loss) income........................  $   (7,996) $      989  $   (48,904)
Adjustments to reconcile net (loss)
 income to net cash provided by operating
 activities:
  Depreciation...........................       4,835       6,714        9,018
  Allowance for note receivable..........         --       47,000          --
Changes in operating assets and
 liabilities:
  Accounts receivable....................    (156,916)    676,868   (1,019,688)
  Prepaid expenses and other current
   assets................................      25,976     (10,302)      (3,152)
  Deferred costs.........................     (61,305)   (351,685)       3,214
  Accounts payable and accrued expenses..      15,173      65,221      (64,176)
  Income taxes payable...................      51,740       4,835      (11,925)
  Deferred revenues......................     409,129    (270,226)   1,337,295
                                           ----------  ----------  -----------
Net cash provided by operating
 activities..............................     280,636     169,414      201,682
INVESTING ACTIVITIES
Purchases of property and equipment......     (13,568)    (11,301)      (5,994)
Loans to officers........................    (173,500)   (106,181)      16,389
Loans related to note receivable from a
 customer................................         --     (103,284)         --
Collections on note receivable from a
 customer................................         --          --        31,878
                                           ----------  ----------  -----------
Net cash (used in) provided by investing
 activities..............................    (187,068)   (220,766)      42,273
FINANCING ACTIVITIES
Dividends................................      (1,200)     (1,200)      (1,200)
                                           ----------  ----------  -----------
Net cash used in financing activities....      (1,200)     (1,200)      (1,200)
Net increase (decrease) in cash..........      92,368     (52,552)     242,755
Cash at beginning of year................     948,741   1,041,109      988,557
                                           ----------  ----------  -----------
Cash at end of year......................  $1,041,109  $  988,557  $ 1,231,312
                                           ==========  ==========  ===========

                            See accompanying notes.

                            EPIC ENTERPRISES, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION

  Epic Enterprises, Inc. ("Epic") was incorporated on January 23, 1980 in the state of California. Epic specializes in managing exhibitions and conventions to serve the needs of individual, corporate and governmental clients.

 Basis of Presentation

  The combined financial statements include the accounts of Epic and Goren Epic, a partnership formed in 1984, in which Epic owned a fifty percent interest. As of February 1, 1996, Production Group International, Inc. acquired 100% of Epic and Goren Epic pursuant to a stock purchase agreement (see Note 8). As a result, the combined financial statements of the two entities (collectively, the "acquired business") have been presented and include both entities as if they had been combined since January 31, 1993. The income tax provision (benefit) for Epic and Goren Epic has been calculated on a combined basis.

  Goren Epic is engaged in the business of organizing and owning two trade shows. Under the partnership agreement, Epic received annual management fees, for each of the two trade shows, and profits and losses of the partnership were distributed equally.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Revenue Recognition

  Epic accounts for revenues using the completed contract method and records revenues and costs of revenues upon completion of the event. Provisions for anticipated losses are made in the period in which they first become determinable. As of January 31, 1995 and 1996, Epic had made payments of $893,729 and $890,515, respectively, related to future events and had classified these payments as deferred costs in the balance sheets. As of January 31, 1995 and 1996, Epic had received advance non-refundable payments of $2,032,917 and $3,370,212, respectively, related to future events and had recorded these amounts as deferred revenues in the balance sheets.

  One customer accounted for approximately 15%, 15%, and 14% of total revenues during the years ended January 31, 1994, 1995, and 1996, respectively.

 Income Taxes

  Epic provides for income taxes in accordance with the liability method. The income tax provision (benefit) for Epic and Goren Epic has been calculated on a combined basis.

                            EPIC ENTERPRISES, INC.

3. PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following:

                                                                JANUARY 31,
                                                               1995      1996
                                                             --------  --------
   Furniture and fixtures................................... $ 22,990  $ 23,363
   Computer equipment.......................................   34,758    40,379
                                                             --------  --------
                                                               57,748    63,742
   Less accumulated depreciation............................  (28,116)  (37,134)
                                                             --------  --------
                                                             $ 29,632  $ 26,608
                                                             ========  ========

  Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets ranging from five to seven years.

4. DUE FROM OFFICERS

  As of January 31, 1995 and 1996, Epic loaned $333,681 and $317,292, respectively, to certain officers in exchange for promissory notes which bear interest at 5%. All accrued and unpaid interest and remaining principal on the promissory notes are due and payable upon demand from April 25, 1999 through February 1, 2001.

  Subsequent to year-end and in connection with the stock purchase agreement (see Note 8), the note receivable balance at January 31, 1996 of $317,292 was forgiven in exchange for 46 shares of common stock held by the officers.

5. COMMITMENTS

  Epic has entered into various operating lease agreements for office space and equipment. Future minimum lease payments for its office space may be periodically adjusted based on changes in the lessors' operating costs.

  Future minimum lease payments under non-cancelable operating leases as of January 31, 1996 are:

      1997............................................................. $132,354
      1998.............................................................  132,354
      1999.............................................................  132,354
      2000.............................................................  132,354
      Thereafter.......................................................   11,030
                                                                        --------
      Total minimum lease payments..................................... $540,446
                                                                        ========

  Rent expense was $89,202, $122,107 and $163,877 for the years ended January 31, 1994, 1995 and 1996, respectively.

  Epic has certain non-cancelable contracts related to commitments for rental of hotels and convention centers for its events. As of January 31, 1996, Epic had commitments of approximately $270,000 related to these contracts.

6. INCOME TAXES

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Epic's net deferred tax assets and liabilities are:

                            EPIC ENTERPRISES, INC.

                                                                JANUARY 31,
                                                               1995      1996
                                                             --------  --------
   Deferred tax assets:
     Accrued vacation....................................... $  8,563  $  9,507
     Reserve for note receivable............................   18,865    18,865
     Other..................................................      877       659
                                                             --------  --------
   Deferred tax assets......................................   28,305    29,031
   Deferred tax liabilities.................................      --        --
   Valuation allowance......................................  (28,305)  (29,031)
                                                             --------  --------
   Net deferred tax assets.................................. $    --   $    --
                                                             ========  ========

  Significant components of the income tax provision (benefit) are as follows:

                                                     YEAR ENDED JANUARY 31,
                                                      1994     1995      1996
                                                    --------  -------  --------
   Current:
     Federal....................................... $ 39,752  $ 3,715  $(12,841)
     State.........................................   11,988    1,120       916
                                                    --------  -------  --------
                                                      51,740    4,835   (11,925)
   Deferred:
     Federal.......................................  (22,576)   4,548      (558)
     State.........................................   (6,808)   1,372      (168)
     Valuation allowance...........................   29,384   (5,920)      726
                                                    --------  -------  --------
                                                         --       --        --
                                                    --------  -------  --------
                                                    $ 51,740  $ 4,835  $(11,925)
                                                    ========  =======  ========

  Epic's effective tax rate differs from the statutory federal income tax rate as follows:

                                                       YEAR ENDED JANUARY 31,
                                                        1994    1995     1996
                                                       ------- -------  -------
   Statutory federal income tax rate..................   34.0%    34.0%  (34.0)%
   Non-deductible expenses............................    9.3    122.4     12.3
   State taxes........................................    7.8     28.2       .8
   Valuation allowance................................   67.2   (101.6)     1.3
                                                       ------  -------  -------
                                                        118.3%    83.0%  (19.6)%
                                                       ======  =======  =======

  Epic paid approximately $9,480, $19,654, and $15,585 in income taxes for the years ended January 31, 1994, 1995, and 1996, respectively.

7. PROFIT SHARING PLAN

  Effective February 1, 1991, Epic established the Epic Enterprises, Inc. Profit Sharing Plan (the "Plan") covering eligible employees. Contributions by Epic are discretionary and employees are not permitted to make contributions to the Plan. Employer contributions are allocated to participants' accounts in the ratio that the sum of each participant's total compensation bears to all participants' total compensation. Contributions to the Plan were approximately $105,000, $80,000, and $50,000 for the years ended January 31, 1994, 1995, and
1996, respectively.

                            EPIC ENTERPRISES, INC.

8. SUBSEQUENT EVENT

  On February 1, 1996, the stockholders of Epic and the partners of Goren Epic completed a stock purchase agreement with Production Group International, Inc. ("PGI") whereby PGI purchased all the outstanding shares of Epic and outstanding partnership interests of Goren Epic for $3,792,000 in cash and $1,500,000 in notes payable. The stock purchase agreement also provides for additional cash consideration of up to $1,500,000.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Epic Enterprises of Nevada, Inc.

  We have audited the accompanying balance sheets of Epic Enterprises of Nevada, Inc. as of December 31, 1994 and 1995, and the related statements of operations, stockholders' deficit and cash flows for the period from July 15, 1993 (inception) to December 31, 1993, for the years ended December 31, 1994 and 1995, and for the six months ended June 30, 1996. These financial statements are the responsibility of Epic Enterprises of Nevada, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Epic Enterprises of Nevada, Inc. at December 31, 1994 and 1995, and the results of its operations and its cash flows for the period from July 15, 1993 (inception) to December 31, 1993, for the years ended December 31, 1994 and 1995, and for the six months ended June 30, 1996, in conformity with generally accepted accounting principles.

                                                          /s/ Ernst & Young LLP

Vienna, Virginia
October 4, 1996

                        EPIC ENTERPRISES OF NEVADA, INC.

                                 BALANCE SHEETS

                                                             DECEMBER 31,
                                                            1994       1995
                                                          ---------  ---------
ASSETS
Current assets:
  Cash................................................... $  15,792  $  54,057
  Accounts receivable....................................    17,841     77,857
                                                          ---------  ---------
Total current assets.....................................    33,633    131,914
Property and equipment, net..............................    17,753     29,694
Other assets.............................................     8,712     10,326
                                                          ---------  ---------
Total assets............................................. $  60,098  $ 171,934
                                                          =========  =========
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued expenses.................. $  40,228  $  90,640
  Deferred revenues......................................       --     338,044
                                                          ---------  ---------
Total current liabilities................................    40,228    428,684
Loans from officers......................................   226,000    226,000
Commitments..............................................       --         --
Stockholders' deficit:
  Common stock; no par value; 1,000 shares authorized,
   issued and outstanding................................     1,000      1,000
  Accumulated deficit....................................  (207,130)  (483,750)
                                                          ---------  ---------
Total stockholders' deficit..............................  (206,130)  (482,750)
                                                          ---------  ---------
Total liabilities and stockholders' deficit.............. $  60,098  $ 171,934
                                                          =========  =========

                            See accompanying notes.

                        EPIC ENTERPRISES OF NEVADA, INC.

                            STATEMENTS OF OPERATIONS

                          JULY 15, 1993
                          (INCEPTION) TO                             SIX MONTHS
                           DECEMBER 31,  YEAR ENDED DECEMBER 31,   ENDED JUNE 30,
                               1993         1994         1995           1996
                          -------------- -----------  -----------  --------------
Revenues................     $ 77,628    $   440,103  $   611,015    $1,599,881
Cost of services........       31,814        195,223      325,817       905,960
                             --------    -----------  -----------    ----------
Gross profit............       45,814        244,880      285,198       693,921
Selling, general and ad-
 ministrative...........       87,476        410,348      569,339       778,340
                             --------    -----------  -----------    ----------
Loss from operations....      (41,662)      (165,468)    (284,141)      (84,419)
Other income............          --             --         7,521        22,189
                             --------    -----------  -----------    ----------
Net loss................     $(41,662)     $(165,468)   $(276,620)   $  (62,230)
                             ========    ===========  ===========    ==========

                            See accompanying notes.

                        EPIC ENTERPRISES OF NEVADA, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                                       TOTAL
                                                COMMON ACCUMULATED STOCKHOLDERS'
                                                STOCK    DEFICIT      DEFICIT
                                                ------ ----------- -------------
Balance at July 15, 1993 (inception)........... $1,000  $     --     $   1,000
  Net loss.....................................    --     (41,662)     (41,662)
                                                ------  ---------    ---------
Balance at December 31, 1993...................  1,000    (41,662)     (40,662)
  Net loss.....................................    --    (165,468)    (165,468)
                                                ------  ---------    ---------
Balance at December 31, 1994...................  1,000   (207,130)    (206,130)
  Net loss.....................................    --    (276,620)    (276,620)
                                                ------  ---------    ---------
Balance at December 31, 1995................... $1,000  $(483,750)   $(482,750)
                                                ======  =========    =========

                            See accompanying notes.

                        EPIC ENTERPRISES OF NEVADA, INC.

                            STATEMENTS OF CASH FLOWS

                          JULY 15, 1993
                          (INCEPTION) TO                             SIX MONTHS
                           DECEMBER 31,  YEAR ENDED DECEMBER 31,   ENDED JUNE 30,
                               1993         1994         1995           1996
                          -------------- -----------  -----------  --------------
OPERATING ACTIVITIES
Net loss................     $(41,662)     $(165,468)   $(276,620)    $(62,230)
Adjustments to reconcile
 net loss to net cash
 (used in) provided by
 operating activities:
  Depreciation and amor-
   tization.............          952          6,501        1,911        3,162
  Allowance for doubtful
   accounts.............          --             --           --        40,000
Changes in operating as-
 sets and liabilities:
  Accounts receivable...       (3,892)       (13,949)     (60,016)     (18,021)
  Other assets..........       (7,528)        (1,184)      (1,614)     (42,147)
  Accounts payable and
   accrued expenses.....        6,652         33,576       50,412       86,423
  Deferred revenues.....          --             --       338,044     (257,496)
                             --------    -----------  -----------     --------
Net cash (used in) pro-
 vided by operating ac-
 tivities...............      (45,478)      (140,524)      52,117     (250,309)
INVESTING ACTIVITIES
Purchases of property
 and equipment..........      (21,236)        (3,970)     (13,852)     (59,870)
                             --------    -----------  -----------     --------
Net cash used in invest-
 ing activities.........      (21,236)        (3,970)     (13,852)     (59,870)
FINANCING ACTIVITIES
Proceeds from sale of
 common stock...........        1,000            --           --           --
Proceeds from loans from
 officers...............       81,000        145,000          --       145,000
Proceeds from loans from
 affiliate..............          --             --           --       135,000
                             --------    -----------  -----------     --------
Net cash provided by fi-
 nancing activities.....       82,000        145,000          --       280,000
Net increase (decrease)
 in cash................       15,286            506       38,265      (30,179)
Cash at beginning of pe-
 riod...................          --          15,286       15,792       54,057
                             --------    -----------  -----------     --------
Cash at end of period...     $ 15,286    $    15,792  $    54,057     $ 23,878
                             ========    ===========  ===========     ========
Supplemental
 information:
 Interest paid..........     $    --     $       --   $       --      $ 24,748
                             ========    ===========  ===========     ========

                            See accompanying notes.

                       EPIC ENTERPRISES OF NEVADA, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

  Epic Enterprises of Nevada, Inc. ("Epic NV") was incorporated on July 15, 1993 in Nevada. Epic NV specializes in providing leisure and convention housing services, destination management services, and business center services through a franchise agreement with Mail Boxes Etc. USA, Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Revenue Recognition

  Epic NV accounts for revenues under short-term contracts using the completed contract method whereby revenues and costs of revenues are deferred until the event occurs. As of December 31, 1995, Epic NV had received advanced non-refundable payments of $338,044 related to future events, and had recorded this amount as deferred revenues in the balance sheets.

  One customer accounted for approximately 14% of total revenues for the six months ended June 30, 1996.

 Income Taxes

  Epic NV accounts for income taxes under the liability method.

3. PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following:

                                                                DECEMBER 31,
                                                                1994     1995
                                                               -------  -------
   Furniture and fixtures..................................... $ 6,667  $ 8,318
   Computer equipment.........................................   6,065   17,234
   Leasehold improvements.....................................  12,474   13,506
                                                               -------  -------
                                                                25,206   39,058
   Less accumulated depreciation and amortization.............  (7,453)  (9,364)
                                                               -------  -------
                                                               $17,753  $29,694
                                                               =======  =======

  Property and equipment are recorded at cost. Depreciation is computed using straight-line methods over the estimated useful lives of the related assets ranging from five to seven years. Leasehold improvements are amortized on a straight-line method over the lesser of the term of the lease or the life of the improvements.

4. DUE TO OFFICERS

  Epic NV executed various promissory notes with certain officers; the balance of the promissory notes at December 1994 and 1995 was $226,000, respectively. The notes bear interest at 6%. All accrued and unpaid interest and remaining principal on the notes are due and payable upon demand from August 19, 1998 through May 31, 2001. Interest expense related to these notes amounted to $1,305, $9,660, $13,783, and $0 for the period from July 15, 1993 (inception)
to December 31, 1993, for the years ended December 31, 1994 and 1995, and for the six months ended June 30, 1996, respectively.

  Subsequent to June 30, 1996, the outstanding loan balance from officers of $371,000 was forgiven by the officers and reclassified to equity.

                       EPIC ENTERPRISES OF NEVADA, INC.

5. COMMITMENTS

 Leases

  Epic NV has entered into an operating lease agreement for office space. Future minimum lease payments may be periodically adjusted based on changes in the lessors' operating costs.

  Future minimum lease payments under the non-cancelable operating lease as of December 31, 1995 are:

     1996............................................................. $ 70,908
     1997.............................................................  106,362
     1998.............................................................  106,362
     1999.............................................................  106,362
     Thereafter.......................................................  141,816
                                                                       --------
       Total minimum lease payments................................... $531,810
                                                                       ========

  Rent expense amounted to approximately $11,000, $39,000, $51,000 and $42,000 for the period from July 15, 1993 (inception) to December 31, 1993, for the years ended December 31, 1994 and 1995, and for the six months ended June 30, 1996, respectively.

 Franchise Agreements

  During 1996, Epic NV entered into a franchise agreement with Mail Boxes Etc. USA, Inc., whereby Epic NV will operate Mail Boxes Etc. business centers in four hotels/convention centers. The term of the agreements is ten years with renewal options. The aggregate franchise fees amounted to approximately $25,000. Epic NV is required to pay royalties to Mail Boxes Etc. USA, Inc. equivalent to 5% of gross revenues of each business center and is required to pay marketing fees equivalent to 3.5% of gross revenues of each business center.

6. INCOME TAXES

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Epic NV's net deferred tax assets are approximately:

                                                               DECEMBER 31,
                                                              1994      1995
                                                            --------  ---------
   Deferred tax assets:
     Net operating loss carryforwards...................... $ 69,004  $ 162,048
                                                            --------  ---------
   Total deferred tax assets...............................   69,004    162,048
     Valuation allowance...................................  (69,004)  (162,048)
                                                            --------  ---------
   Net deferred tax assets................................. $    --   $     --
                                                            ========  =========

  AT December 31, 1995, the Company had net operating loss carryforwards of approximately $475,000 that will expire by 2010. Epic NV made no federal or state income tax payments for the period from July 15, 1993 (inception) to December 31, 1993, for the years ended December 31, 1994 and 1995, and for the six months ended June 30, 1996.

7. SUBSEQUENT EVENT

  On July 1, 1996, the stockholders of Epic NV completed a stock purchase agreement with Production Group International, Inc. ("PGI") whereby PGI acquired all of the outstanding common stock of Epic NV. The aggregate purchase price was $1,085,000 in cash and additional cash consideration of up to $5,000,000.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Timberline Productions, Inc.

  We have audited the accompanying balance sheets of Timberline Productions, Inc. as of December 31, 1994 and 1995, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995 and for the three months ended March 31, 1996. These financial statements are the responsibility of Timberline Productions Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Timberline Productions, Inc. at December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 and for the three months ended March 31, 1996, in conformity with generally accepted accounting principles.

                                                          /s/ Ernst & Young LLP

Vienna, Virginia
October 7, 1996

                          TIMBERLINE PRODUCTIONS, INC.

                                 BALANCE SHEETS

                                                               DECEMBER 31,
                                                              1994      1995
                                                            -------- ----------
ASSETS
Current assets:
  Cash..................................................... $ 48,839 $   55,908
  Accounts receivable......................................  403,236    545,869
  Prepaid expenses and other current assets................   18,084     25,131
                                                            -------- ----------
Total current assets.......................................  470,159    626,908
Property and equipment, net................................  451,583    603,448
                                                            -------- ----------
Total assets............................................... $921,742 $1,230,356
                                                            ======== ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.................... $117,730 $  267,491
  Deferred revenues........................................   81,236     91,112
  Note payable to bank-current portion.....................   62,500     62,500
  Bank lines of credit.....................................   59,753    281,793
  Capital lease obligations-current portion................      --      26,904
  Income taxes payable.....................................   61,128     78,869
  Deferred tax liabilities.................................    9,844        354
                                                            -------- ----------
Total current liabilities..................................  392,191    809,023
Note payable to bank, net of current portion...............  187,500    125,000
Capital lease obligations, net of current portion..........      --      40,072
Commitments................................................      --         --
Stockholders' equity:
  Common stock; $100 par value; 10,000 shares authorized,
   681 shares issued and outstanding.......................   68,100     68,100
  Retained earnings........................................  273,951    188,161
                                                            -------- ----------
Total stockholders' equity.................................  342,051    256,261
                                                            -------- ----------
Total liabilities and stockholders' equity................. $921,742 $1,230,356
                                                            ======== ==========

                            See accompanying notes.

                          TIMBERLINE PRODUCTIONS, INC.

                            STATEMENTS OF OPERATIONS

                                                                       THREE
                                                                    MONTHS ENDED
                                    YEAR ENDED DECEMBER 31,          MARCH 31,
                                   1993        1994        1995         1996
                                ----------  ----------  ----------  ------------
Revenues......................  $5,262,440  $4,237,824  $4,345,563   $1,020,388
Cost of services..............   3,020,943   2,550,873   2,723,817      707,821
                                ----------  ----------  ----------   ----------
Gross profit..................   2,241,497   1,686,951   1,621,746      312,567
Selling, general and adminis-
 trative......................   1,941,053   1,744,506   1,625,257      519,953
                                ----------  ----------  ----------   ----------
Income (loss) from operations.     300,444     (57,555)     (3,511)    (207,386)
Interest expense..............     (11,823)    (24,094)    (32,828)      (5,403)
                                ----------  ----------  ----------   ----------
Income (loss) before income
 tax provision (benefit)......     288,621     (81,649)    (36,339)    (212,789)
Income tax provision (bene-
 fit).........................     117,250     (27,707)      8,251      (81,443)
                                ----------  ----------  ----------   ----------
Net income (loss).............  $  171,371  $  (53,942) $  (44,590)  $ (131,346)
                                ==========  ==========  ==========   ==========

                            See accompanying notes.

                          TIMBERLINE PRODUCTIONS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                       TOTAL
                                                COMMON  RETAINED   STOCKHOLDERS'
                                                 STOCK  EARNINGS      EQUITY
                                                ------- ---------  -------------
Balance at December 31, 1992................... $68,100 $ 386,362    $ 454,462
  Distributions................................     --   (182,840)    (182,840)
  Net income...................................     --    171,371      171,371
                                                ------- ---------    ---------
Balance at December 31, 1993...................  68,100   374,893      442,993
  Distributions................................     --    (47,000)     (47,000)
  Net loss.....................................     --    (53,942)     (53,942)
                                                ------- ---------    ---------
Balance at December 31, 1994...................  68,100   273,951      342,051
  Distributions................................     --    (41,200)     (41,200)
  Net loss.....................................     --    (44,590)     (44,590)
                                                ------- ---------    ---------
Balance at December 31, 1995................... $68,100 $ 188,161    $ 256,261
                                                ======= =========    =========

                            See accompanying notes.

                          TIMBERLINE PRODUCTIONS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                      THREE
                                                                   MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,        MARCH 31,
                                    1993       1994       1995         1996
                                  ---------  ---------  ---------  ------------
OPERATING ACTIVITIES
Net income (loss)...............  $ 171,371  $ (53,942) $ (44,590)  $(131,346)
Adjustments to reconcile net in-
 come (loss) to net cash pro-
 vided by operating activities:
  Depreciation and amortization.    190,048    192,447    189,867      55,634
  Deferred income taxes.........     23,125      5,294     (9,490)     (8,510)
Changes in operating assets and
 liabilities:
  Accounts receivable...........   (147,297)    56,419   (142,633)    255,659
  Prepaid expenses and other
   current assets...............    (10,931)    (6,703)    (7,047)     (4,003)
  Accounts payable and accrued
   expenses.....................    (52,333)    79,937    149,761     129,200
  Deferred revenues.............    (91,331)    57,567      9,876     (27,837)
  Income taxes payable..........     94,125    (33,000)    17,741     (72,933)
                                  ---------  ---------  ---------   ---------
Net cash provided by operating
 activities.....................    176,777    298,019    163,485     195,864
INVESTING ACTIVITIES
Purchases of property and equip-
 ment...........................   (150,400)  (218,260)  (258,184)    (10,444)
                                  ---------  ---------  ---------   ---------
Net cash used in investing ac-
 tivities.......................   (150,400)  (218,260)  (258,184)    (10,444)
FINANCING ACTIVITIES
Distributions to stockholders...   (182,840)   (47,000)   (41,200)        --
Net proceeds (payments) on bank
 lines of credit................    105,000   (110,247)   222,040    (150,000)
Proceeds from note payable to
 bank...........................        --     250,000        --          --
Payments on note payable to
 bank...........................    (63,365)  (123,673)   (62,500)    (15,625)
Payments on capital lease obli-
 gations........................        --         --     (16,572)     (8,687)
                                  ---------  ---------  ---------   ---------
Net cash (used in) provided by
 financing activities...........   (141,205)   (30,920)   101,768    (174,312)
Net (decrease) increase in cash.   (114,828)    48,839      7,069      11,108
Cash at beginning of period.....    114,828        --      48,839      55,908
                                  ---------  ---------  ---------   ---------
Cash at end of period...........  $     --   $  48,839  $  55,908   $  67,016
                                  =========  =========  =========   =========
Supplemental information:
  Interest paid.................  $  11,823  $  24,094  $  32,828   $   5,403
                                  =========  =========  =========   =========

                            See accompanying notes.

                         TIMBERLINE PRODUCTIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

  Timberline Productions, Inc. ("Timberline") was incorporated on April 8, 1983 under the laws of the state of Arizona. Timberline provides business communication services for clients at locations throughout the United States and Canada.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  As of April 1, 1996, Timberline was acquired by Production Group International, Inc. (see Note 8). Prior to the acquisition, Timberline was an S-Corporation and therefore the income tax liability was borne by the stockholders. However, the financial statements have been presented to reflect income taxes, as if Timberline had been taxed as a C-Corporation. The income taxes have been calculated using the liability method.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Revenue Recognition

  Timberline accounts for revenues using the percentage-of-completion method whereby revenues are recognized in proportion with the ratio that expenses incurred to date bear to total anticipated expenses. Provisions for anticipated losses are made in the period in which they first become determinable. As of December 31, 1994, and 1995, Timberline had received advance non-refundable payments related to future events of approximately $81,236 and $91,112, respectively, and had recorded these amounts as deferred revenues in the balance sheets.

  One customer accounted for approximately 13%, 16%, and 14% of total revenues during the years December 31, 1993, 1994, and 1995, respectively, and two customers accounted for approximately 47% of total revenues for the three months ended March 31, 1996.

 Distributions

  Distributions were made to stockholders pursuant to authorization of the stockholders.

3. PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following:

                                                            DECEMBER 31,
                                                          1994         1995
                                                       -----------  -----------
   Furniture and fixtures............................. $    98,866  $   101,366
   Computer and video equipment.......................   2,060,049    2,399,281
   Leasehold improvements.............................     107,900      107,900
                                                       -----------  -----------
                                                         2,266,815    2,608,547
   Less accumulated depreciation and amortization.....  (1,815,232)  (2,005,099)
                                                       -----------  -----------
                                                       $   451,583  $   603,448
                                                       ===========  ===========

                         TIMBERLINE PRODUCTIONS, INC.

3. PROPERTY AND EQUIPMENT (CONTINUED)

  Property and equipment are recorded at cost. Depreciation and amortization is computed using the straight-line method over five years. Leasehold improvements are amortized on a straight-line method over the lesser of the term of the lease or the life of the improvements.

4. DEBT

 Bank Lines of Credit

  Timberline had two line of credit facilities with a bank, whereby Timberline could borrow up to an aggregate $425,000. Timberline was charged an interest rate equivalent to the bank's prime rate plus .75% on outstanding borrowings. These credit facilities were collateralized by certain of Timberline's assets and were personally guaranteed by the stockholders. The outstanding balances on these credit facilities were repaid during April 1996 in conjunction with the stock purchase (see Note 8), and the facilities were then terminated.

 Note Payable

  Timberline had a term loan with a bank for $250,000, which charged interest at an annual rate of .75% over the bank's prime rate. The term loan was collateralized by certain assets of Timberline and is personally guaranteed by the stockholders. The outstanding balance on this line of credit was repaid during April 1996 in conjunction with the stock purchase (see Note 8), and the agreement was then terminated.

5. COMMITMENTS

  Timberline has entered into various operating lease agreements for office space and equipment. Future minimum lease payments may be periodically adjusted based on changes in the lessors' operating costs.

  Timberline leases certain equipment under agreements which are classified as capital leases. As of December 31, 1995, the cost of assets under capital leases was $83,548 and the accumulated depreciation of assets under capital leases was $11,099. Amortization expense of capital leases is included in depreciation and amortization on the statements of cashflows. The outstanding capital lease obligations were repaid subsequent to March 31, 1996, in connection with the stock purchase agreement. (See Note 8).

  Future minimum lease payments under non-cancelable capital and operating leases as of December 31, 1995 are:

                                                             CAPITAL   OPERATING
                                                              LEASES    LEASES
                                                             --------  ---------
     1996................................................... $ 32,112  $ 77,523
     1997...................................................   32,112   110,698
     1998...................................................   10,704   119,250
     1999...................................................      --     10,004
                                                             --------  --------
     Total minimum lease payments...........................   74,928  $317,475
                                                                       ========
     Less amounts representing interest.....................   (7,952)
                                                             --------
     Present value of minimum capital lease obligations.....   66,976
     Less current portion of capital lease obligations......  (26,904)
                                                             --------
     Capital lease obligations, net of current portion...... $ 40,072
                                                             ========

  Rent expense amounted to approximately $91,442, $86,924, $90,995, and $16,407 for the years ended December 31, 1993, 1994 and 1995, and for the three months ended March 31, 1996, respectively.

                         TIMBERLINE PRODUCTIONS, INC.

6. EMPLOYEE CONTRIBUTION PLAN

  Effective October 1, 1993, Timberline adopted a qualified 401(k) employee savings plan for the benefit of all eligible employees. Under the plan, employees can defer a portion of their compensation and contribute it to the plan. Matching contributions are made at the discretion of the Board of Directors. Contributions for the years ended December 31, 1993, 1994, and 1995, and for the three months ended March 31, 1996 were approximately $2,300, $5,200, $3,000, and $1,900, respectively.

7. INCOME TAXES

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Timberline's net deferred tax liabilities are:

                                                               DECEMBER 31,
                                                               1994     1995
                                                              -------  -------
     Deferred tax assets:
       Accounts receivable................................... $   --   $ 4,858
                                                              -------  -------
     Deferred tax assets.....................................     --     4,858
     Deferred tax liabilities:
       Property and equipment................................  (9,844)  (5,212)
                                                              -------  -------
     Net deferred tax liabilities............................ $(9,844) $  (354)
                                                              =======  =======

  Significant components of the income tax provision (benefit) are as follows:

                                                                       THREE
                                                                    MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,     MARCH 31,
                                          1993     1994     1995        1996
                                        -------- --------  -------  ------------
     Current:
       Federal.........................  $72,915 $(25,565) $13,742    $(56,499)
       State...........................   21,210   (7,436)   3,999     (16,434)
                                        -------- --------  -------    --------
                                          94,125  (33,001)  17,741     (72,933)
     Deferred:
       Federal.........................   17,914    4,099   (7,351)     (6,592)
       State...........................    5,211    1,195   (2,139)     (1,918)
                                        -------- --------  -------    --------
                                          23,125    5,294   (9,490)     (8,510)
                                        -------- --------  -------    --------
                                        $117,250 $(27,707) $ 8,251    $(81,443)
                                        ======== ========  =======    ========

  Timberline's effective tax rate differs from the statutory federal income tax rate as follows:

                                                                     THREE
                                                                  MONTHS ENDED
                                    YEAR ENDED DECEMBER 31,        MARCH 31,
                                    1993      1994       1995         1996
                                   -------  --------   --------   ------------
   Statutory federal income tax
    rate..........................    34.0%    (34.0)%    (34.0)%    (34.0)%
   Non-deductible expenses........      .6       5.1       53.3        1.4
   State taxes....................     6.0      (5.0)       3.4       (5.7)
                                   -------  --------   --------      -----
                                      40.6%    (33.9)%     22.7 %    (38.3)%
                                   =======  ========   ========      =====

                         TIMBERLINE PRODUCTIONS, INC.

7. INCOME TAXES (CONTINUED)

  Timberline made no federal or state income tax payments for the years ended December 31, 1993, 1994, and 1995 and for the three months ended March 31, 1996.

8. SUBSEQUENT EVENT

  On April 1, 1996, the stockholders of Timberline entered into a stock purchase agreement with Production Group International, Inc. (PGI) whereby all of the issued and outstanding shares of common stock of Timberline were acquired by PGI. The purchase price consisted of cash of $1,862,000 due at closing and notes payable of $600,000 due two years after closing. The stock purchase agreement also stipulates additional cash payments to the sellers.

              REPORT OF ERNST & YOUNG, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Spearhead Exhibitions Limited

  We have audited the accompanying consolidated statements of operations and cash flows of Spearhead Exhibitions Limited for the five month period ended August 31, 1995. These financial statements are the responsibility of Spearhead Exhibitions Limited's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with United Kingdom auditing standards which do not differ in any significant respect from United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Spearhead Exhibitions Limited for the five month period ended August 31, 1995, in conformity with accounting principles generally accepted in the United Kingdom which differ in certain respects from those followed in the United States (see Note 8 of Notes to Consolidated Financial Statements).

                                                            /s/ Ernst & Young
                                                            Chartered
                                                            Accountants

London, England

October 23, 1996

              REPORT OF KINGSTON SMITH, INDEPENDENT AUDITORS

The Board of Directors and Shareholders of
Spearhead Exhibitions Limited

  We have audited the accompanying consolidated balance sheets of Spearhead Exhibitions Limited as at March 31, 1994 and 1995 and the related consolidated statements of operations, cash flows and changes in shareholders' equity for the years then ended. These financial statements are the responsibility of Spearhead Exhibitions Limited's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with United Kingdom auditing standards which do not differ in any significant respect from United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Spearhead Exhibitions Limited at March 31, 1994 and 1995 and the consolidated results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United Kingdom.

  Our audits for the years ended March 31, 1994 and 1995 were completed on January 30, 1995 and October 16, 1995, respectively. We have not conducted any audit work on Spearhead Exhibitions Limited for any periods subsequent to March 31, 1995 and we express no opinion on Spearhead Exhibitions Limited's accounting policies, consolidated financial position, results of operations, cash flows and changes in shareholders' equity beyond that date.

                                                          /s/ Kingston Smith
                                                          Chartered
                                                          Accountants and
                                                          Registered Auditors
London, England
October 25, 1996

                         SPEARHEAD EXHIBITIONS LIMITED

                          CONSOLIDATED BALANCE SHEETS
                               (POUNDS STERLING)

                                                                MARCH 31,
                                                             1994      1995
                                                           --------- ---------
                                                           (Pounds)  (Pounds)
ASSETS
Current assets:
  Cash and cash equivalents...............................   738,015   470,047
  Accounts receivable.....................................   556,129   892,162
  Other receivables.......................................    28,482    16,563
  Work in progress........................................   219,681   239,635
  Prepaid expenses........................................       --    123,850
                                                           --------- ---------
Total current assets...................................... 1,542,307 1,742,257
Property and equipment, net...............................    45,117   140,364
Other assets..............................................    15,150    14,841
Investment in Offshore Europe Partnership.................   600,000   600,000
Due from Spearhead Communications Limited.................   170,197   169,120
                                                           --------- ---------
Total assets.............................................. 2,372,771 2,666,582
                                                           ========= =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................   258,957   407,681
  Accrued liabilities and deferred income.................   849,743 1,085,196
  Current portion of capital lease obligations............    13,793    33,642
  Income taxes payable....................................   104,475    25,111
  Other taxes.............................................    15,227   105,147
  Other current liabilities...............................    20,792    11,625
                                                           --------- ---------
Total current liabilities................................. 1,262,987 1,668,402
                                                           --------- ---------
Non-current liabilities
  Long-term portion of capital lease obligations..........     7,131    29,144
                                                           --------- ---------
    Total non-current liabilities.........................     7,131    29,144
                                                           --------- ---------
Total liabilities......................................... 1,270,118 1,697,546
                                                           --------- ---------
Shareholders' equity:
  Ordinary shares, (Pounds)1 par value
  10,000 shares authorised, issued and outstanding at
   March 31, 1994.........................................    10,000       --
  10,526 shares authorised, issued and outstanding at
   March 31, 1995.........................................       --     10,526
  Subscription receivable.................................       --       (263)
  Additional paid-in capital..............................       --      9,736
  Revaluation reserve.....................................   600,000   600,000
  Retained earnings.......................................   492,653   349,037
                                                           --------- ---------
Total shareholders' equity................................ 1,102,653   969,036
                                                           --------- ---------
Total liabilities and shareholders' equity................ 2,372,771 2,666,582
                                                           ========= =========

     The accompanying notes are an integral part of these statements.

                         SPEARHEAD EXHIBITIONS LIMITED

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                               (POUNDS STERLING)

                                                                       FIVE
                                              YEAR ENDED MARCH     MONTHS ENDED
                                                     31,            AUGUST 31,
                                               1994       1995         1995
                                             ---------  ---------  ------------
                                             (Pounds)   (Pounds)     (Pounds)
Revenues.................................... 1,711,318  2,194,050     695,017
Cost of services............................ 1,061,696  1,339,933     565,745
                                             ---------  ---------    --------
Gross profit................................   649,622    854,117     129,272
Selling, general and administrative......... 1,133,261  1,077,033     460,645
                                             ---------  ---------    --------
Loss from operations........................  (483,639)  (222,916)   (331,373)
Other income................................   854,353      7,472     292,223
Net interest receivable.....................    11,626      5,563       2,672
                                             ---------  ---------    --------
Profit (loss) on ordinary activities before
 taxation...................................   382,340   (209,881)    (36,478)
Income tax (benefit) provision..............   (97,700)    66,265      13,045
                                             ---------  ---------    --------
Net income (loss)...........................   284,640   (143,616)    (23,433)
                                             =========  =========    ========

There were no recognised gains or losses in each of the periods above, other than the retained income (loss) for the period.

       The accompanying notes are an integral part of these statements.

                         SPEARHEAD EXHIBITIONS LIMITED

  CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (POUNDS STERLING)

                                                      ADDITIONAL                           TOTAL
                          SHARE CAPITAL  SUBSCRIPTION  PAID-IN   REVALUATION RETAINED  SHAREHOLDERS'
                         SHARES  AMOUNT   RECEIVABLE   CAPITAL     RESERVE   EARNINGS     EQUITY
                         ------ -------- ------------ ---------- ----------- --------  -------------
                                (Pounds)   (Pounds)    (Pounds)   (Pounds)   (Pounds)    (Pounds)
Balance at March 31,
 1993................... 10,000   10,000        --          --     600,000    208,013      818,013
  Net income............                                                      284,640      284,640
                         ------ --------   --------    --------   --------   --------    ---------
Balance at March 31,
 1994................... 10,000   10,000        --          --     600,000    492,653    1,102,653
  Issuance of shares....    526      526       (263)      9,736        --         --         9,999
  Net loss..............    --       --         --          --         --    (143,616)    (143,616)
                         ------ --------   --------    --------   --------   --------    ---------
Balance at March 31,
 1995................... 10,526   10,526       (263)      9,736    600,000    349,037      969,036
                         ====== ========   ========    ========   ========   ========    =========

        The accompanying notes are an integral part of these statements.

                         SPEARHEAD EXHIBITIONS LIMITED

             CONSOLIDATED STATEMENT OF CASH FLOWS (POUNDS STERLING)

                                                                         FIVE
                                                                        MONTHS
                                                  YEAR ENDED MARCH      ENDED
                                                         31,          AUGUST 31,
                                                    1994      1995       1995
                                                  --------  --------  ----------
                                                  (Pounds)  (Pounds)   (Pounds)
OPERATING ACTIVITIES
Net income (loss)...............................   284,640  (143,616)   (23,433)
Adjustments to reconcile net income (loss) to
 net cash provided by (used in) operating
 activities:
  Depreciation and amortization.................    29,030    54,561     24,366
Changes in operating assets and liabilities:
  Accounts receivable...........................  (303,736) (336,033)   675,910
  Prepaid expenses and other assets.............  (147,960) (130,808)   (33,545)
  Accounts payable..............................   115,483   148,724   (230,910)
  Accrued liabilities and deferred income, tax
   liabilities, and other current liabilities...   688,704   236,842   (280,919)
                                                  --------  --------   --------
Net cash provided by (used in) operating
 activities.....................................   666,161  (170,330)   131,469
                                                  --------  --------   --------
INVESTING ACTIVITIES
  Proceeds from disposal of property and
   equipment....................................    21,213    12,687     14,841
  Purchases of property and equipment...........   (63,201)  (99,393)   (13,237)
                                                  --------  --------   --------
Net cash (used in) provided by investing
 activities.....................................   (41,988)  (86,706)     1,604
                                                  --------  --------   --------
FINANCING ACTIVITIES
  Repayment of capital lease obligations........    (6,410)  (20,931)   (13,756)
  Proceeds from issuance of shares..............       --      9,999        --
                                                  --------  --------   --------
Net cash used in financing activities...........    (6,410)  (10,932)   (13,756)
                                                  --------  --------   --------
Net increase (decrease) in cash and cash
 equivalents....................................   617,763  (267,968)   119,317
Cash and cash equivalents at beginning of
 period.........................................   120,252   738,015    470,047
                                                  --------  --------   --------
Cash and cash equivalents at end of period......   738,015   470,047    589,364
                                                  ========  ========   ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Interest paid.................................    10,194    10,495      2,100
                                                  ========  ========   ========
  Taxes paid....................................       --     13,099        --
                                                  ========  ========   ========
NON-CASH INVESTING AND FINANCING ACTIVITIES
  Acquisition of property and equipment through
   capital leases...............................       --     62,793        --
                                                  ========  ========   ========

     The accompanying notes are an integral part of these statements.

                         SPEARHEAD EXHIBITIONS LIMITED

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF FINANCIAL STATEMENTS

 (a) Principles of consolidation

  The consolidated financial statements include the financial statements of Spearhead Exhibitions Limited ("Spearhead") and its wholly owned subsidiaries.

  All material intercompany balances and transactions have been eliminated in consolidation.

 (b) Use of estimates

  The preparation of financial statements in conformity with United States generally accepted accounting principles ("U.S. GAAP") requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

 (c) Companies Act 1985

  These financial statements do not comprise statutory accounts within the meaning of section 240 of the Companies Act 1985 of Great Britain (the "Companies Act"). Spearhead's statutory accounts, which are its primary financial statements, are prepared in accordance with accounting principles generally accepted in the United Kingdom ("U.K. GAAP") in compliance with the Companies Act and are presented in pounds sterling. Statutory accounts for the years ended March 31, 1995 and 1994 have been prepared and the auditors have given unqualified audit reports thereon. Such accounts have been delivered to the Registrar of Companies for England and Wales. The accounts for the five month period ended August 31, 1995 are non-statutory accounts.

2. SIGNIFICANT ACCOUNTING POLICIES

 Depreciation

  Depreciation is provided on all tangible fixed assets at rates calculated to write off the cost, less estimated residual value, of each asset evenly over its expected useful life as follows:

            Motor vehicles                       --                            over 4 years
            Office equipment                     --                            over 4 years
            Office furniture                     --                            over 5 years
            Leasehold improvements               --                            over 5 years

 Deferred taxation

  Deferred taxation is provided using the liability method on all timing differences to the extent that they are expected to reverse in the future without being replaced, calculated at the rate at which it is anticipated the timing differences will reverse.

 Leasing and hire purchase commitments

  Assets held under finance leases, which are leases where substantially all the risks and reward of ownership of the assets have passed to the group, and hire purchase contracts are capitalised in the balance sheets and are depreciated over their useful lives. The capital elements of future obligations under leases and hire purchase contracts are included as liabilities in the balance sheets. The interest elements of

                         SPEARHEAD EXHIBITIONS LIMITED

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Leasing and hire purchase commitments (continued)

the rental obligations are charged in the profit and loss account over the periods of the leases and hire purchase contracts and represent a constant proportion of the balance of capital repayments outstanding.

  Rentals payable under operating leases are charged in the profit and loss account on a straight-line basis over the lease term.

 Work in progress

  Work in progress is stated at the lower of cost and net realisable value. Cost includes all direct costs incurred which relate to exhibitions held subsequent to the balance sheet date.

 Revenues

  Revenues represents the invoiced value of services provided net of value added tax in respect of exhibitions and conferences held in the period.

3. PROPERTY AND EQUIPMENT

  Property and equipment comprise:

                                                                   MARCH 31,
                                                                 1994     1995
                                                               -------- --------
                                                               (Pounds) (Pounds)
     Furniture and equipment.................................. 119,488   79,324
     Motor vehicles...........................................  81,259  106,125
     Leasehold improvements...................................     --    43,736
                                                               -------  -------
                                                               200,747  229,185
     Less accumulated depreciation............................ 155,630   88,821
                                                               -------  -------
                                                                45,117  140,364
                                                               =======  =======

4. EMPLOYEE PENSION PLANS

  The group operates a non-contributory, discretionary pension scheme for certain employees. The assets of the scheme are held separately from the assets of the group. Contributions have been expensed as they become payable. The amount of contributions expensed were (Pounds)57,069 for the year ended March 31, 1994, (Pounds)100,000 for the year ended March 31, 1995 and (Pounds) nil for the five month period ended August 31, 1995.

5. INCOME TAXES

  For the years ended March 31, 1994 and 1995, and for the five month period ended August 31, 1995, Spearhead and all of its subsidiaries were subject to U.K. taxation only. Accordingly, income taxes have been provided based on applicable U.K. tax rates.

                         SPEARHEAD EXHIBITIONS LIMITED

5. INCOME TAXES (CONTINUED)

The following table analyses the difference between the U.K. tax rate and the effective tax rate:

                                                                        FIVE
                                                                    MONTHS ENDED
                                         YEAR ENDED MARCH 31         AUGUST 31,
                                          1994 (EST)    1995            1995
                                         ------------  ----------   ------------
U.K. statutory rate.....................         33.0       (33.0)     (33.0)
Permanent disallowables for U.K. tax....          0.9         0.9         .7
Utilisation of net operating losses.....         (8.6)       (2.9)       --
Deferred tax adjustments................          0.3         1.2         .8
Other net--prior year adjustment........          --          2.2       (4.2)
                                            ---------  ----------      -----
Effective tax rate......................         25.6%      (31.6)%    (35.7)%
                                            =========  ==========      =====

6. COMMITMENTS

  Spearhead leases its facilities under non-cancelable operating lease agreements which expire at various dates through 2014. In addition, Spearhead leases certain equipment under long-term lease agreements that are classified as capital leases. These capital leases terminate at various dates through 1999. Total equipment acquired under these capitalised leases, which collateralise such borrowings, are as follows:

                                                  MARCH 31, MARCH 31, AUGUST 31,
                                                    1994      1995       1995
                                                  --------- --------- ----------
                                                  (Pounds)  (Pounds)   (Pounds)
Motor vehicles...................................  58,430     79,325    88,225
Office equipment.................................     --      25,662       --
                                                   ------    -------    ------
                                                   58,430    104,987    88,225
Less accumulated depreciation....................  37,413     33,979    44,726
                                                   ------    -------    ------
                                                   21,017     71,008    43,499
                                                   ======    =======    ======

  Future minimum annual lease payments under all non-cancelable operating and capital leases are as follows:

                                                             OPERATING CAPITAL
                      YEAR ENDED AUGUST 31,                   LEASES    LEASES
                      ---------------------                  --------- --------
                                                             (Pounds)  (Pounds)
     1996...................................................    65,022  33,489
     1997...................................................    63,702  16,481
     1998...................................................    60,770   4,925
     1999...................................................    58,727     --
     2000...................................................    55,790     --
     2001...................................................    55,330     --
     2002-2014..............................................   701,350     --
                                                             --------- -------
     Total minimum payments................................. 1,060,691  54,895
                                                             =========
     Less amounts representing interest.....................            (5,311)
                                                                       -------
     Present value of capital lease obligations.............            49,584
     Less current portion of capital lease obligations......           (29,690)
                                                                       -------
     Long-term portion of capital lease obligations.........            19,894
                                                                       =======

  Rental expenses under operating leases totalled (Pounds)54,555 and (Pounds)50,083 for the years ended March 31, 1994 and 1995, respectively, and (Pounds)25,973 for the five month period ended August 31, 1995.

                         SPEARHEAD EXHIBITIONS LIMITED

7. CONCENTRATIONS OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

  Potential concentrations of credit risk to Spearhead consist principally of cash, cash equivalents and trade receivables. Spearhead only deposits short-term cash surpluses with high credit quality banks.

8. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

  The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the U.K. (U.K. GAAP), which differ in certain respects from U.S. generally accepted accounting principles (U.S.
GAAP). A description of the significant difference between U.K. GAAP and U.S. GAAP applicable to Spearhead is set out below:

 Revaluation Reserve

  Under U.K. GAAP the group's investment in the Offshore Europe Partnership has been shown at a valuation of (Pounds)600,000. Under U.S. GAAP such a valuation is not permitted and the investment would be carried at its historical cost of (Pounds)nil. Accordingly, under U.S. GAAP, the revaluation reserve would be eliminated and shareholders' equity would be reduced by (Pounds)600,000 at March 31, 1994 and 1995.
9. SUBSEQUENT EVENT

  Effective September 1, 1995, the shareholders of Spearhead Exhibitions Limited entered into a stock purchase agreement with Production Group International, Inc. ("PGI") whereby PGI purchased all of the outstanding shares of Spearhead for $4,532,000 in cash and $4,000,000 in notes payable.

           UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

  The unaudited pro forma combined statement of operations for the year ended August 31, 1996 gives effect to the acquisition of (i) Ray Bloch Productions, Inc., (ii) Timberline Productions, Inc., (iii) Epic Enterprises, Inc., (iv) Epic Enterprises of Nevada, Inc., and (v) other acquisitions completed during fiscal year 1996 as if they had occurred on September 1, 1995.

  The unaudited pro forma combined statement of operations is based on available information and on certain assumptions and adjustments described in the accompanying notes which the Company believes are reasonable. The unaudited pro forma combined statement of operations is provided for informational purposes only and does not purport to present the results of operations of the Company had the transactions assumed therein occurred on or as of the dates indicated, nor are they necessarily indicative of the results of operations which may be achieved in the future. The unaudited pro forma combined statement of operations should be read in conjunction with Management's Discussion and Analysis of Financial Conditions and Results of Operations and the financial statements of the Company, including the notes thereto, included elsewhere in this Prospectus.

                        YEAR ENDED AUGUST 31, 1996

                  (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          HISTORICAL  HISTORICAL                                PRO
                   HISTORICAL  HISTORICAL   HISTORICAL       EPIC        EPIC         OTHER      ACQUISITION   FORMA
                     PGI(A)   RAY BLOCH(B) TIMBERLINE(C) SAN DIEGO(D) NEVADA(E)  ACQUISITIONS(F) ADJUSTMENTS  COMBINED
                   ---------- ------------ ------------- ------------ ---------- --------------- -----------  --------
Revenues.........   $ 78,290     $4,571       $2,620        $2,884      $2,095        $1,066        $ --      $ 91,526
Cost of
 services........     53,153      3,442        1,559         1,521       1,061           697          --        61,433
                    --------     ------       ------        ------      ------       -------        -----     --------
 Gross profit....     25,137      1,129        1,061         1,363       1,034           369          --        30,093
Selling and
 operating
 expenses........     22,328      1,090        1,203           798       1,072           476          --        26,966
Corporate general
 and
 administrative
 expenses........      5,923        --           --            --          --            --           --         5,923
Amortization of
 acquisition
 costs...........        669        --           --            --          --            --           247(g)       916
Reorganization
 and
 consolidation
 expenses........      6,897        --           --            --          --            --           --         6,898
                    --------     ------       ------        ------      ------       -------        -----     --------
 Operating income
  (loss).........    (10,680)        39         (142)          565         (38)         (107)        (247)     (10,610)
Interest income
 (expense), net..       (935)        39          (11)           46          (4)          --           (69)(h)     (934)
Other income.....        245          4           22            12          28            11                       322
                    --------     ------       ------        ------      ------       -------        -----     --------
Income (loss)
 before taxes....    (11,370)        82         (131)          623         (14)          (96)        (316)     (11,222)
Income tax
 provision
 (benefit).......       (716)        31          --            --          --            --            53(i)      (632)
                    --------     ------       ------        ------      ------       -------        -----     --------
 Net income
  (loss).........   $(12,086)    $  113       $ (131)       $  623      $  (14)      $   (96)       $(263)    $(11,854)
                    ========     ======       ======        ======      ======       =======        =====     ========
 Pro forma net
  income (loss)
  per common
  share(j).......                                                                                             $
                                                                                                              ========
 Weighted average
  shares
  outstanding....
                                                                                                              ========      ===

-------

(a) Statement of Operations for the year ended August 31, 1996 for PGI.

(b) Statement of Operations for the period from September 1, 1995 through December 31, 1995 for Ray Bloch Productions, Inc.

(c) Statement of Operations for the period from September 1, 1995 through March 31, 1996 for Timberline Productions, Inc.

(d) Statement of Operations for the period from September 1, 1995 through January 31, 1996 for Epic Enterprises, Inc.

(e) Statement of Operations for the period from September 1, 1995 through June 30, 1996 for Epic Enterprises of Nevada, Inc.

(f) Statement of operations for other acquisitions for the period from September 1, 1995 through the acquisition date.

(g) Adjustments to reflect $247,000 of amortization expense related to goodwill based on amortization periods ranging from 15 to 40 years.

(h) Adjustments to reflect $69,000 of interest expense related to subordinated notes payable for the 1996 acquisitions.

(i) Adjustments to reflect income tax benefit of $53,000 for Timberline as if Timberline had been taxed as a C corporation, prior to acquisition, Timberline was an S Corporation and accordingly, did not record any corporate income taxes.

(j) See Note 2 of Notes to Consolidated Financial Statements for a description of the determination of weighted average of common shares outstanding.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PRO-SPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JU-RISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                 ------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Historical Overview.......................................................   11
Use of Proceeds...........................................................   12
Dividend Policy...........................................................   12
Dilution..................................................................   13
Capitalization............................................................   14
Selected Consolidated Financial and Operating Data........................   15
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   16
Business..................................................................   24
Management................................................................   33
Certain Transactions......................................................   42
Principal Stockholders....................................................   43
Description of Capital Stock..............................................   45
Shares Eligible for Future Sale...........................................   47
Underwriting..............................................................   49
Legal Matters.............................................................   50
Experts...................................................................   50
Additional Information....................................................   51
Index to Consolidated Financial Statements................................  F-1

                                 ------------

  UNTIL , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EF-FECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PAR-TICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOT-MENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                      Shares


                          [LOGO OF PGI APPEARS HERE]

                                 Common Stock

                                 ------------

                                  PROSPECTUS

                                 ------------



                              Alex. Brown & Sons
                                 INCORPORATED

                             Montgomery Securities

                         Robertson, Stephens & Company




                                    , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the various expenses in connection with the sale and distribution of the securities offered hereby, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq listing fee.

   Securities and Exchange Commission filing fee....................... $17,215
   National Association of Securities Dealers, Inc. filing fee.........   6,181
   Nasdaq listing fee..................................................  42,000
   Transfer agent's and registrar's fees...............................  11,400
   Printing expenses................................................... 250,000
   Legal fees and expenses.............................................
   Accounting fees and expenses........................................
   Blue Sky filing fees and expenses...................................   5,000
   Miscellaneous expenses..............................................
                                                                        -------
     Total............................................................. $
                                                                        =======

14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. The Registrant's Bylaws include provisions to require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145, including circumstances in which indemnification is otherwise discretionary.
Section 145 also empowers the Registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

  At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

  The Underwriting Agreement filed as Exhibit 1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its directors and officers, and by the Registrant of the Underwriters, for certain liabilities arising under the Securities Act of 1933, as amended (the "Act") or otherwise.

15. RECENT SALES OF UNREGISTERED SECURITIES

  A. The Registrant was reincorporated in Delaware in October 1996. During the past three years, the Registrant's predecessor has issued unregistered securities in the transactions described below. Securities issued in such transactions were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Act, relating to sales by an issuer not involving any public offering, or under Rule 701 under the Act. The sales of securities were made without the use of an underwriter and the certificates evidencing the shares bear a restrictive legend permitting the transfer thereof only upon registration of the shares or an exemption under the Act.

  (1) In November 1993, the Company issued and sold an aggregate of 1,231,151 shares of Series C Preferred Stock to six accredited investors, as such term is defined in Rule 501 of the Act ("Accredited Investors") at a purchase price of $2.60 per share. In January 1994, the Company issued and sold additional 29,000 shares of Series C Preferred Stock to four employees at a purchase price of $2.60 per share. The Company received an aggregate consideration of approximately $3.3 million for such sales.

  (2) In February 1995, the Company issued and sold an aggregate of 1,574,997 shares of Series D Preferred Stock to eight Accredited Investors at a purchase price of $7.00 per share. The Company received an aggregate consideration of approximately $11 million.

  (3) In February 1996, the Company issued and sold an aggregate of 646,707 shares of Series E Preferred Stock to ten Accredited Investors at a purchase price of $8.35 per share. In April 1996, the Company issued and sold additional 718,563 shares of Series E Preferred Stock to 11 Accredited Investors at a purchase of $8.35 per share. In June 1996, the Company issued and sold additional 276,705 shares of Series E Preferred Stock to five Accredited Investors at a purchase price of $8.35 per share. In September 1996, the Company issued and sold additional 154,432 shares of Series E Preferred Stock to an Accredited Investor at a purchase price of $8.35 per share. The Company received an aggregate consideration of approximately $15 million for sales of an aggregate of 1,796,407 shares of Series E Preferred Stock.

  (4) From January 1991 through December 15, 1996, the Company granted to various employees and consultants stock options under the Company's 1995 stock plans and other stock option agreements to purchase an aggregate of 1,041,800 shares of Common Stock which are exercisable at prices ranging from $0.01 to $6.50 per share, of which stock options for 2,411 shares have been exercised.

16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

  1.1*   Form of Underwriting Agreement.
  3.1    Certificate of Incorporation of the Registrant, as amended.
  3.2    By-Laws of the Registrant.
  4.1*   Specimen stock certificate for shares of Common Stock of the
         Registrant.
  5.1*   Opinion of Piper & Marbury L.L.P. regarding legality of securities being registered.
 10.1*   Registrant's 1995 Stock Option/Stock Issuance Plan (Virginia).
 10.2*   Registrant's 1995 Stock Option/Stock Issuance Plan (California).
 10.3    Registrant's 1997 Directors' Stock Option Plan.
 10.4    Registrant's Financing and Security Agreement with The First National
         Bank of Maryland, dated as of October 18, 1995.
 10.4.1* Registrant's Amended and Restated Financing and Security Agreement
         with the First National Bank of Maryland, dated as of November 27,
         1996.
 10.5    Contract for Employment for Executive Management by and between
         Douglas L. Ducate, dated as of November 22, 1994.
 10.6    Contract for Employment for Executive Management by and between the
         Registrant and Cyril M. Wismar, dated as of December 28, 1994.
 10.7    Contract for Employment for Executive Management by and between Robert
         A. Kirkland, dated as of October 11, 1995.
 10.8    Contract for Employment for Executive Management by and between John
         M. Green, dated as of November 21, 1995.
 10.9    Contract for Employment for Executive Management by and between
         Richard S. Bartell, dated as of January 19, 1996.
 10.10   Contract for Employment for Executive Management by and between the
         Registrant and Edward P. Doody, dated as of March 21, 1996.
 10.11   Contract for Employment for Executive Management by and between the
         Registrant and Mark N. Sirangelo, dated as of September 1, 1996.
 10.12   Share Acquisition Agreement by and between the Registrant and the parties named therein, dated as of September 5, 1995.
 10.13   Stock Purchase Agreement by and between the Registrant and the parties named therein, dated as of January 1, 1996.
 10.14   Stock Purchase Agreement by and between the Registrant and the parties named therein, dated as of February 1, 1996, as amended.
 10.15   Stock Purchase Agreement by and between the Registrant and the parties named therein, dated as of April 1, 1996
 10.16   Stock Purchase Agreement by and between the Registrant and the parties named therein, dated as of July 1, 1996, as amended.
 10.17   Series D Convertible Preferred Stock Purchase Agreement by and between the Registrant and the parties named therein, dated as of February 10,
         1995.
 10.18   Series E Convertible Preferred Stock Purchase Agreement by and between the Registrant and the parties named therein, dated as of February 22,
         1996.
 10.19   Amendment No. 1 to Series E Convertible Preferred Stock Purchase
         Agreement by and between the Registrant and the parties named therein, dated as of June 19, 1996.
 10.20   Amendment No. 2 to Series E Convertible Preferred Stock Purchase
         Agreement by and between the Registrant and the parties named therein, dated as of September 26, 1996.

 10.21 Second Restated Investors' Rights Agreement, dated as of February 22,
       1996.
 11.1+ Statement of computation of loss per share.
 21.1  Subsidiaries of the Registrant.
 23.1* Consent of Ernst & Young LLP
 23.2* Consent of Kingston Smith, Chartered Accountants
 23.3* Consent of Ernst & Young, Chartered Accountants
 23.4* Consent of Piper & Marbury L.L.P. (to be included as part of Exhibit 5.1 hereto).
 24.1  Power of Attorney (included in signature pages).
 27.1* Financial Data Schedule.

  (b) Financial Statement Schedules

      SCHEDULE                                               DESCRIPTION
      --------                                               -----------





--------

* Filed herewith.

+To be filed by amendment.

17. UNDERTAKINGS

  A. The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

  B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporate Law, the Certificate of Incorporation and the Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  C. (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Arlington, Commonwealth of Virginia, on the 17th day of December, 1996.

                                          Production Group International, Inc.


                                          By:      /s/ Mark N. Sirangelo
                                              ---------------------------------
                                                     MARK N. SIRANGELO
                                              CHAIRMAN OF THE BOARD, PRESIDENT
                                                 AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

              SIGNATURE                        TITLE                 DATE
              ---------                        -----                 ----


     /s/ Mark N. Sirangelo      Chairman of the Board,           December 17, 1996
-------------------------------  President and Chief
       MARK N. SIRANGELO         Executive Officer
                                 (Principal Executive
                                 Officer)

    /s/ Richard S. Bartell      Senior Vice President and        December 17, 1996
-------------------------------  Chief Financial Officer
      RICHARD S. BARTELL         (Principal Financial
                                 Accounting Officer)

               *                Director and Vice Chairman       December 17, 1996
-------------------------------  of the Board
    DARRYL HARTLEY-LEONARD


               *                Senior Vice President and        December 17, 1996
-------------------------------  Director
        EDWARD P. DOODY


               *                Director                         December 17, 1996
-------------------------------
      ROBERT C. MCCORMACK


               *                Director                         December 17, 1996
-------------------------------
       PETER C. WENDELL



*By: /s/ Edwin M. Martin, Jr.
     --------------------------
       EDWIN M. MARTIN, JR.
         Attorney-in-Fact

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Production Group International, Inc.

  We have audited the consolidated financial statements of Production Group International, Inc. as of August 31, 1995 and 1996, and for each of the three years in the period ended August 31, 1996 and have issued our report thereon dated October 24, 1996 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. The schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit.

  In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                         Ernst & Young LLP

Vienna, Virginia
October 24, 1996

-------------------------------------------------------------------------------

  The foregoing report is in the form that will be signed upon the completion of the net income (loss) per share calculation once the initial public offering price is known.

                                                     /s/ Ernst & Young LLP

Vienna, Virginia
December 16, 1996

            SCHEDULE 1--VALUATION AND QUALIFYING ACCOUNT AND RESERVE

                      PRODUCTION GROUP INTERNATIONAL, INC.

                             BALANCE AT
                            BEGINNING OF                          BALANCE AT
      CLASSIFICATION           PERIOD    ADDITIONS DEDUCTIONS    END OF PERIOD
      --------------        ------------ --------- ----------    -------------
Allowance for doubtful ac-
 counts:
 Year ended August 31,
  1994.....................   $100,000    264,400    (14,400)(1)   $350,000
 Year ended August 31,
  1995.....................   $350,000    694,500   (600,500)(1)   $444,000
 Year ended August 31,
  1996.....................   $444,000    708,484   (327,484)(1)   $825,000

--------
(1)  Write off of accounts receivable.

                                 EXHIBIT INDEX

 EXHIBIT NO. DESCRIPTION OF EXHIBIT
 ----------- ----------------------
  1.1*       Form of Underwriting Agreement.
  3.1        Certificate of Incorporation of the Registrant, as amended.
  3.2        By-Laws of the Registrant.
  4.1*       Specimen stock certificate for shares of Common Stock of the
             Registrant.
  5.1*       Opinion of Piper & Marbury L.L.P. regarding legality of securities being registered.
 10.1*       Registrant's 1995 Stock Option/Stock Issuance Plan (Virginia).
 10.2*       Registrant's 1995 Stock Option/Stock Issuance Plan (California).
 10.3        Registrant's 1997 Directors' Stock Option Plan.
 10.4        Registrant's Financing and Security Agreement with The First
             National Bank of Maryland, dated as of October 18, 1995.
 10.4.1*     Registrant's Amended and Restated Financing and Security Agreement
             with the First National Bank of Maryland, dated as of November 27,
             1996.
 10.5        Contract for Employment for Executive Management by and between
             Douglas L. Ducate, dated as of November 22, 1994.
 10.6        Contract for Employment for Executive Management by and between the Registrant and Cyril B. Wismar, dated as of December 28, 1994.
 10.7        Contract for Employment for Executive Management by and between
             Robert A. Kirkland, dated as of October 11, 1995.
 10.8        Contract for Employment for Executive Management by and between
             John M. Green, dated as of November 21, 1995.
 10.9        Contract for Employment for Executive Management by and between
             Richard S. Bartell, dated as of January 19, 1996.
 10.10       Contract for Employment for Executive Management by and between the Registrant and Edward P. Doody, dated as of March 21, 1996.
 10.11       Contract for Employment for Executive Management by and between the Registrant and Mark N. Sirangelo, dated as of September 1,
             1996.
 10.12       Share Acquisition Agreement by and between the Registrant and the parties named therein, dated as of September 5, 1995.
 10.13       Stock Purchase Agreement by and between the Registrant and the parties named therein, dated as of January 1, 1996.
 10.14       Stock Purchase Agreement by and between the Registrant and the parties named therein, dated as of February 1, 1996, as amended.
 10.15       Stock Purchase Agreement by and between the Registrant and the parties named therein, dated as of April 1, 1996
 10.16       Stock Purchase Agreement by and between the Registrant and the parties named therein, dated as of July 1, 1996, as amended.
 10.17       Series D Convertible Preferred Stock Purchase Agreement by and
             between the Registrant and the parties named therein, dated as of
             February 10, 1995.
 10.18       Series E Convertible Preferred Stock Purchase Agreement by and
             between the Registrant and the parties named therein, dated as of
             February 22, 1996.
 10.19       Amendment No. 1 to Series E Convertible Preferred Stock Purchase
             Agreement by and between the Registrant and the parties named therein, dated as of June 19, 1996.
 10.20       Amendment No. 2 to Series E Convertible Preferred Stock Purchase
             Agreement by and between the Registrant and the parties named therein, dated as of September 26, 1996.

 EXHIBIT NO. DESCRIPTION OF EXHIBIT
 ----------- ----------------------
 10.21       Second Restated Investors' Rights Agreement, dated as of February
             22, 1996.
 11.1+       Statement of computation of loss per share.
 21.1        Subsidiaries of the Registrant.
 23.1*       Consent of Ernst & Young LLP
 23.2*       Consent of Kingston Smith, Chartered Accountants
 23.3*       Consent of Ernst & Young, Chartered Accountants
 23.4*       Consent of Piper & Marbury L.L.P. (to be included as part of
             Exhibit 5.1 hereto).
 24.1        Power of Attorney (included in signature pages).
 27.1*       Financial Data Schedule.

--------

* Filed herewith.